   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2003


                                                      REGISTRATION NO. 333-18397
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            POST-EFFECTIVE AMENDMENT
                               NO. 15 ON FORM S-1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              TRUSERV CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                                    5070                                   36-2099896
     (State of Incorporation)      (Primary Industrial Classification Code Number)   (I.R.S. Employer Identification
                                                                                                   No.)


                           8600 WEST BRYN MAWR AVENUE
                             CHICAGO, IL 60631-3505
                                 (773) 695-5000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            PAMELA FORBES LIEBERMAN
                     President and Chief Executive Officer
                              TruServ Corporation
                           8600 West Bryn Mawr Avenue
                             Chicago, IL 60631-3505
                                 (773) 695-5000
                              Fax: (773) 695-6563
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                            ------------------------

                                    Copy to:

                                NATALIA DELGADO
                          Goldberg, Kohn, Bell, Black,
                           Rosenbloom & Moritz, Ltd.
                        55 E. Monroe Street, Suite 3700

                          Chicago, Illinois 60603-5802

                                 (312) 201-3989
                              Fax: (312) 332-2196
                            ------------------------


As soon as practicable after the effective date of this Post-Effective Amendment to the Registration Statement.

                            ------------------------


       (Approximate date of commencement of proposed sale to the public)


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              TRUSERV CORPORATION
             239,940 SHARES OF CLASS A COMMON STOCK, $100 PAR VALUE
                            (IN UNITS OF 60 SHARES)


     THE CLASS A COMMON STOCK IS OFFERED EXCLUSIVELY TO RETAILERS AND RENTERS OF HARDWARE AND RELATED PRODUCTS, WHEN THEY BECOME MEMBERS OF TRUSERV CORPORATION.



     THE COMMON STOCK CANNOT BE TRANSFERRED WITHOUT TRUSERV'S CONSENT. TRUSERV RETAINS AN AUTOMATIC LIEN OR RIGHT OF SET OFF AGAINST THE COMMON STOCK AND ANY ACCRUED PATRONAGE DIVIDENDS FOR ANY DEBTS THAT MEMBERS OWE TRUSERV. TRUSERV HAS NOT PAID NOR DOES TRUSERV PLAN TO PAY IN THE FUTURE ANY DIVIDENDS ON THE CLASS A COMMON STOCK.



     THERE IS NO EXISTING MARKET FOR THE COMMON STOCK AND TRUSERV DOES NOT EXPECT THAT ONE WILL DEVELOP.



  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS.

                               ------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN FLORIDA THE SECURITIES COVERED BY THIS PROSPECTUS HAVE NOT BEEN REGISTERED WITH THE STATE OF FLORIDA BUT ARE BEING OFFERED UNDER A LIMITED OFFERING EXEMPTION WHICH ALLOWS FLORIDA PURCHASERS TO CANCEL THEIR PURCHASES OF THIS STOCK WITHIN 3 DAYS AFTER MAKING ANY PAYMENT ON ACCOUNT OF THE PURCHASE PRICE.


WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN, OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY STATE WHERE IT IS UNLAWFUL TO MAKE THAT TYPE OF SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR COMPANY'S AFFAIRS AFTERWARD.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                PER UNIT              TOTAL
-------------------------------------------------------------------------------------------------
Public price............................................         $6,000         $23,994,000(1)(2)
Underwriting discounts..................................          none               none  (3)
Proceeds to TruServ.....................................         $6,000          $23,994,000(4)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The offering price for the common stock is $100 per share, which is the par value per share. The offering price is determined pursuant to the retail member agreement between TruServ and its members. The par value of the common stock was arbitrarily determined.


(2) The shares are offered in units of 60 shares each. The minimum purchase is 60 shares for each store owned up to the maximum of 300 shares per member (five units).



(3) There are no underwriters in this offering. TruServ is offering the common stock directly to potential members.



(4) There are no firm commitments for the sale of these securities. If the whole offering is sold, TruServ will receive $23,994,000 before estimated expenses of $170,000.

                               ------------------

                      THESE SECURITIES ARE OFFERED THROUGH

                              TRUSERV CORPORATION

                           8600 WEST BRYN MAWR AVENUE

                          CHICAGO, ILLINOIS 60631-3505
                                 (773) 695-5000
                         THE DATE OF THIS PROSPECTUS IS

                                          , 2003

                                    SUMMARY

                 ($ IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



     This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that you should consider before buying shares in this offering. You should read the entire prospectus carefully, including TruServ's Consolidated Financial Statements and the related Notes beginning at page F-1.


TRUSERV


     TruServ is principally engaged as a wholesaler of hardware and related products and is a manufacturer and distributor of paint products. TruServ is one of the largest hardware/home center cooperatives in the United States. While TruServ is organized as a Delaware corporation, it functions as a cooperative of its members.


RECENT FINANCIAL RESULTS


     For the thirty-nine weeks ended September 27, 2003 TruServ had a net margin of $11,010 after a $19,221 charge related to the refinancing of senior debt, as described below, compared to a net margin of $21,014 for the same period in 2002.



     For the fiscal year ended December 31, 2002, TruServ had a net margin of $21,153 compared to a net loss of $50,687 at December 31, 2001. In 2002 and for the thirty-nine weeks ended September 27, 2003, TruServ benefited from the closure of distribution centers and the related headcount reductions, the costs of which were taken in 2001 as part of an aggregate non-operating charge of $57,341, mostly related to financing fees, legal costs, restructuring charges and related expenses.



FINANCING AGREEMENTS



     On August 29, 2003, TruServ closed a new four-year $275,000 asset-based revolving credit facility (the "Bank Facility"). The Bank Facility was used to refinance the existing senior revolving credit facility and senior notes. Borrowings under the Bank Facility are limited to the lesser of $275,000 or a borrowing base comprised of the calculated collateral value of eligible assets. Under the terms of the Bank Facility agreement, the interest rate is variable at TruServ's option of LIBOR (London Interbank Offering Rate) plus 2.25% or prime plus 0.25%. The Bank Facility pricing includes a performance grid based upon a fixed charge coverage ratio, measured quarterly beginning in March 2004. The unused commitment fee is 0.375%. Fees paid for closing the Bank Facility totaled $3,752 and TruServ will amortize these fees over the four-year term. Substantially all of the assets of TruServ and a pledge of 100% of the stock of TruServ's subsidiaries secure the Bank Facility.



     Upon closing the Bank Facility, TruServ incurred a net expense of $19,221 related to replacing its prior credit agreements. The net expense consisted of $26,927 of interest expense relating to the write-off of old and new senior note make-whole obligations and prepaid bank fees offset by $7,706 of other income TruServ achieved by negotiating partial debt forgiveness from the lenders under its prior credit agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     As a result of the lower interest rate of this new financing agreement and the elimination of make-whole amortization, TruServ benefitted from $1,767 of interest expense savings in the third quarter of 2003, is forecasted to save an additional $5,300 of interest in 2003 and is projecting $17,800 of interest savings in 2004.



COMMON STOCK


     TruServ has authorized Class A common stock and Class B common stock. TruServ sells the Class A common stock to its members pursuant to this prospectus. The Class B common stock, which is non-voting, is issued to holders of the Class A common stock as part of their patronage dividends. See "Description of Common Stock."

     TruServ's Class A common stock has a $100 par value per share. The Class A common stock is the sole voting stock of TruServ Corporation. Generally, TruServ offers the Class A common stock in units of 60 shares each to new members. The minimum purchase amount is 60 shares for each store; however, no TruServ member is permitted to acquire more than five units of Class A common stock for a maximum of 300 shares. Since October 2000, TruServ has temporarily waived the stock ownership requirement for new members. TruServ will resume offering shares of Class A common stock to new members when the registration statement for the Class A common stock has been declared effective.



     Members must pay cash for all Class A common stock purchases. However, pursuant to the Retail Member Agreement, Members may pay for the Class A common stock with a down payment and satisfy the balance in monthly installment payments.



     The common stock cannot be transferred without TruServ's consent. TruServ retains an automatic lien or right of set-off against the common stock and any accrued dividends for any debts that members owe TruServ. See "Description of Common Stock -- Set Off Rights of TruServ" and "-- Other Restrictions and Rights."



     Either TruServ or its members may terminate the Retail Member Agreement with 60 days' written notice. Pursuant to TruServ's By-Laws, if the Retail Member Agreement is terminated, TruServ will repurchase members' Class A common stock, and members are required to sell the stock back to TruServ. Also, pursuant to TruServ's By-Laws, the board of directors may delay the repurchase of the common stock if it believes the action is in the best interest of TruServ. TruServ cannot terminate any Retail Member Agreement unless two-thirds of its board of directors approves the termination. The only exceptions to this requirement are if a member should do any of the following:



     - becomes insolvent;



     - commits any act of bankruptcy;



     - files a voluntary petition in bankruptcy;



     - is adjudicated as bankrupt; or



     - commits a breach of any obligation under the Retail Member Agreement or any other agreement with TruServ or one of its subsidiaries that is not corrected within thirty days after TruServ gives the member written notice (10 days in case of nonpayment of accounts receivable statements or other financial obligations to TruServ, or within the applicable cure periods in an agreement with a TruServ subsidiary).



MORATORIUM ON THE REDEMPTION OF COMMON STOCK



     In 2000, TruServ's board of directors initiated a moratorium on the redemption of its stock. In light of the current financial circumstances of TruServ, the board of directors will be reviewing the continued need for the stock moratorium and has informed its members that a decision whether to maintain or lift the moratorium will be made prior to and announced at the March 28, 2004 annual shareholders' meeting. If a decision is made to lift the stock moratorium, the effective date of the end of the moratorium would be determined by March 28, 2004 and announced at such time. Therefore, a member should be prepared to hold shares of Class A common stock for an indefinite period of time, even if the member terminates the Retail Member Agreement. See "Risk Factors -- TruServ has a moratorium on stock redemption in place and you will not be able to have TruServ repurchase your stock should you wish to terminate your membership until the moratorium ends" and "Description of Common
Stock -- Moratorium on Redemptions of Capital Stock."



     Certain former members of TruServ have contested in legal proceedings the validity of the moratorium. See "Legal Proceedings."


RESTRICTIONS ON TRANSFERABILITY AND DIVIDEND POLICIES


     TruServ's stock is not listed or traded on any national securities exchange or on the national market system. It is offered exclusively to potential members in connection with joining the cooperative as a member. The purchase price and redemption price of the Class A common stock are equal to its par value. The par value of the capital stock, including the Class A common stock, was arbitrarily determined. The Class A common stock is restricted as to transferability and there is no public market for it. Members cannot transfer the Class A common stock to someone else without first offering TruServ the opportunity to repurchase the stock. TruServ has 90 days to repurchase the stock, at par value, before a member can otherwise dispose of the stock. In any event, a member may not transfer the Class A common stock to anyone without TruServ's consent. See "Risk Factors -- TruServ has a moratorium on stock redemption in place and you will not be able to have TruServ repurchase your stock should you wish to terminate your membership until the moratorium ends."



     TruServ retains an automatic lien on the Class A common stock and any patronage dividends that might have accrued to a member from TruServ to secure the member's debt, if any, payable to TruServ. See "Description of Common Stock -- Other Restrictions and Rights."



     TruServ does not pay dividends with respect to the Class A common stock. See "Description of Common Stock -- Dividend Rights" and "-- Distribution of Patronage Dividends."



ALLOCATION OF LOSSES TO CAPITAL STOCK



     During the third quarter of fiscal 2000, TruServ management developed and the board of directors approved a plan to equitably allocate to members the loss incurred in 1999. This loss was previously recorded as a reduction of retained earnings. TruServ has allocated the 1999 loss among its members, who were members during and through December 31, 1999, by establishing a loss allocation account as a contra-equity account in the consolidated balance sheet with the offsetting credit recorded to the accumulated deficit account. The loss allocation account reflects the sum of each member's proportionate share of the 1999 loss, after being reduced by certain amounts that were not allocated to members. The loss allocation account will be satisfied, on a member by member basis, by applying the portion of future non-cash patronage dividends as a reduction to the loss allocation account until fully satisfied. The loss allocation account may also be satisfied, on a member by member basis, by applying the par value of maturing member notes and related interest payments as a reduction to the loss allocation account until such account is fully satisfied. However, in the event a member should terminate as a stockholder of TruServ, any unsatisfied portion of that member's loss allocation account will be satisfied by reducing the redemption amount paid for the member's stock and note investments in TruServ. See related discussion in "Legal Proceedings."



     In fiscal 2001 TruServ recorded a loss of $50,687, which was retained by TruServ as part of the accumulated deficit account. The board of directors has determined that TruServ will continue to retain the fiscal 2001 loss as part of the accumulated deficit account. All or a portion of patronage income and all non-patronage income, if any, may be retained in the future to reduce the accumulated deficit account. TruServ has determined for each member that was a stockholder for all or part of 2001, its share of the fiscal 2001 loss that has been retained in the accumulated deficit account, based upon the member's proportionate Class A common stock and Class B common stock investment, as well as the member's purchases from TruServ in 2001. In the event a member terminates its status as a stockholder of TruServ, any remaining 2001 loss in the accumulated deficit account that is allocable to the terminating member will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ. See "Description of Common Stock -- Allocation of Patronage Dividends Against Loss Allocation Account."

                                  RISK FACTORS

                                ($ IN THOUSANDS)



     You should consider the following risks before investing in TruServ's Class A common stock:



TRUSERV HAS A MORATORIUM ON STOCK REDEMPTION IN PLACE AND YOU WILL NOT BE ABLE TO HAVE TRUSERV REPURCHASE YOUR STOCK SHOULD YOU WISH TO TERMINATE YOUR MEMBERSHIP UNTIL THE MORATORIUM ENDS.



     In March 2000, the board of directors of TruServ declared a moratorium on redemption of all of its capital stock. The board of directors declared the moratorium as the capital stock was then worth substantially less than its par value and redemption at par value would likely violate legal prohibitions against an impairment of capital. The board of directors concluded that it would be a violation of its fiduciary duties to proceed with redemptions of capital stock. The board of directors will consider the financial condition of TruServ, and will not lift the moratorium unless it can conclude that effecting redemptions of TruServ's capital stock will not "impair the capital" of TruServ, unfairly advantage some members to the disadvantage of others, or violate the terms and conditions of its debt agreements. As a result of such moratorium, you will not be able to have TruServ repurchase your Class A common stock or your Class B common stock, if any, should you wish to terminate your membership, until the moratorium is lifted. See "Description of Common Stock -- Moratorium on Redemptions of Capital Stock."



THERE IS NO MARKET FOR THE COMMON STOCK, THE COMMON STOCK IS SUBJECT TO VARIOUS RESTRICTIONS INCLUDING A RIGHT OF SETOFF BY TRUSERV, AND YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK OR HAVE IT REDEEMED EVEN UPON A TERMINATION OF THE MORATORIUM.



     There is currently no trading market for any of our common stock and we do not foresee a market developing at any time in the future. Therefore, you will not be able to liquidate your investment in the common stock for an indefinite period of time. You may not transfer the common stock without first offering it to TruServ for repurchase at its par value. TruServ is not currently repurchasing common stock as it has in effect a moratorium on repurchases.



     Investors should be aware that TruServ retains automatic liens on the Class A common stock and any patronage dividends, including all shares of Class B common stock, that might have accrued to the members. The By-Laws, the Retail Member Agreement and the Subscription to Shares Agreement that each member signs with TruServ provide that TruServ shall have a lien on, and a right of setoff against, any stock or notes issued to the member, including those issued as patronage dividends. With regard to patronage dividends, this lien and right of setoff encompasses any portion of the patronage dividend that is issued and exceeds 20% of the overall patronage dividend payable in any year. TruServ takes this lien/right of setoff in order to secure any member indebtedness that may, for whatever reason, exist in favor of TruServ or its subsidiaries.



TRUSERV HAS SUBSTANTIAL OUTSTANDING DEBT, ALL OF WHICH IS SENIOR TO THE COMMON STOCK AND, IN THE EVENT OF THE BUSINESS FAILURE OF TRUSERV, IT MAY NOT HAVE SUFFICIENT ASSETS TO REDEEM THE COMMON STOCK.



     TruServ is financed by debt capital obtained from various external sources principally under the Bank Facility and trade creditors. As a stockholder, your investment is subordinate to senior, secured debt, trade creditors and other unsecured liabilities and subordinated debt of TruServ. In the event of the business failure of TruServ, there may not be sufficient assets to redeem all or a portion of the common stock after payment of TruServ debt and other liabilities.



     As of September 27, 2003, the book value of net tangible assets was $634,207 and debt and other liabilities were $730,150. The liquidation value of the assets, especially if the assets are not sold as part of the ordinary course of business, may be less than the book value of the assets. These balances will change in the ordinary course of business.

TRUSERV HAS EXPERIENCED A DECLINE IN ITS MEMBER BASE AND ITS MEMBERS FACE STIFF RETAIL COMPETITION, AND TRUSERV'S SUCCESS DEPENDS ON THE SUCCESS OF ITS MEMBERS IN THE RETAIL MARKETPLACE.


     The success of TruServ Corporation is dependent upon continued support from its members in the form of purchases for their retail outlets to generate positive net margin and cashflow for TruServ. TruServ has lost approximately 12% and 11% of its retail outlets in 2002 and 2001, respectively. The number of retail and industrial distribution outlets that were members of TruServ at September 27, 2003 is approximately 6,275. The reduction in membership is due to retailer competition, TruServ's discontinuing relationships with members that did not meet the minimum purchase requirements and members' leaving TruServ to find an alternate source of supply. The retail hardware industry is characterized by intense competition. Independent hardware retailers, such as TruServ members, must remain competitive with the so-called "Big Box" stores such as Home Depot, Menards and Lowe's, as well as the diversified retailers such as Sears and Wal-Mart. These retail competitors may have greater resources, larger market shares and more widespread presence than TruServ members. The success of TruServ is highly dependent upon the success of its members' retail and industrial outlets in the marketplace.



                                    BUSINESS


                                ($ IN THOUSANDS)



TRUSERV HISTORY



     TruServ Corporation was organized as Cotter & Company, a Delaware corporation, in 1953. Upon its organization, it succeeded to the business of Cotter & Company, an Illinois corporation organized in 1948. On July 1, 1997, Cotter & Company merged with ServiStar Coast to Coast Corporation ("SCC"). SCC was a hardware wholesaler incorporated in 1935, under the name American Hardware Supply Company, with a strong presence in retail lumber and building materials. Following the merger, Cotter & Company was renamed TruServ Corporation. The merger united two similar organizations under the name of TruServ Corporation, creating one of the largest hardware/home center cooperatives in the United States. The goals were to: (i) lower pricing for the members by increasing buying power, (ii) increase potential for rebates by combining vendor purchases, and (iii) better leverage operating expenses by consolidating distribution centers and reducing duplicate corporate overhead costs.



     TruServ's main executive offices are located at 8600 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3505. Its main telephone number is (773) 695-5000. Its web page address is www.truserv.com.


GENERAL DESCRIPTION OF THE BUSINESS


     TruServ, organized as a cooperative, is one of the largest member-owned wholesalers of hardware and related merchandise in the United States, serving approximately 6,275 retail and industrial distribution outlets of its members as of September 27, 2003. TruServ also manufactures and sells paint and paint applicators.



     TruServ sells its products to hardware retailers, industrial distributors, garden centers and rental retailers who have entered into retail member agreements with it. TruServ serves its members by principally functioning as a low cost distributor of goods and maximizing its volume purchasing abilities, primarily through vendor rebates and discount programs, for the benefit of its members. These benefits are passed along to its members in the form of lower prices and/or patronage dividends. TruServ also provides to its members value-added services such as marketing, advertising, merchandising, and store location and design services.



     Generally, members are entitled to use one of certain TruServ trademarks and trade names, including the federally registered True Value(R), Grand Rental Station(R), Taylor Rental(R), Party Central(R), Home & Garden Showplace(R) and Induserve Supply(R) trademarks, service marks and collective membership marks. See "Trademarks, Service Marks and Collective Membership Marks" below. Members have access to certain TruServ private label products. When there are annual profits members are entitled to receive annual patronage dividends based upon their purchases from TruServ. In accordance with TruServ's By-Laws and the Retail Member Agreement, the annual patronage dividend is paid to members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and other provisions as may be authorized by the board of directors. See "Description of Common Stock -- Distribution of Patronage Dividends" below.



     In fiscal year 2000, TruServ sold its lumber and building materials business, consisting primarily of intangibles and inventory, to Builder Marts of America, Inc. ("BMA"). TruServ concluded that BMA would be able to provide lumber and building materials to TruServ members at lower cost. Moreover, the lumber and building materials business had been a low-margin and working capital intensive business for TruServ. In connection with the sale of the lumber and building materials business to BMA, TruServ entered into non-compete, cooperation, trademark license and lease agreements with BMA. Effective April 21, 2003, TruServ terminated these agreements. TruServ has agreed to give up its equity option and its position on the board of directors of BMA, in consideration for the termination of these agreements. TruServ has subsequently commenced selling a small assortment of building material products on a direct shipment basis to its members.



     In fiscal year 2001, TruServ sold its ownership interest in TruServ Canada Cooperative, Inc. along with the headquarters and warehouse building and other parcels of real estate in Winnipeg, Manitoba to the current member group of the cooperative. The proceeds received enabled TruServ to recover its capital investment in the Canadian cooperative as well as the appraised value of the real estate and to retire all indebtedness relating to Canadian activities. In connection with the transaction, TruServ revised and extended a license agreement with the Canadian cooperative to enable it and its members to continue to do business under the principal TruServ trademarks. In addition, TruServ continues to provide True Value paints and supplies to the Canadian cooperative.



     On December 31, 2002, TruServ completed a sale leaseback transaction of seven of its distribution centers. The sale generated net proceeds of $121,438, which were used to pay down the revolving credit facility, senior notes and synthetic lease obligation (the "Senior Debt"), pursuant to an intercreditor agreement between all parties of the Senior Debt. The net reduction in Senior Debt was $108,743, as a result of new notes of $12,695 being issued to secure the prepayment penalty on the senior notes. The facilities are being leased back by TruServ under three 20-year lease agreements that each contain, at TruServ's option, two extension periods on the lease. See "Properties -- Sale Leaseback Transaction." The proceeds from the sale were used to reduce outstanding Senior Debt less make-whole notes to below the required maximum of $270,000 at June 30, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     As of September 27, 2003, TruServ serves approximately 6,275 retail and industrial distribution outlets of its members throughout the United States and in 45 other countries. Primary concentrations of members exist in New York (approximately 9%), Pennsylvania (approximately 7%), California (approximately 6%), Texas (approximately 5%), Illinois, Michigan, Massachusetts, Minnesota and Wisconsin (approximately 4% each) and New Jersey, Ohio and Washington (approximately 3% each).



SALES AND SUPPLIERS



     TruServ provides each of its members with an illustrated price catalog showing the products available from TruServ, which the members can access through the member Internet site. Upon request, a member will also receive a printed or CD version of the catalog. These products, comprised of more than 62,000 stockkeeping units ("SKUs") maintained at TruServ's distribution centers, are divided into seven categories of merchandise (eight categories through early
2001). In addition to purchasing products maintained at the distribution centers, members can purchase additional SKUs directly from TruServ approved vendors and have those purchases shipped directly to them, but have the product billed through TruServ. Collectively, these products represent the products sold by TruServ's two operating segments in 2002 and three operating segments in 2001 and 2000. See Note 11, "Segment Information" to the Consolidated Financial Statements beginning at page F-1 for additional segment information.

     The seven product categories (eight product categories through early 2001) are set forth in the following table, along with the corresponding dollars of total revenues for each category during the last three fiscal years:



                                            FOR THE FISCAL YEARS ENDED
                                                   DECEMBER 31,
                                       ------------------------------------
                                          2002       2001(2)      2000(2)
                                       ----------   ----------   ----------
                                                 ($ IN THOUSANDS)
Hardware goods.......................  $  521,450   $  608,903   $  682,909
Farm and garden......................     443,062      514,233      579,375
Electrical and plumbing..............     385,853      441,259      496,828
Painting and cleaning................     331,029      379,394      400,386
Appliances and housewares............     247,786      285,855      322,623
Sporting goods and toys..............     125,555      148,764      180,372
Other................................     120,716      219,604      246,047
Lumber and building materials(1).....          --       21,422    1,085,102
                                       ----------   ----------   ----------
                                       $2,175,451   $2,619,434   $3,993,642
                                       ==========   ==========   ==========


---------------

(1) The lumber business was sold on December 29, 2000. The revenue and cost of revenue from merchandise shipped and billed in fiscal year 2001, but negotiated prior to December 29, 2000, was recorded in TruServ's results of operations in fiscal year 2001.



(2) The Canadian business was sold on October 22, 2001. Total sales from Canadian operations were $84,397 in 2001 and $109,009 in 2000 and such sales are reflected in the above amounts for each of the eight categories.



     TruServ's merchandise sales to its members are divided into three logistics categories, as follows:



                                                          2002   2001   2000
                                                          ----   ----   ----
Warehouse shipment sales................................   65%    63%    41%
Direct shipment sales...................................   31%    33%    56%
Relay shipment sales....................................    4%     4%     3%



     The change in the mix between the three logistic categories is predominately due to the lumber business that was sold on December 29, 2000. All lumber business sales were generated through the direct shipment logistic category. Excluding lumber business transactions in 2000, the mix of sales would have been 60% warehouse shipment, 36% direct shipment and 4% relay shipment.



     Warehouse shipment sales are sales of products that are purchased, warehoused and resold by TruServ in response to orders from the members. Direct shipment sales are sales of products that are purchased through TruServ by the members but delivered directly to members from vendors and TruServ accepts the credit risk. Relay sales are sales of products that are purchased through TruServ in response to the requests of several members for a product that typically is:



     - to be included in future promotions,



     - seasonal in nature,



     - not normally held in inventory, and



     - not conducive to direct shipment.



     Generally, TruServ will give notice to all members of its intention to purchase products for relay shipment and will then purchase only as many items as the members order. When the product shipment arrives at TruServ, it is not warehoused; rather, TruServ breaks up the shipment and "relays" the appropriate quantities to the members who placed orders.



     TruServ has numerous individual agreements with or commitments from its vendors, most of which are terminable by the vendors or TruServ without cause. These termination provisions, either individually or in the aggregate, have not had any material adverse effect on TruServ's ability to conduct its business. The goods and services purchased by TruServ from these suppliers are generally available from a wide variety of sources. TruServ is not dependent upon any one supplier or group of suppliers.



     TruServ also manufactures and sells paint and paint applicators. The principal raw materials used by TruServ in its paint manufacturing activities are chemicals. All raw materials are purchased from outside sources. In the past, TruServ has been able to obtain adequate sources of raw materials and other items used in production. TruServ does not currently anticipate shortages of materials that would materially impact its paint manufacturing operations.



OTHER SERVICES



     TruServ annually sponsors two "markets", funded principally by vendors through booth fees, at which it features the products available for purchase by members, including new merchandise and seasonal items. The markets permit members and prospective members to keep better informed as to industry trends, attend continuing educational classes, network with other members, and view and purchase merchandise including new and seasonal products. In the year 2003, one of the markets was held in Atlanta, Georgia, and the other was held in Las Vegas, Nevada. As the markets generate income and stimulate member purchases, the timing of markets impact the timing of sales and income recognition for TruServ. All members are invited to the markets and attending members generally place substantial orders for delivery of merchandise during the period between markets.



BACKLOG



     As of its October fiscal month ends, October 25, 2003 and October 26, 2002, TruServ had a backlog of firm orders (including relay orders) of approximately $21,144 and $18,322, respectively. TruServ's backlog at any given time is made up of two principal components:



     - normal resupply orders; and



     - market orders for future delivery.



     Normal resupply orders are orders from members for merchandise to keep inventories at normal levels. Generally, such orders are filled the day following receipt, except that relay orders for future delivery are not intended to be filled for several months. Market orders for future delivery are member orders placed at one of TruServ's two markets for new or seasonal merchandise, to be delivered during the subsequent period between markets. Thus, TruServ generally has a relatively high backlog at the end of each market, which decreases in subsequent months until the next market occurs.



COMPETITION



     The retail hardware industry is characterized by intense competition. Independent retail hardware businesses, including those served by TruServ, face intense competition from chain stores, discount stores, home centers and warehouse operations such as Wal-Mart, Home Depot, Menards, Sears and Lowe's. Increased operating expenses for the retail stores, including increased costs due to longer store hours and higher retail occupancy costs, have cut into operating margins for members and brought pressure on TruServ to achieve lower merchandise costs for its members. In response, TruServ works with its members to drive profitability through operational improvement programs such as AIM (advanced inventory management) which focuses on assortments of fast turning products as well as retail programs which focus on areas such as pricing, merchandising, store design and signage. In addition, TruServ has introduced wholesale pricing strategies, Priced 2 Win(TM) and Connect 4 Profit(R), which are designed to improve retail competitiveness. The trueAdvantage(R) program was introduced in 1995 and was subsequently upgraded to promote higher retail standards in order to build consumer goodwill and create a positive image for all member retail outlets. In 2002, TruServ changed the program to Store of First Choice(R) to focus on incentivizing members to adopt retail best practices.

     Competitive conditions in the wholesale hardware industry are similarly intense and increasing, particularly as a result of the intense pressure on hardware retailers to obtain low-cost wholesale supply sources for merchandise acquisition. TruServ competes with other member-owned and non-member-owned wholesalers to be a source of supply and merchandising support for independent retailers. Competitive factors considered by independent retailers in choosing a source of supply include pricing, servicing capabilities, promotional support and merchandise selection, quality and patronage dividends. TruServ is concentrating on its supply channel strategies and practices for gaining sustainable competitive advantage. In many markets in the United States, TruServ competes directly with other member-owned wholesalers such as Ace Hardware Corporation and Do-it-Best Corporation.



TRADEMARKS, SERVICE MARKS AND COLLECTIVE MEMBERSHIP MARKS



     TruServ's trademarks, service marks and collective membership marks are of prime importance to TruServ. Many of the marks are highly recognized and utilized in extensive advertising and marketing campaigns, and TruServ vigorously defends its marks. As of September 27, 2003, TruServ's members have approximately 6,275 retail and industrial distribution outlets that operate predominately as retail hardware stores, rental facilities, horticulture outlets as well as commercial and industrial distributors, throughout the United States and in 45 other countries, most of which sell merchandise and services under the marks.



     The marks include the True Value(R) marks, the ServiStar(R) mark, the Coast to Coast(R) mark, the Induserve Supply(R) mark, the Party Central(R) mark, the Grand Rental Station(R) mark, the Taylor Rental(R) mark, the Home & Garden Showplace(R) mark and the Commercial Sales(R) mark. The marks also include E-Z Kare(R), Weatherall(R), and Easy Color(R) for paint. All of the marks are currently used in commerce and TruServ intends to use the marks in commerce in the future. Each of the marks is renewable at TruServ's option and TruServ intends to renew them upon expiration. Members have continued to conduct their businesses under the same retail banners as before the merger of Cotter and SCC; however, beginning in year 2000, many members with the retail banners of Coast to Coast(R) and ServiStar(R) started to conduct their business under the single retail banner of True Value(R). TruServ's marks also include Help is Just Around the Corner(R), Christmas is Just Around the Corner(R) and Summer is Just Around the Corner(R).



EMPLOYEES



     As of September 27, 2003, TruServ employed approximately 2,800 persons in the United States on a full-time basis. Due to the widespread geographical distribution of TruServ's operations, employee relations are governed by the practices prevailing in the particular area where the employees are located and are generally implemented locally. Approximately 43% of TruServ's 2,000 hourly-wage employees are covered by collective bargaining agreements that are generally effective for periods of three or four years. In general, TruServ considers its relationship with its employees to be good.



RETAIL MEMBER AGREEMENT



     The TruServ Retail Member Agreement provides, among other things, that each member:



          (1) will be required to purchase 60 shares of Class A common stock at a purchase price of $100 per share for each store owned by the member, up to a maximum of 300 shares for five or more stores that are owned by a member;



          (2) will conduct its businesses subject to the terms of the Retail Member Agreement;



          (3) will conduct a retail hardware store, home or garden center, or a full-service rental operation at a designated location;



          (4) will comply with TruServ's By-Laws, as may be amended from time to time;



          (5) will accept patronage dividends in a form complying with the requirements of the Internal Revenue Code for deduction from gross income by TruServ;



          (6) may receive different services or charges based upon the amount of merchandise purchased by the member;

          (7) agrees to have its Retail Member Agreement terminated in certain circumstances by unilateral action by TruServ's board of directors;



          (8) agrees to have its Retail Member Agreement automatically modified upon notice from TruServ to the member of any relevant change in the Certificate of Incorporation and/or By-Laws of TruServ, or by resolution of the board of directors;



          (9) agrees to utilize TruServ as its primary supplier for the types of merchandise offered by TruServ;



          (10) agrees to have its Retail Member Agreement governed by Illinois law, enforced only in courts located in Cook County, Illinois or any Illinois county contiguous to Cook County and only interpreted in accordance with the substantive laws of Illinois without giving effect to its conflict of laws principles; and



          (11) may terminate the Retail Member Agreement upon 60 days written notice mailed to any executive officer of TruServ at TruServ's principal office.


                                   PROPERTIES

                                ($ IN THOUSANDS)



WAREHOUSING AND OFFICE FACILITIES



     TruServ's worldwide headquarters is located in Chicago, Illinois. Information with respect to TruServ's owned and leased warehousing and office facilities used for the continuing operations of its business at September 27, 2003 is set forth below:



                                                       SQUARE FEET OF
                                                       WAREHOUSE AND                           LEASE
   LOCATION                                             OFFICE AREA        INTEREST       EXPIRATION DATE
   --------                                            --------------      --------      -----------------
   Chicago, Illinois(1)..........................          228,100          Leased       December 31, 2010
   Corsicana, Texas(2)...........................          775,000          Leased       December 31, 2022
   Denver, Colorado..............................          360,000          Leased       June 30, 2005
   Fogelsville (Allentown), Pennsylvania(2)......          600,000          Leased       December 31, 2022
   Harvard, Illinois.............................        1,032,000          Leased       August 23, 2013
   Harvard, Illinois.............................          163,000          Leased       August 23, 2005
   Jonesboro (Atlanta), Georgia(2)...............          670,000          Leased       December 31, 2022
   Kansas City, Missouri(2)......................          415,000          Leased       December 31, 2022
   Kingman, Arizona(2)...........................          375,000          Leased       December 31, 2022
   Manchester, New Hampshire(3)..................          730,000           Owned
   Mankato, Minnesota(3).........................          320,000           Owned
   Springfield, Oregon(2)........................          504,000          Leased       December 31, 2022
   Westlake (Cleveland), Ohio(3).................          405,000           Owned
   Woodland, California(2).......................          350,000          Leased       December 31, 2022


---------------


(1) TruServ has subleases with third parties for approximately 72,000 of the 228,100 square feet of the Chicago, Illinois space.



(2) Facility was part of the December 31, 2002 sale leaseback transaction. See next section of Properties.



(3) Facility is assigned as collateral under the Bank Facility.



     Facilities not used in operations of the business consist of 476,200 sq. ft. of owned office and warehouse space in East Butler, Pennsylvania that is currently for sale; a vacant 840,000 sq. ft. facility in Hagerstown, Maryland is leased until July 2005 and is subject to landlord cancellation upon 10 days' notice; and 60,500 sq. ft. facility in Peachtree City, Georgia leased until November 2005 that is sublet to third parties. See Note 11, "Subsequent Events," to the Unaudited Condensed Consolidated Financial Statements, beginning at page F-1 for a further discussion on the Hagerstown, Maryland facility.

SALE LEASEBACK TRANSACTION



     On December 31, 2002, TruServ sold seven of its distribution centers to unrelated third parties for an aggregate purchase price of $125,753. The sale resulted in net proceeds to TruServ of $121,438, which were used to pay Senior Debt. The net reduction in Senior Debt was $108,743, as a result of new make-whole notes of $12,695 issued upon the prepayment on senior notes. TruServ then entered into leases with each of three purchasers to lease the distribution centers for a period of 20 years. The transaction was recorded as a real property sale and as operating leases in TruServ's financial statements. The resulting gain on sale of $55,564 was recorded as deferred gain in the balance sheet and will be amortized to income on a straight line basis over the initial 20 year lease term.



     Each lease is a "triple-net" lease under which TruServ is obligated to pay all operating expenses of the property, all taxes and other impositions related to the property, to maintain and insure the property and, with minor exceptions, to rebuild the improvements after a casualty or condemnation. TruServ also indemnifies the landlord from any loss, cost, damage or liability arising out of the use, ownership or operation of the property, including any liability related to hazardous materials.



     TruServ's obligation to pay rent under the leases is absolute, with no right to offset or abatement. The three leases are cross-defaulted, such that a default under one of the leases constitutes a default under each of the other leases. Events of default under the leases relate to TruServ's "triple-net" lease obligations, as described above, and do not include any financial covenants. TruServ has no right to terminate any of the leases, with minor exceptions as described in the leases.



     TruServ sold the distribution facilities located in Corsicana, Texas and Woodland, California to and now leases them from Wrench (DE) Limited Partnership. TruServ sold the distribution facilities located in Kingman, Arizona, Fogelsville, Pennsylvania and Springfield, Oregon to and now leases them from Bolt (DE) Limited Partnership. TruServ sold the distribution facilities located in Jonesboro, Georgia and Kansas City, Missouri to and now leases them from Hammer (DE) Limited Partnership. The three limited partnerships are affiliated with W.P. Carey Investments, an investment firm independent of TruServ. TruServ pays rent under each lease quarterly in January, April, July and October. The aggregate annual rent under all three leases for the first year of the lease totals $12,007. Rent under the leases increases 2% each year during the initial 20 year lease term.



     TruServ has the right to extend each lease for two additional periods of approximately 10 years. TruServ may elect to renew a lease or leases with respect to any one or more of the properties without renewing the lease or leases with respect to all of the properties subject thereto. TruServ has the right to assign the lease without the landlord's prior written consent, but subject to certain conditions described in the leases. Provided that TruServ assigns the rent thereunder to the landlord, TruServ may sublet all or any part of any property without the landlord's consent.



     TruServ continues to evaluate opportunities to capitalize on the increase in market value over the historical book value of its owned real estate assets, including its manufacturing facilities, through additional sale leaseback transactions, mortgages or other financing methods.



OTHER PROPERTY SALES



     The Brookings, South Dakota regional distribution center was closed and sold in 2002. In 2001, TruServ closed its Henderson, North Carolina distribution center and the lease agreement on the facility expired on November 11, 2001. The Indianapolis, Indiana distribution center was closed and sold in 2001. TruServ's interest in TruServ Canada Cooperative, Inc. was sold in October of 2001, which included the sale of the Winnipeg, Manitoba property. The Westfield, Massachusetts distribution center was closed and sold in 2000. TruServ has been exiting and consolidating distribution facilities since the merger with SCC in 1997 both to realize the benefit of reduced operating costs of the merged cooperatives and to reflect a level of contraction of its operations.

MANUFACTURING FACILITIES



     Information with respect to TruServ's manufacturing facilities is set forth below:



                                               SQUARE FEET OF
                                               MANUFACTURING
                                                 AND OFFICE            PRINCIPAL
LOCATION                                            AREA                PRODUCT           INTEREST
--------                                       --------------          ---------          --------
Chicago, Illinois(1).......................       105,000           Oil based Paint        Owned
Cary, Illinois(1)..........................       612,000          Latex based Paint       Owned
                                                                       and Paint
                                                                      Applicators


---------------


(1) Facility is assigned as collateral under the Bank Facility.



     TruServ's facilities are suitable for their respective uses and are, in general, adequate for TruServ's present needs.



OTHER LEASES



     TruServ owns and leases transportation equipment for use at its distribution centers for the primary purpose of delivering merchandise from TruServ's distribution centers to its members. Additional information concerning these leases can be found in Note 5 "Lease Commitments" to the Consolidated Financial Statements beginning at page F-1.


                               LEGAL PROCEEDINGS

                                ($ IN THOUSANDS)



BESS ACTION



     In May 2000, TruServ filed a complaint in the Circuit Court of McHenry County, Illinois against Bess Hardware and Sports, Inc.("Bess"), to recover an accounts receivable balance in excess of $400. Bess filed a counterclaim, seeking a setoff against its accounts receivable balance for the par redemption value of Bess' shares of TruServ Stock. Bess contested the validity of a March 17, 2000 corporate resolution declaring a moratorium on the redemption of all TruServ capital stock, as well as an allocation of Bess' proportionate share of the loss, which TruServ declared for its fiscal year 1999. On June 21, 2002, the court issued an oral ruling granting summary judgment to TruServ on its accounts receivable claim and granting summary judgment to Bess on its counterclaim. The judgment was entered on August 6, 2002. TruServ believes that the court's ruling on Bess' counterclaim is not supported by either the facts or Delaware corporate law. TruServ's motion for reconsideration and reversal of the August judgment on Bess' counterclaim was denied on November 21, 2002. TruServ filed its notice of appeal in the Second District of Illinois Appellate Court on December 2, 2002.



KENNEDY ACTION



     In June 2000, various former members of TruServ filed an action against TruServ in the Circuit Court of the 19th Judicial Circuit (McHenry County, Illinois) (the "Kennedy action"). The plaintiffs in the Kennedy action each allege that, based upon representations made to them by TruServ and its predecessors that the Coast to Coast brand name would be maintained, they voted for the merger of ServiStar/Coast to Coast and Cotter & Company. The plaintiffs allege that after the merger, the Coast to Coast brand name was eliminated and that each plaintiff thereafter terminated or had its membership in TruServ terminated. The plaintiffs further claim that TruServ breached its obligations by failing to redeem their stock and by creating loss allocation accounts for the plaintiffs. The plaintiffs have each asserted claims for fraud/misrepresentation, negligent misrepresentation, claims under the state securities laws applicable to each plaintiff, claims under the state franchise/dealership laws applicable to each plaintiff, breach of fiduciary duty, unjust enrichment, estoppel and recoupment. Similar claims were filed against TruServ as counterclaims to various complaints filed by TruServ in McHenry County to recover accounts receivable balances from other former members.

Those claims were consolidated with the Kennedy action. In March 2001, the Kennedy complaint was amended to add additional plaintiffs. Also in March 2001, another action was filed against TruServ on behalf of additional former members, in the same court, by the same law firm (the "A-Z action"). The A-Z complaint alleges substantially similar claims as those in the Kennedy action, with the principal difference being that the claims relate to the elimination of the ServiStar brand name. The Kennedy and A-Z actions have been consolidated for purposes of discovery, which is ongoing. The plaintiffs seek damages for stock repurchase payments, lost profits and goodwill, out of pocket expenses, attorney fees and punitive damages. In July 2002, the plaintiffs in these consolidated actions amended their complaints to name as defendants two former officers of TruServ. To the extent that TruServ may have indemnification obligations to these former officers, TruServ's directors and officers' liability insurance policies may be available to cover such claims.


     TruServ intends to vigorously defend the remaining cases.


DERIVATIVE ACTION



     In August 2000, an action was brought in Delaware Chancery Court (New Castle County) by a former TruServ member ("Hudson City Properties") against certain present and former directors and certain former officers of TruServ and against TruServ. The complaint was brought derivatively on behalf of TruServ and alleged that the individual defendants breached fiduciary duties in connection with the accounting adjustments made by TruServ in the fourth quarter of 1999. Hudson City Properties also sought to proceed on a class-action basis against TruServ on behalf of all those affected by the moratorium on stock redemption and the creation of the loss allocation accounts. Hudson City Properties alleged that TruServ breached, and the named directors caused TruServ to breach, agreements with members by suspending payment of the members' 1999 annual patronage dividend, by declaring the moratorium on the redemption of members' TruServ stock and by imposing annual minimum purchase requirements upon members. On May 12, 2003, the parties to this action signed a Stipulation of Settlement resolving the lawsuit, subject to court approval. On May 15, 2003, the Delaware Chancery Court entered an Order preliminarily approving the Settlement. The Court conducted a Settlement Hearing on July 8, 2003, and approved the Stipulation of Settlement as fair, reasonable, adequate and in the best interest of TruServ and the class. On July 14, 2003, the Court entered a Final Order and Judgment dismissing the lawsuit with prejudice. The Stipulation of Settlement became final and binding 30 days after the date the Final Order and Judgment was entered. Under the terms of the Stipulation of Settlement, at such time as TruServ's board of directors determines that it is in the best interests of TruServ to lift the moratorium on stock redemptions, the loss allocation accounts for all current and former members who are parties to the Stipulation of Settlement will be reduced by approximately $5 million on a pro rata basis as more fully described in the Stipulation of Settlement agreement. The majority of the settlement was provided by TruServ's insurance carrier. Additionally, all of the current and former members who participated in the Stipulation of Settlement released TruServ and its current and former officers and directors from any liability with respect to the moratorium on stock redemptions and the creation of the 1999 loss allocation accounts.



CLAIM AGAINST ERNST & YOUNG LLP



     TruServ is pursuing claims against its former outside auditors, Ernst & Young LLP ("E&Y"), for professional malpractice, breach of contract, deceptive business practices and fraud. TruServ contends that E&Y failed to properly discharge its duties to TruServ and failed to identify, in a timely manner, and indeed concealed, certain material weaknesses in TruServ's internal financial and operational controls. As a result, TruServ was forced to make an unanticipated accounting adjustment in the fourth quarter of 1999 in the total amount of $121,333 (the "Fourth Quarter Charge"). As a result, TruServ reported a net loss of $130,803 for the fiscal year ended December 31, 1999. It is TruServ's belief that had E&Y properly discharged its duties, the scope and breadth of the Fourth Quarter Charge, as well as the accounting and operational control deficiencies that necessitated the charge, would have been substantially lessened, if not eliminated in their entirety. As a result of E&Y's failures, TruServ has suffered significant financial damages. The factual allegations that form the basis for TruServ's claim against E&Y include, in part, the issues identified in the Securities and Exchange Commission (the "Commission") cease and desist order described below. TruServ began discussion of its claims with E&Y early in the fall of 2001. Pursuant to the dispute resolution procedures required by TruServ's engagement letter with E&Y, TruServ and E&Y attempted to mediate this dispute during the first six months of 2002. When those attempts proved unsuccessful, and again pursuant to the dispute resolution procedures, TruServ filed its claim with the American Arbitration Association on July 31, 2002. The arbitration, which is subject to certain confidentiality requirements, is currently pending. Hearings are currently scheduled to begin in the spring of 2004. TruServ's claims against E&Y are subject to the subrogation rights of TruServ's insurer in a currently indeterminate amount.



TRUSERV ORDER



     On March 4, 2003, the Commission entered an Order Instituting Cease-and-Desist Proceedings, Making Findings and Imposing Cease-and-Desist Order Pursuant to Section 21C of the Securities and Exchange Act of 1934 as to TruServ Corporation, SEC File No. 3-11050 (the "Order"). TruServ consented to the entry of the Order without admitting or denying the findings in the Order.



     The Commission entered the Order following an investigation by the staff of the Commission of the circumstances that led to significant financial adjustments resulting in the 1999 loss of $131,000. The Order found that, from approximately July 1997 through the end of 1999, TruServ's accounting systems and internal controls related to inventory management were inadequate. The Order also found that these deficiencies caused TruServ to understate expenses, which resulted in overstatement of net income, during 1998 and 1999. According to the Order, TruServ filed erroneous reports on Form 10-Q for the first, second and third quarters of 1998 and 1999 and an erroneous report on Form 10-K for 1998. In 1999, TruServ reported a loss, caused by weaknesses in the accounting practices and internal controls at TruServ, of approximately $131,000.



     The largest component of the 1999 loss of $131,000 represented adjustments to inventory and merchandise payable. Specifically, the Commission found that TruServ had in 1998 and the first three quarters of 1999 misstated accounts, including unbilled merchandise, claims for returned merchandise from members, and additional stock adjustments, consisting of lost and found merchandise, damaged goods, and others.



     The Order also found that TruServ and its senior management had notice of its internal control problems as early as February 1997, through a report prepared by its internal audit department. The report noted several specific, recurring problems in data entry concerning inventory management that caused significant discrepancies in TruServ's inventory records. According to the Order, no one acted on the 1997 report, even though it concluded that TruServ did not have adequate internal controls over its inventory systems.



     TruServ investigated the causes of the inventory and merchandise payable adjustments, and in order to prevent problems from occurring in the future, it adopted several changes in procedure to correct accounting weaknesses. According to the Order, as a result of these systemic flaws, TruServ is not able to restate any of the erroneous filings made in 1998 and 1999. The Commission made no allegations of fraud nor did it seek civil monetary penalties in connection with entering the Order.



     Pursuant to the Order, TruServ has agreed to continue to maintain the procedures that it has adopted since the Spring of 2000 and otherwise to comply with the accounting, record keeping and internal control provisions of the Securities and Exchange Act of 1934 (the "Exchange Act"). In addition, TruServ will continue to employ as a member of its management team, during the fiscal years ending 2003 and 2004, a Director of Internal Audit who will be responsible for executing TruServ's internal audit plan and will continue to engage a public accounting firm to assist the Director of Internal Audit in performing internal audit procedures.



     Also pursuant to the Order, within 90 days after the close of each fiscal year ending 2002, 2003 and 2004, the Director of Internal Audit prepared or will prepare and deliver to TruServ's board audit committee, with copies to the Commission, TruServ's auditors and the public accounting firm assisting the Director of Internal Audit, a report describing the scope of the audit plan during the preceding year, confirmation that the audit plan was carried out, an overview of significant control weaknesses identified that require improvement and a review of the steps taken to improve the system of internal controls.

     On March 4, 2003, the Commission also entered an Order Instituting Cease-and-Desist Proceedings, Making Findings and Imposing Cease-and-Desist Order Pursuant to Section 21C of the Securities and Exchange Act of 1934 as to Kerry Kirby, File No. 3-11053 (the "Kirby Order"). The Kirby Order made substantially all of the findings that were made in the Order. In addition, the Kirby Order found that Kerry Kirby, the chief financial officer of TruServ from July 1997 to May 1999, in part due to his failure to act on the internal audit report that TruServ's accounting systems were flawed, was a cause of TruServ's violations of securities laws requiring the accurate financial reporting, accurate books and records and adequate internal controls.


                          DESCRIPTION OF COMMON STOCK

                                ($ IN THOUSANDS)


CAPITAL STOCK


     In general, members of TruServ own shares of Class A and Class B common stock. Each of the two classes of stock has a par value of $100 per share. The Class A common stock is sold in units of 60 shares. Each TruServ member is required to purchase one unit of Class A common stock for each store owned; however, no TruServ member is permitted to acquire more than five units of Class A common stock. The Class B common stock is issued only to holders of the Class A common stock in connection with the patronage dividend distributed to the members for purchases in the year of the patronage dividend, as discussed below. See "Distribution of Patronage Dividends" below.



     Neither class of TruServ common stock accrues dividends and each has limited transferability, by virtue of TruServ's right of first refusal to repurchase at par value a member's stock before it can be transferred. In any event, a member may not transfer the Class A common stock to anyone without TruServ's consent. Historically, TruServ has always exercised this right. TruServ also retains an automatic lien on both classes of stock for any indebtedness due to TruServ by a member. There is no existing market for either class of TruServ common stock.



     Participation in the earnings of a cooperative is based on member patronage purchasing and reflected by the payment of patronage dividends. In general, these patronage dividends are based on a member's purchasing volume and margins applicable to merchandise or services purchased by the member, less any expenses related to such business and less certain cooperative reserves. Patronage dividends are determined on a yearly basis for purchasing activity conducted the prior year, and are allocated no later than the 15th day of the ninth month following the end of the calendar year. TruServ has been paying patronage dividends in a combination of cash and Class B common stock. As TruServ reported a net loss for 2001, there was no patronage dividend payable in 2002 related to 2001 results. As TruServ reported a net margin for 2002, there was a patronage dividend paid in 2003 related to 2002 results. Such dividend was a combination of cash, Class B common stock and loss allocation account reduction (for members with such an account). See "Allocation of Patronage Dividends against Loss Allocation Account" below.


MORATORIUM ON REDEMPTIONS OF CAPITAL STOCK


     In March 2000, the board of directors of TruServ declared a moratorium on redemptions of the capital stock. In reaching its decision to declare the moratorium, the board of directors of TruServ reviewed the financial condition of TruServ and considered its fiduciary obligations and corporate law principles under Delaware law. The board of directors concluded that it should not redeem any of the capital stock while its net asset value was substantially less than par value, as that would likely violate legal prohibitions against "impairment of capital." In addition, the board of directors concluded that it would be a violation of its fiduciary duties to all members and that it would constitute a fundamental unfairness to members if some members were allowed to have their shares redeemed before the 1999 loss was allocated to them and members who did not request redemption were saddled with the losses of those members who requested redemption.



     At the time the board of directors declared the moratorium on redemptions, TruServ's By-Laws did not impose limitations on the board's discretion to initiate or to continue a moratorium on redemption. The

By-Laws merely provided that, upon termination of a member's agreement, TruServ was to redeem the member's shares. Nevertheless, the board of directors concluded that its fiduciary obligations to TruServ and its members would not permit it to effect redemptions under the circumstances described above. After the board of directors declared the moratorium, the board of directors amended the By-Laws to provide that if TruServ's funds available for redemption are insufficient to pay all or part of the redemption price of shares of capital stock presented for redemption, the board of directors may, in its sole discretion, delay the payment of all or part of the redemption price.



     The board of directors will consider the financial condition of TruServ, and will not lift the moratorium unless it can conclude that effecting redemptions of TruServ's capital stock will not "impair the capital" of TruServ, unfairly advantage some members to the disadvantage of others, or violate the financial covenants under its debt agreements. In light of the current financial circumstances of TruServ, the board of directors will be reviewing the continued need for the stock moratorium and has informed its members that a decision whether to maintain or lift the moratorium will be made prior to and announced at the March 28, 2004 annual shareholders' meeting. If a decision is made to lift the stock moratorium, the effective date of the end of the moratorium would be determined by the date of the annual shareholders' meeting and announced at such time.



     As of September 27, 2003, the aggregate value of the terminated members' equity investments presented for redemption but deferred due to the moratorium was approximately $32,092, after the offset of the loss allocations resulting from the 1999 loss, the 2001 loss and accounts receivable owed by the former members. Historically, TruServ has offset amounts due by its members against amounts that it pays to the members on redemption of their stock. Of the total $32,092, $18,268 represents the aggregate value of Class A common stock and $10,419 represents the aggregate value of the non-qualified written notices of allocation of Class B common stock, historically paid out at the time of redemption. $47,486 represents the aggregate value of the qualified written notices of allocation of Class B common stock historically paid out by means of a five-year subordinated installment note. Offsetting these gross equity investment amounts at the time of redemption is $27,747 of 1999 loss allocations, $9,456 of the 2001 loss allocable to terminated members upon redemption of their stock if it were to be paid out as of September 27, 2003 and $6,878 of accounts receivable owed by these former members. The net amount of $32,092 owed to terminated members would be payable as follows: approximately $7,002 at the time of redemption and $25,090 in five-year installment notes.


DIVIDEND RIGHTS


     TruServ pays patronage dividends, which are calculated based on a member's patronage with the cooperative. In February 2003, the board of directors authorized the payment of a patronage dividend related to 2002. The patronage dividend was paid in March 2003. See "-- Distribution of Patronage Dividends", and "-- Allocation of Patronage Dividends Against Loss Allocation Account" below.



     Dividends (other than patronage dividends) on the Class A common stock and Class B common stock, subject to the provisions of TruServ's Certificate of Incorporation, may be declared out of gross margins of TruServ, other than gross margins from operations with or for members and other patronage source income, after deduction for expenses, reserves and provisions as may be authorized by the board of directors. Dividends may be paid in cash, in property, or in shares of the Class B common stock, subject to the provisions of the Certificate of Incorporation and the By-Laws. Other than the payment of patronage dividends, including the redemption of all nonqualified written notices of allocation, TruServ has not paid dividends on its Class A common stock or Class B common stock. The board of directors does not plan to pay non-patronage dividends on either class of stock.


DISTRIBUTION OF PATRONAGE DIVIDENDS

     TruServ operates on a cooperative basis with respect to business transacted with or for members. All members are entitled to receive patronage dividend distributions from TruServ, calculated on the basis of gross margins of merchandise and/or services purchased by each member. In accordance with TruServ's By-Laws and Retail Member Agreement, the annual patronage dividend, as authorized by the board of directors, is paid to members out of patronage source income, less certain deductions, calculated as provided in the following sentence. The total patronage dividend paid to members is based on pre-tax net earnings calculated in accordance with accounting principles generally accepted in the United States of America after reducing or increasing net earnings for non-member income/(losses), reasonable reserves and deferred patronage amortization. The total dividend is allocated to each purchase category, with the main purchase categories being warehouse, relay, direct shipment and paint. Once the patronage dividend is allocated to the purchase categories, it is distributed to members based on the relative gross margin participation of the member for each type of purchase category.


     Patronage dividends are usually paid to members within 90 days after the close of TruServ's fiscal year; however, the Internal Revenue Code (the "Code") permits distribution of patronage dividends as late as the 15th day of the ninth month after the close of TruServ's fiscal year, and TruServ may elect to distribute the annual patronage dividend at a later time than usual in accordance with the provisions of the Code.

     TruServ's By-Laws provide for the payment of annual patronage dividends, after payment of at least 20% of such patronage dividends in cash, in "qualified written notices of allocation" including:


     - Class B common stock based on its par value, up to a maximum of 2% of the member's net purchases of merchandise from TruServ for the year (except in unusual circumstances of individual hardship, in which case the board of directors reserves the right to make payments in cash),


     - promissory (subordinated) notes, or

     - other property.

     Promissory (subordinated) notes are for a five year term and bear interest at a rate fixed from time to time by the board of directors. The notes are subordinated to all other debt of TruServ. TruServ may also issue "nonqualified written notices of allocation" to its members as part of its annual patronage dividend. "Non-qualified written notices of allocation" are usually issued in the form of Class B common stock. See "Payment of Patronage Dividends in Accordance with the Internal Revenue Code" below.


     In determining the form of the annual patronage dividend, a member's required investment in Class B common stock of TruServ had historically been limited by the board of directors to a certain amount, the cumulative value of which would not exceed two percent (2%) of the member's net purchases of merchandise and services from TruServ. Commencing in 1996, the board established a minimum Class B common stock ownership requirement, which may be varied from time to time. However, not all members have achieved the minimum target. This minimum is calculated as the aggregate of a member's various types of annual purchases multiplied by a specific percentage, which varies from 1% to 14%, decreasing as total dollar purchases by category increase. The amount of the required investment is determined by majority vote of the board of directors, and may be increased or decreased from time to time. The necessity of an increase or decrease is determined through an evaluation of the financial needs of TruServ and the needs of its membership.



ALLOCATION OF PATRONAGE DIVIDENDS AGAINST LOSS ALLOCATION ACCOUNT



     During the third quarter of fiscal 2000, TruServ management developed and the board of directors approved a plan to equitably allocate to members the loss incurred in 1999. This loss was previously recorded as a reduction of retained earnings. TruServ has allocated the 1999 loss among its members by establishing a loss allocation account as a contra-equity account in the consolidated balance sheet with the offsetting credit recorded to the accumulated deficit account. The loss allocation account reflects the sum of each member's proportionate share of the 1999 loss, after being reduced by certain amounts that were not allocated to members. The loss allocation account will be satisfied, on a member by member basis, by applying the portion of future non-cash patronage dividends as a reduction to the loss allocation account until fully satisfied. The loss allocation amount may also be satisfied, on a member by member basis, by applying the par value of maturing member notes and related interest payments as a reduction to the loss allocation account until such account is fully satisfied. However, in the event a member should terminate as a stockholder of TruServ, any unsatisfied portion of that member's loss allocation account will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ. See related discussion in "Legal Proceedings." Currently, TruServ has in effect a moratorium on stock redemptions. See "-- Moratorium on Redemptions of Capital Stock" above.



     The board of directors has determined that TruServ will retain the fiscal 2001 loss as part of the accumulated deficit account. All or a portion of patronage income and all non-patronage income, if any, may be retained in the future to reduce the accumulated deficit account. TruServ has determined for each member that was a stockholder in 2001, its share of the fiscal 2001 loss that has been retained in the accumulated deficit account, based upon the member's proportionate Class A common stock and Class B common stock investment. TruServ allocated the remainder of the fiscal 2001 loss based on the member's purchases from the co-op in 2001. In the event a member terminates its status as a stockholder of TruServ, any remaining 2001 loss in the accumulated deficit account that is allocable to the terminating member will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ.


PAYMENT OF PATRONAGE DIVIDENDS IN ACCORDANCE WITH THE INTERNAL REVENUE CODE

     The Code specifically provides for the taxation of cooperatives (such as TruServ) and their patrons (such as TruServ's members) so as to ensure that the business earnings of a cooperative are currently taxable either to the cooperative or to its patrons, but not both.

     The shares of Class B common stock and other written notices distributed by TruServ to its members, which disclose to the recipient the stated amount allocated to the member by TruServ and the portion thereof that is a patronage dividend, are "written notices of allocation" as that phrase is used in the Code. For such written notices to be "qualified written notices of allocation" within the meaning of the Code, it is necessary that TruServ pay 20% or more of the annual patronage dividend in cash and that the members consent to having the allocations (at their stated dollar amounts) treated as being constructively received by them and includable in their gross income. Any written notices that do not meet these requirements are "nonqualified written notices of allocation" within the meaning of the Code.

     TruServ deducts the sum of cash, the face value of qualified written notices and the fair market value of any other property distributed to the members (except nonqualified written notices of allocation) from its earnings in determining its taxable income. Accordingly, all of these items, including such qualified written notices of allocation, are includable in the gross income of the members. Section 1385(a) of the Code provides, in substance, that the amount of any patronage dividend which is paid in cash, qualified written notices of allocation or other property (except nonqualified written notices of allocation) shall be included in the gross income of the patron (member) for the taxable year in which he or it receives such distribution. In general, for nonqualified written notices of allocation, no amounts are either deductible by TruServ or includable in a member's gross income until the notices are redeemed by TruServ. TruServ itself therefore includes any earnings reflected in nonqualified written notices of allocation in its own gross income and pays tax on them.


     Thus, every year each member may receive, as part of the member's patronage dividend, non-cash "qualified written notices of allocation," which may include Class B common stock, the stated dollar amount of which must be recognized as gross income by the member for the taxable year in which received. The portion of the patronage dividend paid in cash (at least 20%) may be insufficient, depending on a member's individual tax bracket, to pay income taxes due from the member on its receipt of the full amount of the patronage dividend, including cash and Class B common stock.



     TruServ has historically paid its members approximately 30% of the patronage dividend in cash (excluding nonqualified written notices of allocation). However, TruServ is only obligated to distribute 20% of the annual patronage dividend (excluding nonqualified written notices of allocation) in cash, and it may distribute this lesser percentage in future years.

     TruServ's By-Laws reflecting the Code provision applicable to cooperatives, usually treat shares of Class B common stock and such other notices as the board of directors may determine, if distributed in payment of patronage dividends, as "qualified written notices of allocation." The By-Laws provide:

          (1) for payment of patronage dividends in a combination of cash, qualified written notices of allocation (including Class B common stock), other property and nonqualified written notices of allocation; and

          (2) that membership in the organization (i.e., the status of being a member of TruServ) constitutes the member's consent to recognize the stated amount of any qualified written notices of allocation or other property distributed to it as includable in the member's gross income as provided in
     Section 1385(a) of the Code.


     Under the Code, any person who becomes or became a member of TruServ, or who remains a member after adoption of the By-Laws, providing that membership in TruServ constitutes consent to be taxed on receipt of qualified written notices of allocation, is deemed to have consented to be taxed on receipt of patronage dividends in cash and in qualified written notices of allocation, in accordance with Section 1385(a) of the Code. Written notification of the adoption of the By-Laws and its significance, and a copy of the By-Laws, were sent to each then existing member and have been, and will continue to be, delivered to each person prior to becoming a member. Such consent is then effective as to patronage dividends. Such consent may be revoked by the member only by terminating its membership in TruServ in the manner provided in his or its Retail Member Agreement. See "Business -- Retail Member Agreement" above.


     In order to avoid the administrative inconvenience and expense of issuing separate certificates representing shares of Class B common stock to each member, TruServ deposits a certificate, representing all the shares of Class B common stock then being issued, with Harris Trust and Savings Bank, Chicago, Illinois, for safekeeping for and on behalf of its members. TruServ keeps the allocations of Class B common stock in book entry form. TruServ then sends a written notice to each member of these deposits and the allocation thereof to the member.

SET OFF RIGHTS OF TRUSERV


     TruServ's Certificate of Incorporation and By-Laws specifically provide that TruServ, but not the member, may set off its obligation to make any payment to a member for such member's stock, notes, interest and declared and unpaid dividends against any obligation owed by the member to TruServ. TruServ exercised these set off rights in 2002 and 2001, when TruServ notes and interest came due to former members with outstanding merchandise accounts receivable to TruServ and current members with past due merchandise accounts receivable to TruServ. TruServ also set off its obligation to former members against their related loss allocation balance. The set off rights were exercised in an aggregate amount of $16,526 during 2002 and $7,483 during 2001.



     As TruServ maintains stock records for its members on a store-by-store basis, members with multiple stores who elect to sell one or more, but not all, of their stores can transfer the stock registered on TruServ's records with respect to a store location that is terminating its relationship with TruServ, to the store locations that are not being terminated, with proper evidence of succession, assignment or authority to transfer. Otherwise, TruServ may exercise its right to offset the par value of the stock recorded for the store location to be closed against the loss allocation account balance.



CALCULATION OF BOOK VALUE



     TruServ calculates book value per share as follows: We take the aggregate par value of the outstanding Class A common stock and Class B common stock, and we add that total to the sum of the deferred patronage dividends, retained earnings (accumulated deficit) and accumulated other comprehensive loss, and divide that sum by the total number of outstanding shares of Class A and Class B common stock.



     Book value excludes the loss allocation account, since shareholders do not share equally in the account. The loss allocation account is not a receivable from members and does not represent an amount currently due from members. Rather, the loss allocation account will be satisfied, on a member by member basis, by withholding the portion of future patronage dividends or member note payments that would have been paid to the members at par value, and applying such amount as a reduction in the loss allocation account until fully satisfied. However, in the event a member should terminate as a stockholder of TruServ, any unsatisfied portion of that member's loss allocation account will also be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ.


VOTING RIGHTS

     Our Class A common stock is the sole voting stock of TruServ. A quorum of 33.3% of the issued and outstanding Class A common stock is required for taking action by stockholders. Once a quorum is present, a vote of over 50% of the outstanding Class A common stock present is necessary to take action. Our Class B common stock has no voting rights. Class A common stock is offered only in 60-share units, and no member may acquire more than five units or a total of 300 shares of Class A common stock.

LIQUIDATION RIGHTS

     If TruServ should dissolve or liquidate TruServ, the assets remaining after paying our outstanding debts will be divided ratably among all shareholders of Class A common stock and Class B common stock, in accordance with their holdings and without preference to class of stock.

MEMBERSHIP


     To become a member, a potential member must purchase 60 shares of Class A common stock for each store that a potential member owns, up to a maximum of 300 shares for five or more stores that are under the same I.R.S. Employer Identification Number.


REDEMPTION PROVISIONS


     The Retail Member Agreement may be terminated by a member or by TruServ Corporation on 60 days' written notice. TruServ cannot terminate a membership unless TruServ receives approval by a two-thirds vote of its board of directors, except if a member:



     - becomes insolvent;



     - commits any act of bankruptcy;



     - files a voluntary petition in bankruptcy;



     - is adjudicated as bankrupt; or



     - commits a breach of any obligation under the Retail Member Agreement or any other agreement with TruServ or one of its subsidiaries that is not corrected within 30 days (10 days in case of nonpayment of accounts receivable statements or other financial obligations to TruServ, or within the applicable cure periods in an agreement with a TruServ subsidiary) after TruServ has given the member written notice of breach.



     Pursuant to TruServ's By-Laws, upon termination of the Retail Member Agreement, TruServ will purchase and a member is required to sell to TruServ all of their Class A common stock and Class B common stock at par value. Subject to the moratorium, as required by TruServ's By-Laws and applicable laws, payment for the Class A common stock will be in cash. Payment for the Class B common stock will be a note payable in five equal annual installments bearing an interest rate determined by our board of directors. Also, pursuant to TruServ's By-Laws, the board of directors may delay the repurchase/redemption of stock if it believes the action is in the best interest of TruServ Corporation.


OTHER RESTRICTIONS AND RIGHTS

     We have no conversion rights, sinking fund provisions or liability for further assessment in regard to the Class A common stock or the Class B common stock.

     Pursuant to the terms and conditions of membership, TruServ has an automatic lien or right of set off to secure the payment of any indebtedness due from any stockholder of record upon the Class A common stock, the Class B common stock and any declared and unpaid dividends.



     There is no existing market for the Class A common stock. TruServ has the right of first refusal, exercisable within 90 days following the date TruServ receives written notice, to repurchase all shares at par value. Any disposition or attempted disposition or transfer, voluntary or involuntary, of Class A common stock or Class B common stock is invalid. No rights are transferred unless and until TruServ has been given the required notice and TruServ has failed to exercise its option to purchase the stock within the specified time.


                   MARKET FOR REGISTRANT'S COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS


     There is no existing market for the common stock of TruServ and there is no expectation that any market will develop. TruServ's Class A common stock is owned exclusively by retailers of hardware and related products, garden center retailers and industrial distributors as well as rental retailers, each of whom is a member or former member of TruServ and purchased at least 60 shares of TruServ's Class A common stock (the only class of voting stock) upon becoming a member. TruServ is organized as a Delaware stock corporation and operates as a member-owned wholesaler cooperative corporation. The shares of TruServ's Class B common stock now outstanding were issued to members in partial payment of the annual patronage dividend that accrued as a result of patronage business transacted by such members with TruServ. In accordance with TruServ's By-Laws, the annual patronage dividend is paid to members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and other provisions authorized by the board of directors. See "Description of Common Stock -- Distribution of Patronage Dividends."



     The number of holders of record (as of October 25, 2003) of each class of stock of TruServ is as follows:



                                                                NUMBER OF
                                                                HOLDERS OF
                       TITLE OF CLASS                             RECORD
                       --------------                           ----------
Class A common stock, $100 Par Value........................      7,247(1)
Class B common stock, $100 Par Value........................      7,729(1)


---------------


(1) Includes Holders of Record that are reclassed from Members' equity to Liabilities due to the adoption of Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." See Note 10, "New Accounting Pronouncements" to the Condensed Consolidated Financial Statements beginning at Page F-1 for additional information.



     Dividends (other than patronage dividends) on the Class A common stock and Class B common stock, subject to the provisions of TruServ's Certificate of Incorporation, may be declared out of gross margins of TruServ, other than gross margins from operations with or for members and other patronage source income, after deduction for expenses, reserves and provisions as may be authorized by the board of directors. Dividends may be paid in cash, in property, or in shares of the Class B common stock, subject to the provisions of the Certificate of Incorporation and the By-Laws. Other than the payment of patronage dividends, including the redemption of all nonqualified written notices of allocation, TruServ has not paid dividends on its Class A common stock or Class B common stock. The board of directors does not plan to pay non-patronage dividends on either class of stock.



     In February 2003, the board of directors authorized the payment of a patronage dividend related to 2002. The patronage dividend was paid in March 2003. See "Description of Common Stock -- Distribution of Patronage Dividends."

                            SELECTED FINANCIAL DATA

                                ($ IN THOUSANDS)



                                    THIRTY-NINE
                                    WEEKS ENDED
                           -----------------------------          AS OF AND FOR THE FISCAL YEAR ENDED DECEMBER 31,
                           SEPTEMBER 27,   SEPTEMBER 28,   --------------------------------------------------------------
                               2003            2002         2002(1)      2001(1)        2000      1999(2)(3)   1998(2)(3)
                           -------------   -------------   ----------   ----------   ----------   ----------   ----------
Net revenues.............   $1,504,100      $1,650,901     $2,175,451   $2,619,434   $3,993,642   $4,502,326   $4,328,238
Gross margin.............      167,675         190,728        239,831      264,034      277,397      181,465      298,135
Net margin/(loss)........       11,010          21,014         21,153      (50,687)      34,117     (130,803)      12,020
Patronage dividends(4)...           --              --         20,541           --       34,705           --       35,024
Total assets.............      725,681         813,592        703,371    1,020,837    1,236,014    1,335,397    1,587,674
Short-term borrowings....           --          31,881         27,852      141,755      138,085      167,007      258,147
Current and non-current
  long-term senior and
  current member debt....      235,765         272,008        184,818      329,559      350,279      397,884      407,577
Promissory (subordinated)
  and installment member
  notes payable(5).......           --          57,207         43,531       42,973       65,846       83,804      124,422
Deferred stock
  redemptions and
  Redeemable nonqualified
  Class B common
  stock(6)...............       55,542              --             --           --           --           --           --
Class A common
  stock(6)...............       31,876          50,095         50,120       49,896       49,084       47,270       49,880
Class B common
  stock(6)...............       95,590         174,448        176,945      174,448      174,448      177,779      195,643
Loss allocation..........      (45,937)        (88,731)       (75,966)     (89,972)     (92,460)          --           --
(Accumulated deficit)/
  Retained earnings......      (59,613)        (52,223)       (68,704)     (68,568)     (17,134)    (130,939)         579


---------------


(1) The lumber and building materials business was sold on December 29, 2000.



(2) The net margin/(loss) of $(131,143) and $20,480 originally reported in 1999 and 1998, respectively, was restated to $(130,803) and $12,020, respectively, in the Form 10-K(A) filed for the year ended December 31, 2000. The restatement related to expensing as incurred costs previously accrued in connection with the merger of Cotter & Company and SCC.



(3) TruServ had for several years, from at least February 1997 through at least the end of 1999, inadequate internal controls relating to, among other things, various aspects of inventory management, accounts payable, cost of goods sold and accounting for certain income and expense items. Principally as a result of these deficiencies, TruServ reported a loss of $130,803 for fiscal year 1999. Because the problems identified above were caused by systemic flaws in internal controls, TruServ does not have information available to confirm the accuracy of these results or that would cause it to conclude that the fiscal 1999 and 1998 financial statements for the 1999 and 1998 fiscal years, respectively, can or should be modified.



    On March 4, 2003, the Commission entered the Order following an investigation by the staff of the Commission of the circumstances that led to significant financial adjustments resulting in the 1999 loss. Pursuant to the Order, TruServ will be required to maintain books and records in accordance with the record keeping requirements of the Exchange Act and to perform certain other undertakings. See "Legal Proceedings."



(4) No patronage dividends were issued in 2001 and 1999 due to the reported net loss of $50,687 and $130,803, respectively.



(5) This is the non-current portion of promissory and installment notes payable to members included in members' capitalization on the balance sheet.

(6) As of September 27, 2003, Class A common stock and Class B common stock excluded approximately $18,268 and $57,905, respectively, of amounts not redeemed due to the stock moratorium. Also, as of September 27, 2003 Class B common stock excluded approximately $23,450 of nonqualified Class B common stock. These amounts are included in Deferred stock redemptions and Redeemable nonqualified Class B common stock and are offset by Loss allocation of $27,747 Accumulated deficit of $9,456 and the legal right of offset of accounts receivable of $6,878. In Fiscal 2002, Class A common stock and Class B common stock include approximately $15,475 and $47,033, respectively, of amounts not redeemed due to the stock moratorium. In Fiscal 2001, Class A common stock and Class B common stock include approximately $11,699 and $34,712, respectively of amounts related to the stock moratorium. See "Description of Common Stock -- Moratorium on Redemptions of Capital Stock."



                          QUARTERLY FINANCIAL SUMMARY


                                ($ IN THOUSANDS)



     Selected quarterly financial information for each of the first three quarters of 2003 and the four quarters in fiscal 2002 and 2001 is as follows:



                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     --------   --------   --------   --------
2003
Net revenues.......................................  $453,129   $574,147   $478,811   $     --
  Net margin/(loss) before income taxes............    (3,833)    24,759     (9,628)        --
  Net margin/(loss)................................    (3,917)    24,697     (9,770)        --
2002
Net revenues.......................................  $553,228   $597,856   $499,817   $524,549
  Net margin before income taxes...................     4,738     10,493      6,030        150
  Net margin.......................................     4,648     10,433      5,933        138
2001
Net revenues.......................................  $654,350   $747,765   $621,977   $595,342
  Net margin/(loss) before income taxes............   (13,900)     2,847     (2,345)   (35,912)
  Net margin/(loss)................................   (13,936)     2,573     (2,477)   (36,847)



     Certain reclassifications have been made to the 2002 and 2001 amounts shown in the Quarterly Financial Summary to conform to the 2003 presentation. These reclassifications had no effect on Net margin/(loss) for any period or on Total members' equity at the balance sheet dates.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                ($ IN THOUSANDS)



THIRTEEN WEEKS ENDED SEPTEMBER 27, 2003 COMPARED TO THIRTEEN WEEKS ENDED SEPTEMBER 28, 2002



  RESULTS OF OPERATIONS:



  REVENUE AND GROSS MARGIN



     A reconciliation of net revenue and gross margin for the 13 weeks ending September 27, 2003 and September 28, 2002 follows:



                                                                                         GROSS
                                                         NET      % OF NET    GROSS     MARGIN %
                                                       REVENUE    REVENUE    MARGIN    OF REVENUE
                                                       --------   --------   -------   ----------
Thirteen weeks ended September 28, 2002 results......  $499,817    100.0%    $62,141      12.4%
Same store sales:
  Warehouse and relay revenue........................     2,328      0.5          37
  Vendor direct revenue..............................      (688)    (0.1)        (99)
  Paint Revenue......................................    (2,340)    (0.5)     (1,399)
                                                       --------    -----     -------
     Net same store sales............................      (700)    (0.1)     (1,461)
                                                       --------    -----     -------
Terminated members:
  Warehouse and relay revenue........................   (16,364)    (3.3)     (2,680)
  Vendor direct revenue..............................    (5,252)    (1.1)        (45)
  Paint Revenue......................................    (1,448)    (0.3)       (901)
                                                       --------    -----     -------
     Net terminated members..........................   (23,064)    (4.6)     (3,626)
                                                       --------    -----     -------
New members:
  Warehouse and relay revenue........................     3,870      0.8         629
  Vendor direct revenue..............................     1,762      0.4          10
  Paint Revenue......................................       348      0.1         199
                                                       --------    -----     -------
     Net new members.................................     5,980      1.2         838
                                                       --------    -----     -------
       Net change in participating members...........   (17,084)    (3.4)     (2,788)
                                                       --------    -----     -------
Advertising, transportation and other revenue........    (3,222)    (0.6)      2,395
Indirect cost of revenue.............................        --       --      (4,363)
                                                       --------    -----     -------
Total change.........................................   (21,006)    (4.2)     (6,217)
                                                       --------    -----     -------
Thirteen weeks ended September 27, 2003 results......  $478,811     95.8%    $55,924      11.7%
                                                       ========    =====     =======



     Net revenue for the 13 weeks ended September 27, 2003 totaled $478,811, a decrease of $21,006, or 4.3%, as compared to the same period last year. The overall decline in net revenue was predominately due to a decline in the number of participating member retail outlets. TruServ had a net decline in the number of participating member retail outlets of 5.6% compared to the third quarter of 2002 and resulted in a net revenue reduction of $17,084, or 3.4%. Same store sales declined slightly, $700, or 0.1% as compared to the third quarter of 2002. A contributing factor in the decline of revenue in same store sales and participating member retail outlets was a product price reduction that lowered revenue by approximately $883, as compared to the same period last year. Advertising, transportation and other revenue declined $3,222, or 0.6% primarily due to the timing of advertising and lower freight revenue due to the merchandise volume decrease.



     Gross margin for the 13 weeks ended September 27, 2003 decreased by $6,217, or 10.0%, as compared to the third quarter of 2002. The net decline in participating member outlets contributed $2,788, or 4.5% of the gross margin reduction. Same store gross margin was impaired by $1,461, or 2.4% principally due to a change in sales mix as the higher margin TruServ manufactured paint products' revenue declined and warehouse and relay revenue increased. An additional contributing factor in the decline of gross margin in same store sales and participating member retail outlets was a product price reduction that lowered gross margin by approximately $883, as compared to the same period last year. The product price reduction was partially offset by lower product acquisition costs from both domestic and global suppliers. Advertising, transportation and other gross margin increase $2,395, or 3.9% as a result of costs being reduced. Indirect costs of revenue, which is comprised of freight-in, vendor rebates, cash discounts and other costs incurred to prepare goods for resale, negatively impacted gross margin by $4,363, or 7.0%, as compared to the same period last year. This negative impact was due to an increase in freight costs and lower discounts and rebates associated with the global sourcing of product and lower purchasing volume.



                                                                              $ EXPENSE
                                                           2003      2002     (DECREASE)
                                                          -------   -------   ----------
Logistics and manufacturing expenses....................  $15,031   $18,824    $(3,793)



     Logistics and manufacturing expenses decreased by $3,793, or 20.1%, as compared to the same period last year. TruServ's decrease in expense was due to lower operating costs resulting from the closure of a distribution center in the fourth quarter of 2002 together with increased labor productivity resulting from process changes. These savings were partially offset by increased rent expense, net of reduced depreciation expense and gain amortization, as a result of a sale leaseback transaction, which occurred on December 31, 2002. See "Interest expense" below for a discussion of the related impact from the sale leaseback transaction.



                                                                              $ EXPENSE
                                                           2003      2002     INCREASE
                                                          -------   -------   ---------
Selling, general and administrative expenses............  $27,538   $22,238    $5,300



     Selling, general and administrative ("SG&A") expenses increased $5,300, or 23.8%, as compared to the third quarter of 2002. The increase in SG&A expenses was due mainly to higher health care costs, which reflects the upward trends in health care self insurance costs in the quarter compared to the same period last year, and professional fees, which relate to higher litigation costs as well as professional work related to Sarbanes-Oxley preparation.



                                                                              $ EXPENSE
                                                                              INCREASE/
                                                           2003      2002     (DECREASE)
                                                          -------   -------   ----------
Interest expense:
  Member................................................  $ 1,462   $ 1,618    $  (156)
  Third Parties.........................................   32,964    13,312     19,652



     Interest expense to members decreased by $156, or 9.6%, as compared to the same period last year, due to a lower average principal balance of debt outstanding, partially offset by a higher average interest rate. The interest rate that TruServ offered to members to renew their maturing subordinated debt for an additional three years was higher than the coupon rate of their maturing debt.



     Third party interest expense increased $19,652, or 147.6%, as compared to the same period last year. On August 29, 2003, TruServ completed the refinancing of the existing senior revolving credit facility and senior notes resulting in the write-off of the remaining unamortized balance of prepaid bank fees and old and new senior note make whole interest cost totaling $26,927. See "Other income, net" below for related debt forgiveness. These write-offs were partially offset by lower interest costs as a result of lower average principal balance of senior debt outstanding as compared to the same period last year and lower interest rates of the new Bank Facility. TruServ achieved the lower average principal balance by paying down debt through cash generated from both operations and asset sales, which includes the sale leaseback of seven facilities at December 31, 2002.



                                                                              $ INCOME
                                                             2003     2002    INCREASE
                                                           --------   -----   --------
Other income, net........................................  $(11,254)  $(709)  $10,545

     Other income, net increased by $10,545, as compared to the same period last year. This increase in income was due to $7,706 of debt forgiveness related to the refinancing of the existing senior revolving credit facility and senior notes together with a gain recognition from a litigation settlement.



                                                                            $ NET MARGIN
                                                          2003      2002     (DECREASE)
                                                         -------   ------   ------------
Net margin/(loss)......................................  $(9,770)  $5,933     $(15,703)



     The quarter resulted in a net loss of $9,770, down from a net margin of $5,933 for the same period a year ago. The net cost of $19,221 ($26,927 interest expense net of $7,706 debt forgiveness) related to the refinancing of the existing senior revolving credit facility and senior notes, partially offset by the settlement of the Derivative Action had the most significant impact to net margin/(loss).



THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 2003 COMPARED TO THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2002



  RESULTS OF OPERATIONS:



  REVENUE AND GROSS MARGIN



     A reconciliation of net revenue and gross margin for the 39 weeks ending September 27, 2003 and September 28, 2002 follows:



                                                                                          GROSS
                                                                  % OF NET    GROSS      MARGIN %
                                                    NET REVENUE   REVENUE     MARGIN    OF REVENUE
                                                    -----------   --------   --------   ----------
Thirty-nine weeks ended September 28, 2002
  results.........................................  $1,650,901     100.0%    $190,728      11.6%
Same store sales:
  Warehouse and relay revenue.....................     (27,259)     (1.7)      (1,623)
  Vendor direct revenue...........................     (24,772)     (1.5)      (1,071)
  Paint revenue...................................      (6,608)     (0.4)      (4,116)
                                                    -----------   --------   --------
     Net same store sales.........................     (58,639)     (3.6)      (6,810)
                                                    -----------   --------   --------
Terminated members:
  Warehouse and relay revenue.....................     (62,059)     (3.8)      (9,943)
  Vendor direct revenue...........................     (27,156)     (1.6)        (274)
  Paint revenue...................................      (4,977)     (0.3)      (3,295)
                                                    -----------   --------   --------
     Net terminated members.......................     (94,192)     (5.7)     (13,512)
                                                    -----------   --------   --------
New members:
  Warehouse and relay revenue.....................      10,567       0.7        1,639
  Vendor direct revenue...........................       6,646       0.4           50
  Paint revenue...................................         930       0.1          574
                                                    -----------   --------   --------
     Net new members..............................      18,143       1.1        2,263
                                                    -----------   --------   --------
       Net change in participating members........     (76,049)     (4.6)     (11,249)
                                                    -----------   --------   --------
Advertising, transportation and other revenue.....     (12,113)     (0.7)       2,091
Indirect cost of revenue..........................          --        --       (7,085)
                                                    -----------   --------   --------
Total change......................................    (146,801)     (8.9)     (23,053)
                                                    -----------   --------   --------
Thirty-nine weeks ended September 27, 2003
  results.........................................  $1,504,100      91.1%    $167,675      11.1%
                                                    ===========   ========   ========



     Net revenue for the 39 weeks ended September 27, 2003 totaled $1,504,100, a decrease of $146,801, or 8.9%, as compared to the same period last year. The overall decline in revenue was predominately due to a decline in the number of participating member retail outlets. TruServ had a net decline in the number of participating member retail outlets of 5.6% compared to the thirty-nine weeks of 2002 and resulted in a revenue reduction of $76,049, or 4.5%. Same store sales declined, $58,639, or 3.6%, as compared to the thirty-nine weeks of 2002, due to TruServ members shifting some of their merchandise purchases to other sources and the effect of a slow economy. A contributing factor in the decline of revenue in same store sales and participating member retail outlets was a product price reduction that lowered revenue by approximately $4,028, as compared to the same period last year. Advertising, transportation and other revenue declined $12,113, or 0.7%, primarily due to the timing of advertising and lower freight revenue due to the merchandise volume decrease.



     Gross margin for the 39 weeks ended September 27, 2003 decreased by $23,053, or 12.1%, over the prior year. The net decline in participating member outlets contributed $11,249, or 5.9% of the gross margin reduction. Same store gross margin was impaired by $6,810, or 3.6%. A contributing factor in the decline of gross margin in same store sales and participating member retail outlets was a product price reduction that lowered gross margin by approximately $4,028, as compared to the same period last year. The product price reduction was partially offset by lower product acquisition costs from both domestic and global suppliers. Advertising, transportation and other gross margin increased $2,091, or 1.1%, as a result of costs being reduced. Indirect costs of revenue, which is comprised of freight-in, vendor rebates, cash discounts and other costs incurred to prepare goods for resale, negatively impacted gross margin by $7,085, or 3.7%, as compared to the same period last year. This negative impact was due to an increase in freight costs and lower discounts and rebates associated with the global sourcing of product and lower purchasing volume.



                                                                              $ EXPENSE
                                                           2003      2002     (DECREASE)
                                                          -------   -------   ----------
Logistics and manufacturing expenses....................  $49,524   $55,889    $(6,365)



     Logistics and manufacturing expenses decreased by $6,365, or 11.4%, as compared to the same period last year. TruServ's decrease in expense was due to lower operating costs resulting from the closure of two distribution centers during 2002 together with increased labor productivity resulting from process changes. In 2001, TruServ had implemented a distribution center closure plan in response to a reduction in the member base. These savings were partially offset by increased rent expense, net of reduced depreciation expense and gain amortization, as a result of a sale leaseback transaction, which occurred on December 31, 2002. See "Interest expense" below for a discussion of the related impact from the sale leaseback transaction.



                                                                              $ EXPENSE
                                                           2003      2002     INCREASE
                                                          -------   -------   ---------
Selling, general and administrative expenses............  $71,620   $68,091    $3,529



     SG&A expenses increased $3,529, or 5.2%, as compared to the same period last year. SG&A expenses increased due to higher health care costs and lower service charge income. These increases in SG&A were partially offset by reduced depreciation and amortization expense and lower bad debt expense. The increases in health insurance costs reflect the upward trends in health care self-insurance costs for the year compared to the same period last year. The reduction in depreciation and amortization expense was due to capital expenditures and conversion funds incurred from the 1997 merger; such costs started to become fully depreciated by the end of fiscal 2002. The lower bad debt expense and the reduction in service charge income were the result of a lower accounts receivable balance as a result of lower sales and favorable account aging.



                                                                            $ EXPENSE
                                                      2003     2002    INCREASE/(DECREASE)
                                                     ------   ------   -------------------
Interest expense:
  Member...........................................  $4,277   $4,974         $ (697)
  Third Parties....................................  49,747   42,381          7,366



     Interest expense to members decreased by $697, or 14.0%, as compared to the same period last year, due to a lower average principal balance of debt outstanding, partially offset by a higher average interest rate. The interest rate that TruServ offered to members to renew their maturing subordinated debt for an additional three years was higher than the coupon rate of their maturing debt.

     Third party interest expense increased $7,366, or 17.4%, as compared to the same period last year. On August 29, 2003, TruServ completed the refinancing of the existing senior revolving credit facility and senior notes resulting in the write-off of the remaining unamortized balance of prepaid bank fees and old and new senior note make whole interest cost totaling $26,927. See "Other income, net" below for related debt forgiveness. An additional factor that increased interest expense compared to the same period last year was an increase in the amortization of make whole costs incurred by the early paydown of debt from the asset sales that occurred in the second half of 2002. These write-offs and increased amortization were partially offset by lower interest costs of approximately $20,000 as a result of lower average principal balance of senior debt outstanding as compared to the same period last year and lower interest rates on the new Bank Facility. TruServ achieved the lower average principal balance by generating cash from operations and asset sales, which includes the sale leaseback of seven facilities at December 31, 2002.



                                                                              $ INCOME
                                                           2003      2002     INCREASE
                                                         --------   -------   --------
Other income, net......................................  $(19,319)  $(2,712)  $16,607



     Other income, net increased by $16,607, as compared to the same period last year. This increase in other income was due to the termination of the agreements with BMA of $7,133 (see Note 11 on Page F-49), the forgiveness of debt related to the refinancing of the existing senior revolving credit facility and senior notes of $7,706 and gain recognition from a litigation settlement.



                                                                            $ NET MARGIN
                                                         2003      2002      (DECREASE)
                                                        -------   -------   ------------
Net margin............................................  $11,010   $21,014     $(10,004)



     The first nine months resulted in net margin of $11,010, down from a net margin of $21,014 for the same period a year ago. The lower gross margin and the net cost of refinancing the existing senior revolving credit facility and senior notes of $19,221 ($26,927 interest expense net of $7,706 debt forgiveness) was partially offset by lower interest expense of approximately $20,000 related to the lower average principal balance of senior debt outstanding as compared to the same period last year and the terminating of the BMA agreements of $7,133.



LIQUIDITY AND CAPITAL RESOURCES:



     In 2001, the Commission issued Financial Reporting Release ("FRR") No. 61, which sets forth the views of the SEC regarding certain disclosures relating to liquidity and capital resources. The information provided below, which should be read in conjunction with the information in TruServ's Annual Report on Form 10-K for the year ended December 31, 2002, describes TruServ's debt, credit facilities, guarantees and future commitments, in order to facilitate a review of TruServ's liquidity.



     TruServ generated cash from operating activities for the 39 weeks ended September 27, 2003 of $8,509, as compared to $94,206 for the 39 weeks ended September 28, 2002. The change in cash related to operating activities was due principally to the non-recurrence of significant cash generation from the liquidation of excess inventory in 2002. While excess inventory was disposed of in 2003, such disposal was not at the same level in 2003. TruServ's major working capital components individually move in the same direction with the seasonality of the business. The spring and early fall are the most active periods for the co-op and require the highest levels of working capital. The low point for accounts receivable, inventory and accounts payable is at the end of the calendar year. The increase in accounts receivable and inventory from fiscal year end is partially matched by the increase in accounts payable. The cash needed to meet the future payments for accounts payable will be provided by the cash generated from collections on accounts receivable and from the future sale of inventory.



     TruServ generated cash from investing activities of $1,087 for the 39 weeks ended September 27, 2003, as compared to $29,611 of cash generated for the same period last year. This reduction was primarily due to a decrease in other assets and restricted cash in 2002. In 2002, the cash generated from other assets were provided by the early payment of the note receivable from BMA. The restricted cash generated cash in 2002 as asset sale proceeds that were recorded in restricted cash were distributed during 2002 to the senior lenders in accordance with the intercreditor agreement. However, this was partially offset by the decrease in additions to properties, which was lower by $3,578, as compared to the same period last year. The additions to capital expenditures consist of various building improvements and purchases of additional equipment and technology at TruServ's distribution centers and at its corporate headquarters.



     In the 39 weeks ended September 27, 2003, TruServ had a net decrease in cash and cash equivalents of $1,119. TruServ used the cash generated from operating activities and in its financing activities to help reduce its debt by $10,715 during 2003. In the 39 weeks ended September 28, 2002, TruServ had a net decrease in cash and cash equivalents of $77,409. This reduction in cash and cash equivalents was the result of TruServ using excess cash available at December 31, 2001 to cover outstanding checks and to pay off short-term borrowings.



     At September 27, 2003, TruServ's working capital was $47,591, as compared to $84,051 at December 31, 2002. The current ratio was 1.10 at September 27, 2003, as compared to 1.21 at December 31, 2002. This reduction in working capital and current ratio was due to TruServ refinancing the existing current and long-term senior debt into a new Bank Facility. The new Bank Facility moved a significant portion of TruServ's debt from a long-term liability to a current liability.



     On August 29, 2003, TruServ closed a new four-year $275,000 Bank Facility. The Bank Facility was used to refinance the existing senior revolving credit facility and senior notes. Under the terms of the Bank Facility agreement, the interest rate is variable at TruServ's option of LIBOR plus 2.25% or prime plus 0.25%. The unused commitment fee is 0.375%. The Bank Facility pricing includes a performance grid based upon a fixed charge coverage ratio, measured quarterly beginning in March 2004.



     The Bank Facility has no financial covenants unless daily average excess availability for the last 60 days of each quarter drops below $35,000. If the average is below $35,000, TruServ is subject to a fixed charge coverage ratio of
1.1 to 1. Additionally, TruServ is required to maintain $15,000 of excess availability at all times. Availability is the lesser of $275,000 or the calculated collateral value of eligible assets less the outstanding borrowings, letters of credit and reserves against availability that may be imposed at the reasonable discretion of the lenders. TruServ had availability, under the Bank Facility, of approximately $44,582 on September 27, 2003.



     Substantially all of the assets of TruServ and a pledge of 100% of the stock of TruServ's subsidiaries secure the Bank Facility. Borrowings under the Bank Facility are subject to borrowing base limitations that fluctuate in part with the seasonality of the business. Additionally, the qualification of accounts receivable and inventories items as "eligible" for purposes of the borrowing base is subject to unilateral change at the discretion of the lenders. The borrowing base is calculated as follows:



      i. 85% of eligible accounts receivable, plus



      ii. the lesser of 65% of the value of eligible inventory, 85% of the net orderly liquidation value of inventory or $160,000, plus



     iii. a fixed asset sublimit, calculated as the lesser of $25,000 or 65% of the fair value of certain real estate and 80% of orderly liquidation value of certain machinery and equipment. The sublimit is subject to a seven-year amortization for the portion predicated on machinery and equipment and a ten-year amortization for the portion predicated on real estate.



     The Bank Facility imposes certain limitations on and requires compliance with covenants from TruServ that are usual and customary for similar asset based revolving credit facilities. Unless such terms and conditions are waived by a majority of the lenders, these terms and conditions include, among other things:



      i. limitations on additional lease transactions, additional third-party and subordinated debt, the granting of certain liens and guarantees, capital expenditures and cash dividend payments and distributions;



      ii. restrictions on mergers, investments, prepayment of debt, transactions with related parties, acquisitions and changes in corporate control; and



     iii. periodic financial and collateral reporting requirements.

     Fees paid for closing the Bank Facility totaled $3,752 and TruServ will amortize these fees over the four-year term.



     Upon closing the Bank Facility, TruServ incurred a net expense of $19,221 to exit the replaced credit agreements. The net expense consisted of $26,927 of interest expense relating to the write-off of old and new senior note make-whole obligations and prepaid bank fees offset by $7,706 of other income relating to debt forgiveness for a portion of the existing refinanced debt.



     TruServ believes that its cash from operations and existing credit facility will provide sufficient liquidity to meet its working capital needs, planned capital expenditures and debt obligations that are due to be repaid in fiscal year 2003.



FISCAL YEAR 2002 COMPARED TO FISCAL YEAR 2001



  RESULTS OF OPERATIONS



  REVENUES AND GROSS MARGIN



     A reconciliation of revenue and gross margin between 2002 and 2001 follows:



                                                                   % OF                  GROSS
                                                       NET       2001 NET    GROSS      MARGIN %
                                                     REVENUES    REVENUES    MARGIN    OF REVENUE
                                                    ----------   --------   --------   ----------
                                                                  ($ IN THOUSANDS)
FISCAL YEAR 2001 RESULTS..........................  $2,619,434    100.0%    $264,034      10.1%
Same store sales:
  Product price increases.........................      13,340      0.5       13,340
  Product price decreases.........................      (1,100)      --       (1,100)
  Warehouse and relay revenues....................     (72,923)    (2.8)     (10,766)
  Vendor direct revenues..........................     (60,567)    (2.3)        (593)
Terminated members:
  Warehouse and relay.............................    (166,083)    (6.3)     (30,043)
  Direct..........................................     (66,084)    (2.5)        (647)
New members:
  Warehouse and relay.............................      19,268      0.7        4,301
  Direct..........................................       7,509      0.3           73
Lumber and building materials business(1).........     (21,422)    (0.8)          --
Canadian business(2)..............................     (84,397)    (3.2)     (12,344)
Advertising, transportation and other revenues....     (11,524)    (0.5)      (6,939)
Indirect cost of revenues.........................          --       --       20,515
                                                    ----------    -----     --------
Total change......................................    (443,983)   (16.9)     (24,203)
                                                    ----------    -----     --------
FISCAL YEAR 2002 RESULTS..........................  $2,175,451     83.1%    $239,831      11.0%
                                                    ==========    =====     ========


---------------


(1) The lumber business was sold on December 29, 2000. The revenue and the cost of revenue from merchandise shipped and billed in fiscal year 2001, but negotiated prior to December 29, 2000, was recorded in TruServ's results of operations in fiscal year 2001.



(2) This business was sold on October 22, 2001.



     Revenues for 2002 totaled $2,175,451. This represented a decrease in revenues of $443,983, or 16.9%, from 2001. The key contributors to the decrease in revenue are the 12% decline in the number of participating member retail outlets in 2002, representing an 8.8% revenue reduction, together with a 4.6% decline in same store sales and the effect of the sale of the Canadian business and the lumber business, representing a 4.0% revenue reduction. TruServ increased prices in September 2001. The impact of these price increases on 2002 member purchases was $13,340. In October 2002, TruServ announced it would commence lowering prices monthly in 2002 and continue price reductions into 2003. The impact of the reduction in pricing on fourth quarter 2002 member purchases was $1,100. TruServ has forecasted 2003 price reductions to members to aggregate $8,000. TruServ has forecasted that a decline in retail outlets will recur in 2003, but the forecast is not as significant as the actual 2002 decline. A favorable trend that TruServ has observed is that as a result of certain marketing programs and sales initiatives, together with the impact of a slow-down in the national economy, members are buying more merchandise from the distribution centers. This trend has favorably improved the sales mix toward more warehouse sales from the less profitable direct sales and has minimally affected revenues due to lower volume offset by higher prices, but has positively affected gross margin.



     Gross margin for 2002 totaled $239,831. This represented a decrease in gross margin dollars of $24,203, or 9.2%, as compared to 2001. The sale of TruServ Canada Cooperative, Inc. and the decline in the number of participating member retail outlets are the key contributors to the negative variance relative to the prior year. However, the gross margin as a percent of revenue increased to 11.0% in 2002 from 10.1% for 2001. The shift in the sales mix to warehouse sales from vendor direct orders and certain product price increases initiated in September 2001 contributed to the increase in gross margin as a percent of revenue. Price reductions commenced in October 2002. The indirect cost of revenues favorably impacted the gross margin dollars as a result of distribution center closures and headcount reduction, which reduced the direct inbound logistics costs and labor and related overhead incurred to bring merchandise to the distribution centers. Additional impact to gross margin was due to a reduction in advertising support fees of $7,956, which was partially offset by a reduction in gross advertising costs of $2,868. These reductions relate to lower member participation in the distribution of direct mail circulars but cost was partially offset by additional network advertising for the new power event promotions.



                                                                              $ EXPENSE
                                                           2002      2001     DECREASE
                                                          -------   -------   ---------
Logistics and manufacturing expenses....................  $60,924   $79,970    $19,046



     Logistics (outbound to members' stores) and manufacturing (the paint business) expenses decreased $19,046, or 23.8%, as compared to the prior year. Approximately $11,223 of this decrease resulted from the exclusion of expenses associated with TruServ Canada Cooperative, Inc., which was sold in October 2001. An additional $3,444 was due to the closure of several distribution centers in late 2001 through 2002, in response to a reduction in the member base. Also, a decrease of approximately $4,388 was caused by lower expense spending related to the manufacturing operations, predominately related to lower advertising. In 2003, as a result of the sale leaseback of seven facilities at the end of 2002, rent expense will be increased by a net of $11,786, which includes an increase in gross rent charges of $14,564 offset by the amortization of the gain on the sale of these facilities of $2,778. Additionally, depreciation expense will decrease by approximately $2,585 in 2003 as a result of the sale leaseback of these facilities.



                                                                              $ EXPENSE
                                                          2002       2001     DECREASE
                                                         -------   --------   ---------
Selling, general and administrative expenses...........  $92,948   $137,533    $44,585



     Selling, general and administrative expenses ("SG&A") decreased by $44,585, or 32.4%, in 2002, as compared to the prior year. TruServ achieved significant reductions in SG&A as a result of lower labor cost and reduced benefit expenses. TruServ's restructuring initiatives in 2000 and 2001, which included headcount reductions, generated a savings of $4,090 in labor costs. The $15,126 reduction in benefit plan costs were generated from lower headcount, changes in the benefits, a reduction in pension settlements with terminated employees, and the elimination in 2002 of the requirement in 2001 to cover exposure of an insurance carrier in liquidation. An additional reduction of $6,041 in SG&A expenses for fiscal 2002, as compared to fiscal 2001, is the result of lower bad debt expense due to TruServ's improved ability to collect receivables. Also in 2002, TruServ adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", which changed the accounting for goodwill from an amortization method to an impairment only approach. Goodwill amortization for fiscal year 2001 was $2,577. Other areas of reductions in SG&A include lower refinancing fees of $7,368, lower software license fees of $2,483 relating to retail point of sale software and lower non-restructuring related severance of $1,386.

                                                                              $ EXPENSE
                                                            2002     2001     DECREASE
                                                           ------   -------   ---------
Restructuring charges and other related expenses.........  $6,284   $38,522    $32,238



     In fiscal 2002, TruServ incurred restructuring and other related charges of $6,284, of which $3,313 related to restructuring, and $2,971 related to other post-employment and asset impairment charges. The restructuring charge of $3,313 in fiscal 2002 resulted from TruServ's continued workforce reductions initiated in fiscal 2000 and 2001 and related to distribution center closures and workforce reductions in the organization. This charge was comprised of $2,316 for severance and $2,296 for facility exit costs, offset by a $1,299 reduction in asset impairment charges. The severance charges of $2,316 primarily consisted of additional workforce reductions at the corporate headquarters in Chicago, Illinois. The facility exit costs of $2,296 related to exiting the Hagerstown, Maryland distribution center, which was completed prior to December 31, 2002. The $1,299 reduction of asset impairment charges consisted of a $927 favorable adjustment to the asset value for the closing of the of the Brookings, South Dakota distribution center, based on actual proceeds received on the sale of this facility in 2002. It also included a $372 favorable adjustment relating to the transfer of certain Hagerstown, Maryland equipment to other facilities, the value of which had been fully reserved in 2001. The other charges of $2,971 consisted of $1,769 for asset impairment and $1,202 for post-employment charges. The asset impairment charge of $1,769 related to the write-down of the East Butler, Pennsylvania facility. The post-employment charge of $1,202 was comprised of $352 relating to severance charges for the Cary, Illinois facility, and $850 relating to severance charges for employees located at the corporate headquarters in Chicago, Illinois.



     In fiscal 2001, TruServ recorded a charge to income of $38,522, of which $10,722 was for severance, $18,901 was for facility exit costs for the distribution centers, and $8,899 was for asset impairments. The largest component of these exit costs related to the Hagerstown, Maryland distribution center closure, which was subject to a synthetic lease. The difference of approximately $14,800 between the lease obligation at December 31, 2001 of $40,000 and management's estimate of the fair value of the building was the major component of its facility exit costs in 2001. This obligation and the original cost of the facility are not recorded on TruServ's balance sheet because it does not meet the requirement for capital lease treatment under SFAS No. 13, "Accounting for Leases." At December 31, 2002, the residual value guaranteed by TruServ under the lease was $33,383. This guarantee was satisfied from proceeds of the July 2003 sale of the facility and the August 2003 refinancing of TruServ's senior debt under a new Bank Facility.



     A summary of restructuring charges, related uses of reserves and ending reserve balances is as follows:



                                                        ADDITIONAL
                                   DECEMBER 31, 2001   RESTRUCTURING   ADJUSTMENT                 DECEMBER 31, 2002
                                     RESTRUCTURING       CHARGES/          TO                       RESTRUCTURING
                                        RESERVE          (CREDITS)     ASSET VALUE   (PAYMENTS)        RESERVE
                                   -----------------   -------------   -----------   ----------   -----------------
                                                                   ($ IN THOUSANDS)
Severance and outplacement.......       $ 8,270           $ 2,316        $   --       $ (6,345)        $ 4,241
Facility exit costs..............        17,979             2,296            --         (9,245)         11,030
Asset impairments................            --            (1,299)        1,299             --              --
                                        -------           -------        ------       --------         -------
                                        $26,249           $ 3,313        $1,299       $(15,590)        $15,271
                                        =======           =======        ======       ========         =======



     As a result of the restructuring and other efforts, an estimated annualized cost saving of $28,957 was related to charges reserved through 2001, with $4,350 of cost saving relating to additional reserve charges in 2002. Headcount reductions of 909 were related to charges reserved through 2001, with additional headcount reductions of 80 related to charges reserved for in 2002. The following chart highlights these saving and reductions by facility:



                                         ESTIMATED ANNUALIZED SAVINGS       HEADCOUNT REDUCTIONS
                                         -----------------------------   ---------------------------
                                         THROUGH     2002                THROUGH     2002
                                          2001     ADDITIONS    TOTAL     2001     ADDITIONS   TOTAL
                                         -------   ---------   -------   -------   ---------   -----
                                                              ($ IN THOUSANDS)
Henderson, North Carolina..............  $   798    $   --     $   798     102        --        102
Indianapolis, Indiana..................    1,476        --       1,476      94        --         94
Brookings, South Dakota................    4,041        --       4,041     166        --        166
Hagerstown, Maryland...................    7,545       172       7,717     331         1        332
Corporate Headquarters.................   15,097     4,178      19,275     216        79        295
                                         -------    ------     -------     ---        --        ---
Totals.................................  $28,957    $4,350     $33,307     909        80        989
                                         =======    ======     =======     ===        ==        ===



                                                                                  $ EXPENSE
                                                               2002      2001     DECREASE
                                                              -------   -------   ---------
     Interest expense:
       Member...............................................  $ 6,611   $ 7,842    $1,231
       Third Party..........................................   55,284    55,431       147



     Interest paid on member debt decreased by $1,231, or 15.7%, as compared to the prior year, due to a decrease in the average balance of debt outstanding of approximately $26,628, which was partially offset by a higher average interest rate (8.49% average in 2002 compared to 7.50% average in 2001). Third party interest expense decreased by $147, or 0.3%, as compared to the prior year. TruServ experienced an interest expense savings of $11,629, as a result of the lower average balance of senior debt outstanding as compared to 2001. However, this amount was substantially offset by higher financing fee amortization and higher interest rates, which increased the effective interest rate by approximately 2.9%, as compared to 2001 resulting in increased interest expense of $11,482. TruServ achieved the lower average debt balances in 2002 by generating cash from operations and asset sales. These amounts were offset in part, however, by the fees resulting from TruServ amending its existing credit facility and senior note agreements due to the debt covenant violation under these agreements in 2001. As a result of various debt paydowns during 2002 from cash received from asset sales, 2003 interest expense will be reduced by $14,600, offset by additional make-whole and financing fee amortization of $6,100, for a net reduction of $8,500. Of this $8,500 reduction, the paydown of third party debt with cash received from the sale leaseback of seven regional distribution centers in December, 2002 will reduce interest expense by $12,500, offset by additional make-whole and financing fee amortization of $5,600, for a net reduction of $6,900. The remaining reduction in interest expense of $1,600 is from the paydown of debt in 2002 with cash proceeds from other asset sales and notes receivable in 2001 and 2002, which reduced interest expense by $2,100, offset by additional make-whole and financing fee amortization of $500.



                                                                               $ GAIN
                                                             2002    2001     DECREASE
                                                             ----   -------   --------
Loss/(gain) on sale of assets..............................  $91    $(1,958)  $(2,049)



     Loss/(gain) on sale of assets decreased $2,049, from a gain of $1,958 in 2001 to a loss of $91 in 2002. The variance was mainly due to the nonrecurrence of fiscal 2001 gains of $1,588 and $472 recorded upon the sale of TruServ's Canadian business and the Indianapolis distribution center, respectively.



                                                                               $ NET
                                                                               MARGIN
                                                          2002       2001     INCREASE
                                                         -------   --------   --------
Net margin/(loss)......................................  $21,153   $(50,687)  $71,840



     The net margin in 2002 was $21,153, as compared to a net loss of $50,687 in 2001, an increase in net margin/(loss) of $71,840. Net margin/(loss) was favorably impacted by the closure of distribution centers and headcount reductions that occurred from the restructuring activities in 2001, the non-recurrence of the significant 2001 restructuring charges and a better gross margin percentage. These favorable impacts were partially offset by the loss of participating member retail outlets.



FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000



  RESULTS OF OPERATIONS



  REVENUES AND GROSS MARGIN



     A reconciliation of revenue and gross margin between 2001 and 2000 follows:



                                                                % OF
                                                    NET       2000 NET    GROSS     GROSS MARGIN %
                                                 REVENUES     REVENUES    MARGIN      OF REVENUE
                                                -----------   --------   --------   --------------
                                                                 ($ IN THOUSANDS)
Fiscal year 2000 results......................  $ 3,993,642    100.0%    $277,397         6.9%
Lumber and building materials business(1).....   (1,063,680)   (26.6)     (18,196)
Canadian business(2)..........................      (24,611)    (0.6)      (3,251)
Terminated members............................     (184,223)    (4.6)     (20,384)
New members...................................       26,436      0.7        3,116
Same store sales:
  Warehouse and relay revenues................      (10,665)    (0.3)      12,941
  Vendor direct revenues......................     (110,875)    (2.8)        (824)
Advertising, transportation and other
  revenues....................................       (6,590)    (0.2)        (493)
Indirect cost of revenues.....................           --       --       13,728
                                                -----------    -----     --------
Total change..................................   (1,374,208)   (34.4)     (13,363)
                                                -----------    -----     --------
Fiscal year 2001 results......................  $ 2,619,434     65.6%    $264,034        10.1%
                                                ===========    =====     ========        ====


---------------


(1) This business was sold on December 29, 2000.



(2) This business was sold on October 22, 2001.



     A reconciliation of gross margin percentage between 2001 and 2000 follows:



                                                               GROSS      % OF
                                                              MARGIN %   CHANGE
                                                              --------   ------
Fiscal year 2000 results....................................     6.9%
Effect of sale of lumber and building materials business....     1.9      61.7%
Effect of shift from vendor direct to warehouse and relay
  sales.....................................................     0.7      22.1
All other...................................................     0.6      16.2
                                                                ----     -----
Total change................................................     3.2     100.0%
                                                                ----     =====
Fiscal year 2001 results....................................    10.1%
                                                                ====



     Revenues for 2001 totaled $2,619,434. This represented a decrease in revenues of $1,374,208, or 34.4%, from 2000. The key contributors to the decrease in revenue were the sale of the lumber and building materials business to BMA in December 2000, the sale of TruServ Canada Cooperative, Inc. in October 2001, and the 11% decline in the number of participating member retail outlets in 2001 resulting in a 4.7% sales decline. The remaining revenue reduction occurred in same store sales, with 90% of this decrease in direct sales to members, which generated approximately a 1% gross margin for TruServ before consideration of vendor volume rebates on purchases. The reduction in direct sales was partially due to a shift in member purchases to warehouse sales. Certain marketing programs and sales initiatives, together with the impact of a slow down in the national economy, had encouraged members to buy in the smaller quantities that are available by purchasing merchandise from the distribution centers. This trend favorably improved the sales mix toward more warehouse sales from the less profitable direct sales.

     Gross margin for 2001 totaled $264,034. This represented a decrease in gross margin dollars of $13,363, or 4.8%, as compared to 2000. The sale of the lumber and building materials business, the sale of TruServ Canada Cooperative, Inc. and the decline in the number of participating member retail outlets were the key contributors to the negative variance relative to the prior year. However, the gross margin as a percent of revenue increased to 10.1% in 2001 from 6.9% in 2000. The shift in the sales mix to warehouse sales from vendor direct orders, a reduction in member returns and allowances, and certain product price increases contributed to the increase in gross margin as a percent of revenue. The indirect cost of revenues favorably impacted the gross margin dollars, as a result of the closure of distribution centers and headcount reduction, which reduced the direct inbound logistics costs and labor and related overhead incurred to bring merchandise to the distribution centers. The reduction in member returns and allowances was principally due to a change in processes resulting in fewer shipping errors. Additional favorable impact to gross margin was due to a reduction in gross advertising costs of $23,400, which was partially offset by a reduction in advertising support fees of $12,527. These reductions relate to lower member participation in the distribution of direct mail circulars and a reduction in network advertising.



                                                                              $ EXPENSE
                                                           2001      2000     DECREASE
                                                          -------   -------   ---------
Logistic and manufacturing expenses.....................  $79,970   $83,276    $3,306



     Logistics (outbound to members' stores) and manufacturing expenses decreased $3,306, or 4.0%, as compared to the prior year primarily due to the closure of distribution centers, headcount reductions and a reduction in the member base.



                                                                             $ EXPENSE
                                                         2001       2000     INCREASE
                                                       --------   --------   ---------
Selling, general and administrative expenses.........  $137,533   $124,584   $(12,949)



     SG&A increased by a net $12,949, or 10.4%, in 2001, as compared to 2000. Health and pension benefit costs increased $8,894 due to pension settlements with terminated employees and a decline in the expected investment return on plan assets. Software license fees related to retail point of sale software increased $3,553. Financing and legal costs, including consulting and legal fees related to the debt covenant violation under the senior debt agreements and other legal matters, were $9,337. The aggregate of this increase, $21,784, was partially offset principally by $7,146 of lower corporate staff expenses due to headcount reductions that were part of the 2000 and 2001 restructuring initiatives and $4,511 of lower headcount and operational expenses as a result of the December 2000 sale of the lumber and building materials business.



                                                                             $ EXPENSE
                                                           2001      2000    INCREASE
                                                          -------   ------   ---------
Restructuring charges and other related expenses........  $38,522   $4,944   $(33,578)



     In fiscal 2001, TruServ continued the workforce reductions initiated in fiscal 1999 and 2000 related to distribution center closures and workforce reductions at its corporate headquarters. TruServ recorded a charge to income of $38,522 in fiscal 2001. The charge is comprised of $10,722 for severance, $8,899 for asset impairments related to the distribution centers based upon current estimates of the market values of the assets compared to their book values and $18,901 of facility exit costs related to the distribution center closures. The largest component of these exit costs relates to the Hagerstown, Maryland distribution center closure, which is subject to a synthetic lease. The synthetic lease had a principal balance of $40,000 at December 31, 2001, which is due at the end of the lease term, which is the earlier of December 31, 2003 or the termination of the existing credit facility. This obligation and the original cost of the facility are not recorded on TruServ's balance sheet because it does not meet the requirement for capital lease treatment under SFAS No. 13, "Accounting for Leases." The difference between the lease obligation and management's estimate of the fair value of the building as of December 31, 2001 was approximately $14,800 and was the major component of its facility exit costs.



     In fiscal 2000, TruServ recorded a restructuring charge of $4,944, approximately $2,000 of which was related to the closures of the Henderson, North Carolina and the Indianapolis, Indiana distribution centers. The closures of Henderson and Indianapolis were completed by the end of fiscal 2001. The closures of the

Brookings and Hagerstown distribution centers were expected to be substantially completed by the end of fiscal 2002. Brookings was vacated and sold in the third quarter of fiscal 2002; Hagerstown was vacated in December 2002 and is currently for sale.



     A summary of restructuring charges, related uses of reserves and ending reserve balances is as follows:


                               DECEMBER 31, 2000    ADDITIONAL                             DECEMBER 31, 2001
                                 RESTRUCTURING     RESTRUCTURING     ASSET                   RESTRUCTURING
                                    RESERVE           CHARGES      IMPAIRMENT   PAYMENTS        RESERVE
                               -----------------   -------------   ----------   --------   -----------------
                                                             ($ IN THOUSANDS)
Severance and outplacement...       $  861            $10,722       $    --     $(3,313)        $ 8,270
Facility exit costs..........        1,051             18,901            --      (1,973)         17,979
Asset impairments............           --              8,899        (8,899)         --              --
                                    ------            -------       -------     -------         -------
                                    $1,912            $38,522       $(8,899)    $(5,286)        $26,249
                                    ======            =======       =======     =======         =======

                               ESTIMATED
                               ANNUALIZED   HEADCOUNT
                                SAVINGS     REDUCTION
                               ----------   ---------
                                  ($ IN THOUSANDS)
Severance and outplacement...
Facility exit costs..........
Asset impairments............
                                $28,957        909
                                =======        ===



                                                                              $ EXPENSE
                                                           2001      2000     DECREASE
                                                          -------   -------   ---------
Interest expense:
  Members...............................................  $ 7,842   $11,131    $3,289
  Third Party...........................................   55,431    56,575     1,144



     Interest expense to members decreased by $3,289, or 29.5%, as compared to the prior year, primarily due to a lower average principal balance of debt outstanding to members. Third party interest expense decreased by $1,144, or 2%, as compared to the prior year. The interest expense savings from the lower average principal balance of senior debt outstanding, as compared to the prior year, was offset by the interest rate increase of approximately 2% imposed as a result of the debt covenant violation under the revolving credit facility and the senior note agreements. As a result of this default interest rate, TruServ incurred additional interest expense of $6,779 in fiscal 2001.



                                                                              $ GAIN
                                                         2001       2000     DECREASE
                                                        -------   --------   --------
Loss/(gain) on sale of assets.........................  $(1,958)  $(30,337)  $(28,379)



     Loss/(gain) on sale of assets decreased $28,379. The variance was due to the nonrecurrence of the gain of $28,981 recorded upon the sale of TruServ's lumber and building materials business in December 2000.



                                                                          $ OTHER INCOME
                                                         2001     2000       DECREASE
                                                        ------   ------   --------------
Other income, net.....................................  $3,996   $7,809       $3,813



     Other income decreased by $3,813, due principally to the nonrecurrence of a gain of $4,999 recorded in fiscal 2000 from the settlement of certain pension obligations to fully vested employees through the purchase of annuity contracts.



                                                                            $ NET MARGIN
                                                         2001      2000       DECREASE
                                                       --------   -------   ------------
Net margin/(loss)....................................  ($50,687)  $34,117     ($84,804)



     The net loss in 2001 was $50,687, as compared to a net margin of $34,117 in 2000, reflecting a decrease in net margin of $84,804. Net margin was unfavorably impacted from gain on the sale of the lumber and building materials business in fiscal year 2000, TruServ's significant restructuring charges, the loss of member retail outlets, and the financing and legal cost related to the debt covenant violation. These unfavorable impacts to net margin were partially offset by a better gross margin percentage and the favorable impacts from TruServ's restructuring initiative.

LIQUIDITY AND CAPITAL RESOURCES



     In 2001, the Commission issued Financial Reporting Release No. 61, which sets forth the views of the Commission regarding certain disclosures relating to liquidity and capital resources. The information provided below describing TruServ's debt, credit facilities, guarantees and future commitments is included in order to facilitate a review of TruServ's liquidity.



     TruServ generated cash from operating activities for the fiscal year 2002, 2001 and 2000 in the amounts of $104,095, $179,441 and $83,573, respectively.
The cash generated from the decrease in inventory in fiscal year 2002, 2001 and 2000 was $99,528, $100,692 and $38,752, respectively. TruServ generated cash in 2002 and 2001 through initiatives to improve inventory turns and eliminate excess and/or obsolete inventory, as well as a result of closing distribution centers, which in turn reduced stock levels. In addition, TruServ initiated several inventory reduction programs to keep inventory levels in line with a reduction in membership. TruServ generated cash in 2000 principally from distribution network consolidation to respond to the decline in sales. While not as significant as the decline that occurred in 2002, TruServ is forecasting a decline in inventory of $10,000 for 2003, as it continues to improve inventory turns and assortment and to respond to the decrease in the number of participating member outlets.



     TruServ generated cash from the decrease in accounts and notes receivable for the fiscal year 2002, 2001 and 2000 in the amount of $32,926, $127,000 and $52,187, respectively. TruServ's 13 month average member receivable DSO (Days Sales Outstanding) was 39.7, 43.9 and 41.3 days for 2002, 2001 and 2000, respectively. The cash improvement in 2002 was related to the improved DSO of
4.2 days. In fiscal 2001, the sale of the lumber and building materials business significantly impacted both cash generated from accounts and notes receivable and DSO. The sale of the lumber and building materials business accounted for approximately $64,000 of cash generated in 2001 and caused the DSO to increase since that business' average terms were approximately 20 days, which was lower than TruServ's average DSO. The remaining decrease in accounts and notes receivable is mainly due to a decline in sales, change in sales mix from direct sales to warehouse sales, and the implementation of improved collection efforts. In fiscal 2000, the decrease in accounts and notes receivable is related both to a decline in sales and to the implementation of improved collection efforts.



     The other significant impact in operating activities was in accounts payable. In fiscal 2002, 2001 and 2000, cash used to fund the decrease in accounts payable was $52,091, $92,216 and $81,944, respectively, which partially offset the cash generated from inventory and accounts receivable. The decrease in fiscal 2002 is primarily due to the lower inventory purchases. The decrease in fiscal 2001 is partially due to the reduction of lumber vendors resulting from the sale of the lumber and building materials business, which accounts for approximately $39,000 of the decrease. The remaining decrease is a result of lower inventory purchases. The decrease in fiscal 2000 is related both to lower inventory purchases and to lower accounts and notes receivable related to direct sales.



     TruServ generated cash flows from investing activities for fiscal year 2002 in the amount of $145,960. Cash flows used for investing activities for the fiscal year 2001 and 2000 were $26,502 and $1,954, respectively. Investing activities include capital expenditures, proceeds from sales of properties, restricted cash activities and changes in other assets. Total capital expenditures, including expenditures under capital leases, were $12,838 for the fiscal year ended December 31, 2002, as compared to $15,151 and $12,526 for the fiscal years ended December 31, 2001 and December 31, 2000, respectively. Capital expenditures are comprised of various building improvements and purchases of additional equipment and technology at TruServ's distribution centers and at its corporate headquarters. TruServ has forecasted that the capital expenditure investment for fiscal 2003 will approximate fiscal 2002 spending for capital expenditures. In fiscal 2002, the gross proceeds from the sale of properties were $127,941, which principally related to the sale leaseback of seven properties (See Note 13, "Sale Leaseback" to the Consolidated Financial Statements beginning at page F-1) and the sale of the Brookings, South Dakota distribution center. In fiscal 2001, the proceeds from sale of properties were $10,511, which were generated from the sale of TruServ Canada Cooperative, Inc. and the sale of its Indianapolis, Indiana property. In fiscal 2000, the proceeds from the sale of properties were $23,113. The principal amount of cash generated in 2000 was from the sale of the lumber and building materials business on

December 29, 2000 in the amount of $13,948. Additionally, TruServ generated additional cash from this transaction in the amount of $5,164 pursuant to non-competition, cooperation, lease and other agreements.



Restricted cash consisted of the following at December 31:



                                                                 2002       2001
                                                                -------    -------
                                                                 ($ IN THOUSANDS)
Letters of credit...........................................    $11,691    $11,392
Proceeds from sale of assets available for debt reduction by
  the collateral agent......................................         39     10,906
Lockbox cash management deposit requirements................      4,025      4,000
Redeemable (subordinated) notes.............................         --      1,746
Escrow......................................................         --      1,031
                                                                -------    -------
                                                                $15,755    $29,075
                                                                =======    =======



     TruServ finances its requirements for letters of credit with cash deposited and invested at the issuing bank. TruServ partially secures its requirement for banking services by maintaining invested cash deposits with its cash management banks. The intercreditor agreement amended in April 2002 with TruServ's lenders requires TruServ to hold the proceeds from the sale of certain assets in a restricted cash account invested with the collateral agent to be used for debt reduction. These proceeds were held by the collateral agent in fiscal 2001 and distributed after the Senior Debt agreements were amended in April 2002.



     TruServ generated cash flows from operating and investing activities in 2002 and from operating activities in 2001 and 2000 and used them primarily for financing activities. In particular, TruServ applied the cash flow to reducing its long-term and short-term financing and the level of outstanding checks at year end, which collectively were $329,870, $79,614, and $67,943 for fiscal year 2002, 2001 and 2000, respectively. In fiscal 2002, short-term borrowings for financing activities used cash of $113,903, as a result of TruServ maintaining the revolving credit facility borrowings at $140,000 at December 31, 2001. Of the $140,000 of borrowings outstanding, $57,000 was held in cash and was recorded in cash and cash equivalents at December 31, 2001.



     TruServ's total debt, including member subordinated notes, whose long-term component is a component of Members' capitalization, was $256,201 and $514,287 at December 31, 2002 and 2001, respectively. TruServ achieved this reduced level of debt with cash generated from operations, reduction in excess cash, asset sales and sale leaseback transaction proceeds. See "Properties -- Sale Leaseback Transaction."



     TruServ's debt consisted of the following at December 31:



                                                                  2002        2001
                                                                --------    --------
                                                                  ($ IN THOUSANDS)
Short-term borrowings.......................................    $ 27,852    $141,755
Senior notes................................................     158,920     279,429
Redeemable (subordinated) term notes........................       3,296       7,819
Capital lease obligations...................................       1,247       2,678
Promissory (subordinated) and installment notes(1)..........      64,886      82,606
                                                                --------    --------
                                                                 256,201     514,287
Cash and cash equivalents borrowed and available to reduce
  debt(2)...................................................          --     (57,000)
                                                                --------    --------
Adjusted debt outstanding...................................    $256,201    $457,287
                                                                ========    ========


---------------

(1) $43,531 and $42,973 of amounts shown as of December 31, 2002 and 2001, respectively, are reflected in members' capitalization on the balance sheet as of the respective dates.



(2) See "Excess cash" in next table.

     The change in TruServ's debt balances were as follows for fiscal years ending December 31:



                                                                  2002         2001
                                                                ---------    --------
                                                                  ($ IN THOUSANDS)
Beginning balance...........................................    $ 514,287    $554,210
Miscellaneous asset sale payments (net of makewhole of
  $5,989)...................................................      (27,802)         --
Sale leaseback payments (net of makewhole of $12,695)(1)....     (103,624)         --
Excess cash.................................................      (57,000)     57,000
Paydown from cash generated from operations, net of other
  uses......................................................      (69,660)    (96,923)
                                                                ---------    --------
Ending balance..............................................    $ 256,201    $514,287
                                                                =========    ========


---------------

(1) Excludes prepayments on synthetic lease obligation of $5,119.



     TruServ had outstanding borrowings under its revolving credit facility agreement of $27,852 and $140,000 at December 31, 2002 and 2001, respectively. The $140,000 outstanding as of December 31, 2001 included approximately $57,000 of cash recorded in cash and cash equivalents that was available to reduce outstanding borrowings to $83,000. The weighted average interest rate on these borrowings was 8.3% and 9.9% for the years ended December 31, 2002 and 2001, respectively. The 2001 average interest rate reflects the inclusion of a 2% default premium. The 2002 average interest rate includes the impact of 3 primary factors: the elimination of the 2% default rate as of the April 2002 amendment, the periodic decline in the prime rate, partially offset by higher base rate and fees instituted in the April 2002 amendments.



     TruServ's Hagerstown, Maryland distribution center was subject to a synthetic lease. The synthetic lease had a principal balance of $33,383 as of December 31, 2002, which was due at the end of the amended lease term, which is the earlier of December 31, 2003 or the termination of the existing revolving credit facility. This obligation and the original cost of the facility were not recorded in TruServ's balance sheet because the synthetic lease does not meet the requirement for capital lease treatment under SFAS No. 13, "Accounting for Leases." The difference between the lease obligation and management's estimate of the fair value of the building at December 31, 2002 is approximately $8,183 and was the December 31, 2002 balance in the restructuring reserve that was accrued in Fiscal 2001. On July 17, 2003, the Hagerstown, Maryland distribution facility was sold by the legal title holder, a Delaware Business trust unrelated to TruServ. Title to the facility was acquired by the purchasing party through a Massachusetts Nominee trust, both of which are parties unrelated to TruServ. TruServ's remaining obligation to the third-party that had established the Delaware Business trust, which was previously accrued for in the restructuring reserve, was reduced by the amount of the net sales proceeds of the facility to a $9,368 senior term loan. This senior term loan matured upon the early refinancing of TruServ's senior debt. In addition, beginning on July 17, 2003, TruServ entered into a two year triplenet operating lease agreement for the Hagerstown facility with the new trust now owning the facility, with monthly base lease payments of $223.



     The principal payment schedule for long-term debt, promissory and installment notes as of December 31, 2002 is as follows:



                                           2003       2004       2005       2006       2007      THEREAFTER
                                          -------    -------    -------    -------    -------    ----------
                                                                  ($ IN THOUSANDS)
Senior notes(1).......................    $34,833    $22,138    $24,852    $24,566    $24,566     $27,965
Redeemable (subordinated) term
  notes(2)(3).........................      3,185        111         --         --         --          --
Capital lease obligations.............        424        441        311         71         --          --
Promissory (subordinate) and
  installment notes issued to
  members(2)..........................     21,322     19,998     23,565         --         --          --
                                          -------    -------    -------    -------    -------     -------
                                          $59,764    $42,688    $48,728    $24,637    $24,566     $27,965
                                          =======    =======    =======    =======    =======     =======


---------------

(1) These notes were refinanced on August 29, 2003 under the new Bank Facility and the payment obligations no longer exist. Scheduled payments on these notes prior to August 29, 2003 were $30,262.

(2) Amounts shown are the scheduled repayments on the subordinated notes. However, the amended debt agreements limit the aggregate payments on the subordinated notes to $24,000 in 2002 and $14,000 in 2003. TruServ paid an aggregate of $17,765 with respect to the subordinated notes in 2002. While the scheduled repayments on the subordinated notes aggregated $44,244, TruServ was able, with the consent of the holders thereof, to extend the maturity date of the other subordinated notes that came due in 2002 and, thus, comply with the covenant in the amended debt agreements. In 2003, TruServ again sought the consent of the holders in order to extend a portion of the notes due in 2003, and has received enough consents to be in compliance with the amended debt agreements. This limitation does not exist under the new Bank Facility.



(3) The redeemable (subordinated) term notes have two to four year terms and were issued in exchange for promissory (subordinated) notes that were held by promissory note holders who do not own the company's Redeemable Class A voting common stock. They were also available for purchase by investors that are affiliated with TruServ. TruServ does not intend to issue new notes.



     On August 29, 2003, TruServ closed a new four year $275,000 Bank Facility. The Bank Facility was used to refinance the existing senior revolving credit facility and senior notes. Under the terms of the Bank Facility agreement, the interest rate is variable at TruServ's option of LIBOR plus 2.25% or prime plus 0.25%. The unused commitment fee is 0.375%. The Bank Facility pricing includes a performance grid based upon a fixed charge coverage ratio, measured quarterly beginning in March 2004.



     The Bank Facility has no financial covenants unless daily average excess availability for the last 60 days of each quarter drops below $35,000. If the average is below $35,000, TruServ is subject to a fixed charge coverage ratio of
1.1 to 1. Additionally, TruServ is required to maintain $15,000 of excess availability at all times. Availability is the lesser of $275,000 or the calculated collateral value of eligible assets less the outstanding borrowings, letters of credit and reserves against availability that may be imposed at the reasonable discretion of the lenders. TruServ had availability, under the Bank Facility, of approximately $44,582 on September 27, 2003.



     Substantially all of the assets of TruServ and a pledge of 100% of the stock of TruServ's subsidiaries secure the Bank Facility. Borrowings under the Bank Facility are subject to borrowing base limitations that fluctuate in part with the seasonality of the business. Additionally, the qualification of accounts receivable and inventory items as "eligible" for purposes of the borrowing base is subject to unilateral change at the discretion of the lenders. The borrowing base is calculated as follows:



      i. 85% of eligible accounts receivable, plus



      ii. the lesser of 65% of the value of eligible inventory, 85% of the net orderly liquidation value of inventory or $160,000, plus



     iii. a fixed asset sublimit, calculated as the lesser of $25,000 or 65% of the fair value of certain real estate and 80% of orderly liquidation value of certain machinery and equipment. The sublimit is subject to a seven-year amortization for the portion predicated on machinery and equipment and a ten-year amortization for the portion predicated on real estate.



     The Bank Facility imposes certain limitations on and requires compliance with covenants from TruServ that are usual and customary for similar asset based revolving credit facilities. Unless such terms and conditions are waived by a majority of the lenders, these terms and conditions include, among other things:



      i. limitations on additional lease transactions, additional third-party debt and subordinated debt, the granting of certain liens and guarantees, capital expenditures and cash dividend payments and distributions;



      ii. restrictions on mergers, investments, prepayment of debt, transactions with related parties, acquisitions and changes in corporate control; and



     iii. periodic financial and collateral reporting requirements.

     Fees paid for closing the Bank Facility totaled $3,752 and TruServ will amortize these fees over the four-year term.



     Upon closing the Bank Facility, TruServ incurred a net expense of $19,221 related to replacing its prior credit agreements. The net expense consisted of $26,927 of interest expense relating to the write-off of old and new senior note make-whole obligations and prepaid bank fees offset by $7,706 of other income TruServ achieved by negotiating partial debt forgiveness from the lenders under its prior credit agreement.



     TruServ provides guarantees for certain member loans, but is not required to provide a compensating balance for the guarantees. TruServ is required to pay off a portion of the full amount of these loans under these guarantees, which range from 15-50% of the member's outstanding balance. In the event that a member defaults on its loan, the member will be liable to TruServ for the guaranteed amount. The amount of the guaranteed portion of these member loans, which are not recorded in TruServ's balance sheet, was approximately $998 and $2,172 as of September 27, 2003 and December 31, 2002, respectively. The balance of $998 as of September 27, 2003 includes approximately $293 that will mature over the next 12 months. The remaining guarantees will expire periodically through 2013. TruServ carries a reserve of $114 relating to these guarantees.



     Additionally, TruServ sold certain member note receivables to a third party in 2002 which it has fully guaranteed. TruServ is required to pay 100% of the outstanding balance of these member notes under these guarantees in the event that a member defaults on its notes, after which the member will be liable to TruServ for the guaranteed amount. The balance of these member notes at September 27, 2003 and December 31, 2002 was $574 and $871, respectively, and is recorded as a liability and related receivable in TruServ's consolidated balance sheet. TruServ carries a $57 reserve relating to the guarantees on these notes. The balance of $574 as of September 27, 2003 includes approximately $241 that will mature over the next 12 months. The remaining guarantees will expire periodically through 2007.



     Cash and cash equivalents at December 31, 2002 and 2001 were $9,001 and $88,816, respectively. As of December 31, 2001 the revolving credit facility borrowings were at $140,000, which included $57,000 of cash recorded in cash and cash equivalents that was available to reduce outstanding borrowings to $83,000.



     At December 31, 2002, TruServ's working capital was $84,051, as compared to $25,740 at December 31, 2001, and $91,098 at December 31, 2000. The current ratio was 1.21 at December 31, 2002, as compared to 1.04 at December 31, 2001, and 1.12 at December 31, 2000. This increase in both the working capital and the current ratio between 2002 and 2001 primarily resulted from the reduction of short-term maturities of senior debt due to a large scheduled debt payment in 2002, as well as a reduction in short term revolver debt resulting from paydowns from proceeds received from various asset sales in 2002. The decrease in the working capital between 2001 and 2000 primarily resulted from an increase in short-term maturities of senior debt in 2001 as noted above, as well as an increase in accrued liabilities in 2001 from additional restructuring charges.



     TruServ believes that its cash from operations and existing credit facilities will provide sufficient liquidity to meet its working capital needs, planned capital expenditures and debt obligations due to be repaid in fiscal year 2003.



CRITICAL ACCOUNTING POLICIES



     Financial Reporting Release No. 60 recently released by the SEC recommends that all registrants include a discussion of "critical" accounting policies or methods used in the preparation of financial statements.



     TruServ's significant accounting policies are contained in the accompanying Notes to Consolidated Financial Statements. The financial statements have been prepared in conformity with generally accepted accounting principles and, accordingly, include amounts based on informed estimates and judgments of management with due consideration given to materiality. Accordingly, actual results could differ from those estimates. The following represents those critical accounting policies where materially different amounts would be reported under different conditions or using different assumptions.

     - Receivables, net of valuation allowances -- At December 31, 2002, accounts receivable, net of $8,553 in allowance for doubtful accounts, were $207,709. The valuation allowance was determined based upon TruServ's evaluation of known requirements, aging of receivables, historical experience, the current economic environment and the ability of TruServ to set off against any unpaid receivable amounts due to members for stock, notes, interest and declared and unpaid dividends. While TruServ believes it has appropriately considered known or expected outcomes, its members' ability to pay their obligations, including those to TruServ, could be adversely affected by declining sales of hardware at retail resulting from such factors as contraction in the economy, loss of memberships or intense competition from chain stores, discount stores, home centers and warehouse stores.



     - Inventory valuation -- At December 31, 2002, inventories, net of $10,434 in valuation reserves, were $234,448, and reflect the reductions from cost in order to state inventories at the lower of cost or market. The lower of cost or market valuation considers the estimated realizable value in the current economic environment associated with disposing of surplus and/or damaged/obsolete inventories. The estimated realizable value was based on an analysis of historical trends related to distressed inventory of TruServ. This analysis considers trends to return merchandise to suppliers, transfer to other distribution centers, the sell-down of product through the price reduction process and final liquidation price. Should the current economic climate significantly contract further resulting in retailers being unwilling to accept deliveries of advance orders placed (or TruServ electing not to ship inventories to those retailers where additional credit risk is not deemed appropriate), unanticipated decline in retail outlets or a significant contraction in TruServ's warehouse stock replenishment business for selected product categories, additional downward valuation adjustments could be required. The potential additional downward valuation adjustments could result from unanticipated additional excess quantities of finished goods and raw materials, and/or from lower disposition values offered by the parties who normally purchase surplus inventories.



     - Goodwill -- At December 31, 2002, the accompanying Consolidated Balance Sheet reflects $91,474 of goodwill. Goodwill is tested for impairment using a discounted cash flow analysis by each reporting unit. This test is completed annually, unless significant events necessitate a more frequent test. The test completed at December 31, 2002 used a discount rate of 11.15% and TruServ determined that no impairment exists.



     - Deferred tax assets -- At December 31, 2002, the accompanying Consolidated Balance Sheet reflects $97,685 of deferred tax assets, principally related to net operating loss carryforwards, deferred gain recognition and nonqualified notices of allocation. These deferred tax assets, net of deferred tax liabilities of $2,733, are offset by a full valuation allowance at December 31, 2002. TruServ had approximately $70,911 of tax operating loss carryforwards available to offset future taxable income. In general, such carryforwards must be utilized within 20 years of incurring the net operating loss. At December 31, 2002, TruServ concluded that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, and that a full valuation allowance is required. Deferred tax assets will only be realized to the extent future earnings are retained by TruServ and not distributed to members as patronage dividends.



     - Accrued expenses -- At December 31, 2002, the accompanying Consolidated Balance Sheet reflects $84,082 of accrued expenses, principally related to restructuring, pension, health and other benefits. TruServ utilized current real estate market values in writing down the value of the East Butler, Pennsylvania facility. TruServ will exit its operations in that facility during 2003, and that facility is for sale. TruServ also used current real estate market values in adjusting its obligation under a synthetic lease related to the Hagerstown, Maryland distribution center, which is closed and is for sale. Should real estate values continue to decline, an additional provision may be required. Additionally, TruServ works with an actuarial firm in the valuation of benefit obligations. TruServ selects certain actuarial assumptions on which to base the calculation of the actuarial valuation of the obligation, such as the discount rate (interest rate used to determine present value of obligations payable in the future), medical trend rate, expected return on assets and mortality tables to determine the expected future benefit obligations. The discount rate was based on an analysis of bond rates with terms that have similar durations as the pension liabilities. The medical trend rate was based on an analysis of inflation rates and medical inflation rates and the long-term trend for these rates. The expected return on assets was based on an analysis of historical real returns on TruServ's portfolio mix over 30 year periods. This analysis created a range of rates that were adjusted for a future inflation factor and the impact for trust fees and the rate used is within this range of rates. To the extent that the actual rates and mortality vary from the assumptions used to determine the present actuarial valuation of these benefits, additional provision for expense may be necessary.



NEW ACCOUNTING PRONOUNCEMENTS



     In January 2002, TruServ adopted SFAS No. 142, "Goodwill and Other Intangible Assets." See Note 1, "Description of Business and Accounting Policies" to the Consolidated Financial Statements beginning at page F-1.



     In January 2003, TruServ adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this standard did not have a material impact on TruServ's financial position or results of operations.



     In January 2002, TruServ adopted SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets," replacing SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and portions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and changes the criteria to be met to classify an asset as held-for-sale. SFAS No. 144 retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held-for-sale. The adoption of this standard did not have a material impact on TruServ's financial position or results of operations.



     In January 2003, TruServ adopted SFAS No. 145, "Rescission of FAS 4, 44 and 64, Amendment of FAS 13 and Technical Corrections as of April 2002." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" (eliminating the extraordinary treatment of gains or losses on debt modification other than for certain exceptions) and its related amendment, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends SFAS No. 13, "Accounting for Leases" (to eliminate an inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale leaseback transactions). SFAS No. 145 also amends other existing authoritative pronouncements (to make various technical corrections, clarify meanings or describe their applicability under changed conditions). The adoption of SFAS No. 145 by TruServ did not have a material impact on TruServ's financial position or results of operations.



     In January 2003, TruServ adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to the requirement for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized only when the liability is incurred; under EITF Issue No. 94-3, a liability for an exit cost, as defined in EITF Issue No. 94-3, was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value and only when the liability is incurred. This standard will be applied to any exit or disposal activities undertaken after December 31, 2002.

     In the third quarter of 2003, TruServ adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Adoption of this standard impacted the classification in the Condensed Consolidated Balance Sheet of Promissory (subordinated) and installment notes, net of current portion; Redeemable nonqualified Class B non-voting common stock; and stock presented for redemption but deferred due to the moratorium. Promissory (subordinated) and installment notes, net of current portion, which are notes with three year durations with current owners of TruServ's Class A common stock, are now included in Long-term debt. Promissory (subordinated) and installment notes, net of current portion previously was recorded under the caption of Members' capitalization. Redeemable nonqualified Class B non-voting common stock is now included in long-term liabilities as these shares of stock have a planned redemption schedule. Redeemable nonqualified Class B non-voting common stock previously was recorded under the caption of Members' equity. Redeemable nonqualified Class B non-voting common stock has a planned redemption schedule of at least 10% of the shares by December 31, 2011; at least 40% of the shares by December 31, 2019 and all of the shares by December 31, 2029. Shares of stock presented for redemption but deferred due to the moratorium are now included in long-term liabilities in Deferred stock redemptions contain the par value of Class A, Qualified Class B and Nonqualified Class B common stock reduced by the legal right of offsets from the Loss allocation, Accumulated deficit and Accounts receivable accounts for each shareholder who has presented their stock for redemption but has been deferred due to the moratorium. These amounts were recorded in each of the respective categories. As of September 27, 2003, the aggregate value of the terminated members' equity investments presented for redemption but deferred due to the moratorium was approximately $32,092, after the offset of the loss allocations resulting from the 1999 loss, the 2001 loss and accounts receivable owed by the former members. Historically, TruServ has offset amounts due by its members against amounts that it pays to the members on redemption of their stock.



     The effects of SFAS 150 on Member Capitalization are as follows:



                                                                  STOCK
                           BALANCE AT                          REDEMPTIONS       NON-QUALIFIED
                            9/27/2003                        DEFERRED DUE TO        CLASS B
                           BEFORE THE     PROMISSORY AND     THE MORATORIUM       COMMON STOCK        BALANCE AT
                            EFFECT OF    INSTALLMENT NOTES   RECLASSIFIED TO    RECLASSIFIED TO     9/27/2003 AFTER
                           ADOPTION OF    RECLASSIFIED TO       LONG-TERM          LONG-TERM          ADOPTION OF
                            SFAS 150      LONG-TERM DEBT       LIABILITIES        LIABILITIES          SFAS 150
                           -----------   -----------------   ---------------   ------------------   ---------------
Promissory and
  installment notes......   $ 55,042         $(55,042)          $     --            $     --           $     --
Redeemable Class A common
  stock..................     50,144               --            (18,268)                 --             31,876
Redeemable Class B common
  stock..................    176,945               --            (57,905)            (23,450)            95,590
Loss allocation..........    (73,684)              --             27,747                  --            (45,937)
Deferred patronage.......    (25,232)              --                 --                  --            (25,232)
Accumulated deficit......    (69,069)              --              9,456                  --            (59,613)
Accumulated other
  comprehensive loss.....     (1,153)              --                 --                  --             (1,153)
                            --------         --------           --------            --------           --------
Total members'
  capitalization.........   $112,993         $(55,042)          $(38,970)           $(23,450)          $ (4,469)
                            ========         ========           ========            ========           ========



     Stock redemptions deferred due to the moratorium of $38,970 are reduced by the legal right of offset of accounts receivable of $6,878 for the net deferred stock redemption of $32,092. The Class A common stock and the Non-Qualified Class B common stock have historically been paid out at the time of redemption. Qualified Class B common stock has historically been paid out by means of a five-year subordinated installment note, which has the first installment due at the end of the calendar year of the time of redemption. On a member by member basis, the net amount of $32,092 owed to terminated members would be payable approximately $7,002 at the time of redemption, and $25,090 in five-year installment notes. Additionally, adoption of this standard did not have a material impact on TruServ's results of operations or cash flow.



     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, FIN 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, TruServ has disclosed certain guarantees that existed at December 31, 2002 in Note 8 and updated the status of the guarantees at June 28, 2003. In January 2003, TruServ adopted the recognition provisions of FIN 45 for guarantee activities initiated after December 31, 2002. TruServ did not have any new guarantees in the first half of 2003.



     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51." FIN 46 provides guidance on the identification of, and reporting for, entities over which control is achieved through means other than voting rights; such entities are known as Variable Interest Entities ("VIE's"). See Note 11, "Subsequent Events," to the Unaudited Condensed Consolidated Financial Statements beginning at page F-1 for a further discussion of VIE's.



     In November 2002, the EITF reached a consensus on EITF Issue No. 02-16 "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"), which addresses the accounting and income statement classification for consideration given by a vendor to a retailer in connection with the sale of the vendor's products or for the promotion of sales of the vendor's products. The EITF concluded that such consideration received from vendors should be reflected as a decrease in prices paid for inventory and recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration for treatment as reimbursement of specific, identifiable incremental costs. In January 2003, the EITF clarified that this issue is effective for arrangements with vendors initiated on or after January 1, 2003. In March 2003, the EITF addressed the issue again with respect to the reclassification of prior period amounts and determined that reclassification is only permitted provided that previously reported net income would not change as a result of applying the consensus. TruServ adopted the provisions of EITF 02-16 effective January 1, 2003; however, TruServ applied the provisions to agreements modified prior to January 1, 2003 effective for 2003 and reclassified prior period amounts of revenue and costs of revenue accordingly for presentation purposes. The classification provisions should have been applied on a prospective basis for all agreements entered into or modified after January 1, 2003. The following table presents revenue and costs of revenue for the first two quarters of 2002 and the six months ended June 29, 2002 as if the previous reclassifications for EITF 02-16 had not been applied.



                                                            FOR THE QUARTER ENDING
                                                        ------------------------------   YEAR-TO-DATE
                                                        MARCH 30, 2002   JUNE 29, 2002   JUNE 29, 2002
                                                        --------------   -------------   -------------
Revenue per previously filed 2003 Forms 10-Q..........     $548,429        $588,033       $1,136,462
Reversal of reclassification..........................        4,799           9,823           14,622
                                                           --------        --------       ----------
Revenue...............................................     $553,228        $597,856       $1,151,084
                                                           ========        ========       ==========
Cost of revenue per previously filed 2003 Forms
  10-Q................................................     $494,243        $513,632       $1,007,875
Reversal of reclassification..........................        4,799           9,823           14,622
                                                           --------        --------       ----------
Cost of revenue.......................................     $499,042        $523,455       $1,022,497
                                                           ========        ========       ==========



     The adoption of EITF 02-16 has not had a material impact on the Company's 2003 results of operations, financial position or cash flows.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


                                ($ IN THOUSANDS)


     TruServ's operations are subject to certain market risks, primarily interest rate risk and credit risk. Interest rate risk pertains to TruServ's variable rate debt with a borrowing ceiling of $217,860 at September 27, 2003; approximately $166,961 was outstanding at September 27, 2003. A 50 basis point movement in interest rates would result in an approximate $835 annualized increase or decrease in interest expense and cash flows based on the outstanding balance at September 27, 2003.



     For the most part, TruServ has historically managed interest rate risk through a combination of variable and fixed-rate debt instruments with varying maturities. Following the refinancing of its senior debt, TruServ is required by the Bank Facility to enter into certain interest rate protection agreements to manage its interest rate risk. TruServ has purchased interest rate caps that limit its risk on $25,000 of variable rate debt for the entire term of the Bank Facility to a maximum underlying LIBOR rate of 3.5%, approximately 2.25% increase over current LIBOR. Credit risk pertains primarily to TruServ's trade receivables. TruServ extends credit to its members as part of its day-to-day operations. TruServ believes that as no specific receivable or group of receivables comprises a significant percentage of total trade accounts, its risk in respect to trade receivables is limited. Additionally, TruServ believes that its allowance for doubtful accounts is adequate with respect to member credit risks. TruServ performs no speculative hedging activities. TruServ does not have any variable interest entities ("VIE's") and all related party transactions (i.e., transactions with members) are at arm's length.


                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     TruServ's consolidated financial statements and report of independent accountants are listed in the index on page F-1.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE


     None.


               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT


     The directors and senior executive officers (officers who report directly to the CEO) of TruServ are:



                                                                    POSITIONS HELD AND
               NAME                    AGE                          BUSINESS EXPERIENCE
               ----                    ---                          -------------------
Bryan R. Ableidinger...............    55       Chairman since April 2003. Director since August 2000.
                                                Owner/operator of retail hardware business since 1975.
Cathy C. Anderson..................    54       Senior Vice President, General Counsel and Secretary since
                                                February 17, 2003. Previous position was Executive Vice
                                                President, General Counsel and Secretary, Alliant
                                                Foodservice, Inc. 1995 - 2002.
Laurence L. Anderson...............    61       Director since April 2002 currently is a consultant for
                                                Associated Wholesale Grocers. Prior positions include
                                                Executive Vice-President and President of Super Kmart from
                                                1997 to 1999, from 1975 to 1997 held several positions at
                                                Super Value, Inc., with the final position being executive vice president of the corporation and president of its
                                                retail food companies.

                                                                    POSITIONS HELD AND
               NAME                    AGE                          BUSINESS EXPERIENCE
               ----                    ---                          -------------------
Joe W. Blagg.......................    54       Director since April 1996. Chairman January 2000 to April
                                                2003. Owner/operator of retail hardware business since
                                                1979. Acting Chief Executive Officer from July 3, 2001 to
                                                November 16, 2001.
Michael S. Glode...................    54       Director since April 2003. Owner/operator of retail
                                                hardware business since 1970.
William F. Godwin..................    48       Senior Vice President, Merchandise Supply Chain since April
                                                1, 2001. Prior positions with TruServ were Vice President,
                                                Merchandise Supply Chain, from 2000 to 2001, Vice
                                                President, Inventory Management from 1998 to 2000, and Vice
                                                President Merchandising, from 1997 to 1998.
Michael Haining....................    47       Senior Vice President, Distribution and Logistics since
                                                April 21, 2003 and Manufacturing since December 15, 2003.
                                                Prior positions include independent consultant providing
                                                supply chain consulting to Fortune 500 companies,
                                                2002-2003; Vice President Supply Chain, 1999-2002; Senior
                                                Director, Distribution and Supply Chain 1998-1999; and
                                                Director of Operations, Strategic, 1996-1998, Kraft Foods
                                                North America.
Thomas S. Hanemann.................    64       Director since October 2002. Chief manager of Chander-
                                                Hanemann, L.L.C. since 1996. Prior positions include
                                                President and Director of AutoZone and President of Super D
                                                Drugstores, a division of Malone & Hyde.
Judith S. Harrison.................    50       Director since August 2002. Principal of and Senior
                                                Consultant for WayPoint Partners, Inc since 2000. Prior
                                                positions include Chief Executive Officer of Zanybrainy.com from 1999 to 2000, President of Cigar Enterprises from 1998 to 1999 and, President and Chief Executive Officer of the
                                                Monet Group from 1994 to 1997).
Peter G. Kelly.....................    60       Vice-Chairman since April 2002. Director since July 1997.
                                                Owner/operator of retail hardware business since 1964.
                                                Formerly director of ServiStar/Coast to Coast since January
                                                1982 and Chairman from 1990 to 1997. Formerly Co-Vice
                                                Chairman for TruServ from 1997 to 1999.
Fred Kirst.........................    51       Vice President, Specialty Businesses since October 1, 2003.
                                                Previous positions with TruServ include Vice President of
                                                Maintenance, Repair and Operations niche business December
                                                2001 - October 2003; Vice President, Advertising and
                                                Merchandising, April 2001 - December 2001; Vice President,
                                                Global Development and Emerging Business, June 2000 - March
                                                2001; Assistant Vice President, International, March
                                                1997 - May 2000.

                                                                    POSITIONS HELD AND
               NAME                    AGE                          BUSINESS EXPERIENCE
               ----                    ---                          -------------------
Pamela Forbes Lieberman............    49       President and Chief Executive Officer and Director since
                                                November 16, 2001. Prior positions with TruServ were Senior
                                                Vice President, Chief Operating Officer and Chief Financial
                                                Officer from July 3, 2001 to November 16, 2001, Senior Vice
                                                President and Chief Financial Officer from April 18, 2001
                                                to July 3, 2001 and Senior Vice President, Finance from
                                                March 12, 2001 to April 18, 2001. Previous positions were
                                                Senior Vice President, Finance and Chief Financial Officer
                                                of Shoptalk, Inc. from 1999 to 2001 and of Martin-Brower
                                                Company from 1998 to 1999 and Vice-President Finance and
                                                Chief Financial Officer of Fel-Pro Incorporated from 1993
                                                to 1998.
Amy W. Mysel.......................    51       Senior Vice President of Human Resources and Communications
                                                since October 1, 2003. Previous position with TruServ was
                                                Vice President of Human Resources from September 2002 to
                                                October 2003. Previous position was Executive Vice
                                                President, Human Resources, Planning and Communication for
                                                Market Day, Inc. from 1996 to 2002.
Michael D. Rosen(1)................    51       Senior Vice President of Sales and Manufacturing since
                                                January 20, 2003. Prior positions with TruServ were Senior
                                                Vice President of Distribution and Logistics, from 2000 to
                                                2002, Vice President of Logistics and Retail Systems, from
                                                1999 to 2000, Assistant Vice President of Retailing and
                                                Assistant Vice President of Merger Administration, from
                                                1997 to 1999.
David Y. Schwartz..................    63       Director since April 2002. Retired Senior Partner and
                                                Managing Partner of the Chicago Office Audit and Business
                                                Consulting Practice for Arthur Andersen through 1997.
                                                Member of the board of directors of Walgreen Co. and Foot
                                                Locker, Inc. and sits on the boards of several privately
                                                held companies.
David A. Shadduck..................    43       Senior Vice President and Chief Financial Officer since
                                                November 16, 2001. Prior position with TruServ was Vice
                                                President, Corporate Controller from June 2001 to November
                                                2001. Prior positions were Controller for Tenneco
                                                Automotive North American Aftermarket and Controller for
                                                Original Equipment Business at Fel-Pro Incorporated.
Gilbert L. Wachsman................    55       Director since March 2002. Retired Vice Chairman and
                                                Director of Musicland Group, Inc. Prior positions include
                                                Senior Vice President of Kmart Corporation from 1995 to
                                                1996.
Leslie A. Weber....................    47       Senior Vice President and Chief Information Officer since
                                                September 2, 2003. Previous positions include Chief
                                                Information Officer at Wheels, Inc. from 2001 to 2003 and
                                                Chief Information Officer at Quill Corporation from 1998 to
                                                2001.

                                                                    POSITIONS HELD AND
               NAME                    AGE                          BUSINESS EXPERIENCE
               ----                    ---                          -------------------
Charles W. Welch...................    53       Director since April 2003. Owner/operator of retail
                                                hardware business since 1974.
Carol Wentworth....................    46       Vice president of Marketing and Advertising since June 3,
                                                2002. Previous positions include Vice President of Sales
                                                Promotion and Marketing from 1998 to 2002 and Assistant
                                                Vice President of Sales Promotion from 1997 to 1998 at Fred
                                                Meyer stores.


---------------


Each current director's term expires at the 2004 annual stockholders' meeting.



(1) Michael D. Rosen has resigned his position with TruServ effective January 15, 2004.



BOARD AUDIT COMMITTEE



     The audit committee of TruServ's board of directors is comprised of three non-employee directors. David Y. Schwartz is the "audit committee financial expert" serving on the audit committee. Mr. Schwartz is an independent member of the board of directors of TruServ, as that term is used in Item 7 (d) (3) (iv) of Schedule 14A under the Exchange Act and is defined in Section 303.01 (B) (2)
(a) and (3) of the New York Stock Exchange, Inc. Listed Company Manual.



CODE OF ETHICS



     TruServ has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller and any other person performing a similar function. The code of ethics has been filed as an exhibit to the TruServ's Annual Report on Form 10-K for the fiscal year 2002.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE


     The Compensation Committee of the board of directors consists of four non-employee directors plus the Chairman of the Board as an ex officio member. The committee assists the board of directors in fulfilling its responsibilities for setting and administering the policies which govern annual compensation and monitoring TruServ's pension and other benefit plans. The committee, which meets regularly, calls upon outside consultants for assistance in carrying out its obligations.



     The philosophy of the committee is to maintain an executive compensation program to help TruServ attract, retain and motivate the executive resources needed to maintain industry leadership, provide high levels of service to members and achieve the financial objectives determined by the board of directors. The committee sets performance goals, assesses achievement relative to the performance goals and recommends to the board salary, bonus or retention incentives and long-term incentives for the senior executives of TruServ.



     To achieve its goals, the committee has developed three executive compensation policies for TruServ:



     - Salaried compensation should be competitive with the median for executives of companies of a comparable size within TruServ's industry;



     - Annual incentive compensation should vary and reflect TruServ's performance; and



     - A long-term (multiple year) incentive program should be available to help TruServ retain selected executives.



     The combination of these three compensation policies is intended to provide competitive earning opportunities when performance reaches desired levels. Both the annual and long-term incentive plans may be terminated by the board of directors at any time. The annual incentive and long-term components of the total compensation package are accrued for during the year in which they are earned based upon a forecast of the year's performance. A final computation is made in the year following the year in which the incentives are earned. The annual incentive, if earned, will be paid out on or before March 31st of the following year. Any potential payout on the long-term incentive plan would not occur until March 31st following the last year of a performance cycle and the cumulative performance over the performance period of these two and three year plans has met the required achievement, at least at the threshold level.



     TruServ provides salary levels that are intended to fall within the median (between the 50th and 60th percentile) of the executive marketplace of comparable size in TruServ's industry. The following types of organizations are considered within TruServ's industry: member-owned organizations, wholesale distribution firms, mass merchandising retail firms and general manufacturing organizations. Competitiveness is measured using data from a number of sources, including published information, proxy statements and surveys by consulting firms.



     The 2002 compensation of Pamela Forbes Lieberman, TruServ's President and Chief Executive Officer, consisted of a base salary of $650,000, effective April 1, 2002. This amount is comparable to base salaries for persons holding this position at companies of comparable size within TruServ's industry. The incentive component of Ms. Forbes Lieberman's compensation was set by the compensation committee to reflect the achievement of TruServ's performance goals determined by the committee, including the attainment of targets for product fill rates, net sales, and working capital interest rate adjusted earnings before income taxes, depreciation and amortization (EBITDA) together with individual goals relating to completion of a strategic plan, with member satisfaction improvement and with corporate culture change. The annual incentive portion of the 2002 compensation to be paid to Ms. Forbes Lieberman was paid on or about March 31, 2003. There are no long-term compensation payments scheduled to be paid out in 2003 for her performance in 2002 or earlier.



     The Compensation Committee, appointed following the 2002 annual stockholders' meeting of May 2002, with the addition of Judith S. Harrison upon her joining the Board in August 2002, was as follows:



                                          COMPENSATION COMMITTEE


                                          Gilbert L. Wachsman, Chairman


                                          Judith S. Harrison


                                          Peter G. Kelly


                                          Robert J. Ladner


                                          Joe W. Blagg (ex officio)



     As of the April 2003 annual stockholders' meeting, Charles W. Welch replaced Robert J. Ladner and Joe W. Blagg's term on the Compensation Committee expired and the new Chairman of the Board does not currently serve as an ex officio member.

EXECUTIVE COMPENSATION



     The following table sets forth the total annual compensation earned by individuals serving as TruServ's Chief Executive Officer and the four most highly compensated executive officers of TruServ during fiscal year 2002 and the total compensation earned by each such individual for TruServ's two previous fiscal years:



                           SUMMARY COMPENSATION TABLE



                     NAME AND                                                          OTHER
                PRINCIPAL POSITION                  YEAR   SALARY(1)   BONUS(2)   COMPENSATION(3)
                ------------------                  ----   ---------   --------   ---------------
Pamela Forbes Lieberman...........................  2002   $643,750    $531,000       $53,402
  President, Chief Executive Officer                2001    318,868     211,657        22,756
  and Director                                      2000         --          --            --
Robert Ostrov.....................................  2002    310,500     129,256        51,752
  Senior Vice President, Chief Administrative       2001    308,250     180,285        31,080
  Officer and General Counsel                       2000    264,080     172,550        31,036
William F. Godwin.................................  2002    293,000     150,916        32,373
  Senior Vice President,                            2001    266,249     159,808        22,867
  Merchandise Supply Chain                          2000    233,145     122,400        22,921
David A. Shadduck.................................  2002    266,500     205,735        28,067
  Senior Vice President and                         2001    124,964      96,690        11,707
  Chief Financial Officer                           2000         --          --            --
Neil A. Hastie....................................  2002    267,000     133,676        39,517
  Senior Vice President and                         2001    246,000     153,763        24,633
  Chief Information Officer                         2000    206,251     119,250        27,705


---------------


(1)Earned and paid in fiscal year shown.



(2)Annual incentive amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of each fiscal year. To attain achievement of the business plan objectives necessary to turn TruServ around, the board of directors approved effective January 1, 2002, a key associate annual incentive plan for identified key associates and officers employed by TruServ in 2002 or joined TruServ by September 30, 2002, who remained employed through the payment date of the plan (on or before March 31, 2003). To attain achievement of the business plan objectives necessary to obtain financing necessary to turn TruServ around, the board of directors approved, effective August 1, 2001 for the five month period ending December 31, 2001, a key associate special retention and restructuring incentive plan for identified key associates and officers employed by TruServ on or after August 1, 2001 who remained employed through the payment date of the plan (subsequent to the filing of the 2001 Annual Report on Form 10-K). Both the 2002 and 2001 incentive plans had targets related to fill rates, sales, EBITDA, and individual-specific goals associated with one or more of TruServ's key initiatives established as of the effective date of each respective plan. In fiscal 2000, a bonus was earned and paid in fiscal 2001 as a result of TruServ's improved service levels to members.



(3) Other compensation consists of TruServ's contributions to the TruServ Corporation Employee's Savings and Compensation Deferral Plan (the "401k Plan"), life insurance plan, financial planning services and automobile allowances. Under the 401k Plan, each participant may elect to make a contribution in an amount of up to 50% of her/his 401k eligible annual compensation, not to exceed $40,000 (including TruServ's contributions) per year, of which $11,000 (in 2002) and $10,000 (in 2001 and 2000) of the
    executive officer's salary in any fiscal year may be deferred. TruServ's contribution to the 401k Plan, from January 1 through June 30 of 2000, was equal to 75% of the participant's contribution, but not to exceed 4.5% of the participant's 401k eligible annual compensation. Effective July 1, 2000, the 401k Plan was amended to apply only a profit sharing match tied to TruServ's net earnings. Robert Ostrov, William F. Godwin and Neil A. Hastie did earn a profit sharing match for the second half of fiscal 2000 that was paid in March 2001. Officers and associates did not earn a profit sharing match for fiscal 2001. Effective January 1, 2002, the 401k Plan was amended to provide a guaranteed match equaling one third of a participant's contributions, up to a total of 2% of the participant's 401k eligible annual compensation and a higher contribution from a profit sharing match can be earned tied to TruServ's EBITDA. In 2002, as TruServ achieved its targeted EBITDA, under its 401k Plan, there was a match equaling two thirds of a participant's contribution, up to a total of 4% of the participant's 401k eligible annual compensation. That match was funded by March 31, 2003.



     TruServ has a severance policy providing termination benefits based upon annual compensation and years of service. Officers of TruServ are also offered agreements providing for severance in the event of termination without cause with the imposition of certain restrictions regarding competition and confidentiality. The officer severance agreements provide for 12 months, 18 months or 24 months of base compensation based on length of service.



     No loans were made by TruServ to its executive officers or to its directors during the last three fiscal years.



BOARD COMPENSATION



     In 2002, directors of TruServ (except the Chairman and Vice Chairman) were each paid $30,000 per year. The Chairman of the Board was paid $100,000 in consideration for his services as chairman and the Vice-Chairman of the Board was paid $54,000 in consideration for his services as vice chairman for 2002. Committee Chairmen were each paid $5,000 per year, in addition to their annual retainer. Each director receives a payment for attending meetings that range from $500 - $1,500 per meeting, along with reimbursement of travel expenses.



     The President and Chief Executive Officer does not receive additional compensation for serving in the capacity of director.



DEFINED BENEFIT RETIREMENT PLANS



     TruServ has a defined benefit pension plan, the TruServ Corporation Defined Lump Sum Pension Plan, which is qualified under the Internal Revenue Code. The plan was amended and restated effective January 1, 1998 (including amendments effective after January 1, 1998 where indicated). The amount of TruServ's annual contribution to the plan is determined for the total of all participants covered by the plan, and the amount of payment with respect to a specified person is not and cannot readily be separated or individually calculated by the actuaries for the plan. The plan provides fully vested lump sum benefits to eligible employees who have been employed a minimum of five years. Annuities are also available and are the actuarial equivalent of the lump sum payment. Each of the executive officers listed in the foregoing Summary Compensation Table is a participant in the plan.



     In accordance with the Defined Lump Sum Pension Plan as amended and restated as of February 28, 2002 for each year of service, a participant receives a percentage of his or her "average compensation" in the form of a lump sum. The percentages range from one percent of average compensation for years of service performed prior to age 26 to nine percent of average compensation for years of service performed at or after age 56, for service after December 31, 2001. For service prior to January 1, 2002 the percentages range from two percent of average compensation for years of service performed prior to age 26 to twelve percent of average compensation for years of service performed at or after age 61. Participants with average compensation in excess of two-thirds of the Social Security Taxable Wage Base in the year of termination of employment or retirement receive an additional benefit on this excess compensation equal to half of the percentage earned prior to December 31, 2001. For Cotter & Company participants who had attained age 50 and completed at least fifteen years of service as of January 1, 1996, the sum of their annual pension credit percentage is increased by 25 percentage points. The benefits under the plan cannot be less than the benefits already earned by the participant under the plan as it existed prior to its amendment.



     The plan was amended effective January 1, 1998 to include former employees of ServiStar/Coast to Coast (SCC). These employees received credit under the plan for all years for which they received credit under the ServiStar/Coast to Coast Retirement Income Plan (the "ServiStar Plan"). In addition, for any

ServiStar (but not Coast to Coast) employees who had attained age 50 and completed at least 15 years of service as of January 1, 1998, the sum of their annual pension credit percentage is increased by 25 percentage points. Also, the benefits under this plan cannot be less than benefits already earned by the participant under the ServiStar Plan as of December 31, 1997.



     In accordance with the Defined Lump Sum Pension Plan as amended and restated as of February 28, 2002, "Average compensation" means the average of the compensation paid to an eligible employee during the three highest calendar years within the ten calendar years immediately preceding the date of termination of employment. Compensation considered in determining benefits includes salary, overtime pay, commissions, bonuses, deferral contributions under the Savings Plan and pre-tax medical premiums.



     The estimated annual retirement benefits which may be payable pursuant to the qualified plan to the officers named in the Summary Compensation Table is currently limited under Section 401(a)(17) of the Internal Revenue Code, which outlines the maximum earnings amounts which may be considered under the qualified plan in determining retirement benefits. This limit was $200,000 for 2002. Section 415 of the Internal Revenue Code outlines the maximum annual benefit which may be payable from the qualified plan during the year, the dollar limit is $160,000 for 2002 for a participant retiring at age 65, with reduced amounts at younger ages. The actuarial equivalent of the annual amount may be payable as a lump sum.



     No year of service will be credited to any participant for any period of employment with Coast to Coast, Inc. occurring prior to July 1, 1996 or any period of employment with Advocate Services, Inc. occurring prior to January 1, 1998.



     TruServ maintains a Supplemental Retirement Plan for employees in the position of Vice President and above. In accordance with the Supplemental Retirement Plan (as amended and restated) effective December 15, 2002, the supplemental plan provides participants with a benefit equal to 33% of their "average compensation" multiplied by their years of service, reduced by any benefits payable under the qualified plan. Service is limited to 20 years and the maximum aggregate percentage is 660%. "Average Compensation" for the supplemental plan is defined similarly to the qualified plan, as discussed above. Benefits are payable in a lump sum following termination of employment.



     The supplemental plan is not a qualified plan under the Internal Revenue Code. Benefits payable under the supplemental plan are financed through operations.



     The following table reflects the combined estimated annual retirement benefits which may be payable pursuant to the qualified plan and the supplemental plan to the officers named in the Summary Compensation Table at retirement under various assumed conditions, assuming retirement at age 65.



                                                                 YEARS OF SERVICE
                      AVERAGE                        -----------------------------------------
                   COMPENSATION                         5          10         15         20
                   ------------                      --------   --------   --------   --------
$1,500,000.........................................  $209,141   $418,283   $627,424   $836,566
 1,450,000.........................................   202,170    404,340    606,510    808,680
 1,400,000.........................................   195,199    390,397    585,596    780,794
 1,350,000.........................................   188,227    376,454    564,682    752,909
 1,300,000.........................................   181,256    362,512    543,768    725,023
 1,250,000.........................................   174,284    348,569    522,853    697,138
 1,200,000.........................................   167,313    334,626    501,939    669,252
 1,150,000.........................................   160,342    320,683    481,025    641,367
 1,100,000.........................................   153,370    306,741    460,111    613,481
 1,050,000.........................................   146,399    292,798    439,197    585,596

                                                                 YEARS OF SERVICE
                      AVERAGE                        -----------------------------------------
                   COMPENSATION                         5          10         15         20
                   ------------                      --------   --------   --------   --------
 1,000,000.........................................   139,428    278,855    418,283    557,710
   950,000.........................................   132,456    264,912    397,369    529,825
   900,000.........................................   125,485    250,970    376,454    501,939
   850,000.........................................   118,513    237,027    355,540    474,054
   800,000.........................................   111,542    223,084    334,626    446,168
   750,000.........................................   104,571    209,141    313,712    418,283
   700,000.........................................    97,599    195,199    292,798    390,397
   650,000.........................................    90,628    181,256    271,884    362,512
   600,000.........................................    83,657    167,313    250,970    334,626
   550,000.........................................    76,685    153,370    230,056    306,741
   500,000.........................................    69,714    139,428    209,141    278,855
   450,000.........................................    62,742    125,485    188,227    250,970
   400,000.........................................    55,771    111,542    167,313    223,084



     The present credited years of service for the officers listed in the above summary compensation table are as follows: William F. Godwin, 8 years; Neil Hastie, 5 years (Neil Hastie's last day of employment with TruServ was July 8, 2003); Pamela Forbes Lieberman, 2 years; Robert Ostrov, 6 years (Robert Ostrov's last day of employment with TruServ was February 14, 2003); David Shadduck, 2 years.



PERFORMANCE GRAPH



     There is no existing market for TruServ's common stock and there is no expectation that any market will develop. There are no broad market or peer group indices TruServ believes would render meaningful comparisons. Accordingly, a performance graph of TruServ's cumulative total stockholder return for the previous five years, with a performance indicator of the overall stock market for TruServ's peer group, has not been prepared.



EMPLOYMENT AND SEPARATION AGREEMENTS



     On November 15, 2001, TruServ entered into an employment agreement effective November 16, 2001 with Pamela Forbes Lieberman, in connection with her assuming the duties of President and Chief Executive Officer of TruServ. The employment agreement specifies that Ms. Forbes Lieberman will serve in those capacities at the will of the board of directors.



     Pursuant to the employment agreement, the Board of Directors awarded to Ms. Forbes Lieberman an annual base salary of $700,000 effective April 1, 2003. In addition, Ms. Forbes Lieberman will be eligible for an annual incentive, if and when approved by the board of directors of TruServ. At achievement of pre-established targets, the annual incentives are in an amount of 60% of her base salary for year 2001 and 70% of her base salary for calendar years thereafter. There are thresholds and maximums for each year. In addition, Ms. Forbes Lieberman will be eligible to receive a long-term incentive of 50% of her annual base salary if TruServ meets a certain threshold financial performance level, 100% of her annual base salary if TruServ attains a targeted financial performance level with a maximum 150% of her annual base salary at the specified maximum performance level. See "Summary Compensation Table" under the item "Executive Compensation" for the amount of salary and incentive earned by Ms. Forbes Lieberman in 2002 and 2001. None of the TruServ officers earned long-term incentive compensation in or for 2001. Long-term compensation was earned by Ms. Forbes Lieberman and other officers of TruServ for year 2002 performance and, accordingly, was accrued for. Any ultimate payout is based upon cumulative performance over the performance period of these multi-year plans. Any potential payout would not occur until March 31st following the last year of a performance cycle. The first such payout could occur in March 2004 but is dependent on the aggregate of performance in 2002 and 2003. Ms. Forbes Lieberman is also eligible to participate in the other benefit plans available from time to time to executives of TruServ.

     In the event that TruServ terminates Ms. Forbes Lieberman's employment without "cause," she is entitled to receive a severance payment, payable over 24 months, in an amount equal to two times her base salary, but only if she signs a release of claims against TruServ and agrees to comply with certain obligations upon her departure. "Cause" includes her inability or unwillingness to perform the material duties of her position or her performance of any action injurious to TruServ.



     If within one year following a "change of control" of TruServ, Ms. Forbes Lieberman terminates her employment with TruServ for "good reason," she may be entitled to a severance payment equal to an amount up to two times her base salary and, in certain cases, a percentage of incentives received in prior years, but only if she signs a release and agrees to comply with certain obligations upon her departure. "Change of control" is defined as a business combination through a merger, consolidation or share exchange in which TruServ or its shareholders after the combination do not own 51% or more of the voting equity of the entity. "Good reason" is defined to include a demotion or a substantial reduction in compensation and benefits within a year after the change of control.



     On February 14, 2003, Robert Ostrov resigned from the position of Senior Vice President, Chief Administrative Officer and Secretary of TruServ. Pursuant to the terms of his termination agreement with TruServ, Mr. Ostrov is entitled to receive $566,000 as severance pay to be paid over two years. In addition, TruServ will pay certain of Mr. Ostrov's retirement benefits within 45 days of the effective date of the termination agreement. The termination agreement also provides for certain medical insurance coverage and outplacement services of the kind provided to other former senior executives of TruServ. Mr. Ostrov in the termination agreement, provides TruServ among other things, with a general release, a covenant not to sue, a confidentiality covenant, a non-solicitation covenant, a cooperation covenant and an indemnification agreement.



     On July 8, 2003, Neil A. Hastie resigned from the position of Senior Vice President and Chief Information Officer. Pursuant to the terms of his termination agreement with TruServ, Mr. Hastie is entitled to receive $283,000 as severance pay to be paid over one year. In addition, TruServ will pay certain of Mr. Hastie's retirement benefits within 120 days of the effective date of the termination agreement. The termination agreement also provides for certain medical insurance coverage and outplacement services of the kind provided to other former senior executives of TruServ. Mr. Hastie in the termination agreement, provides TruServ among other things, with a general release, a covenant not to sue, a confidentiality covenant, a non-solicitation covenant, a cooperation covenant and an indemnification agreement.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     As of May 24, 2003, each of the member directors of TruServ was the owner of at least 60 shares of Class A common stock of TruServ (but no more than 300 shares), constituting in the aggregate less than 1% of the issued and outstanding shares of Class A Common Stock. No non-member director or senior officer owns any shares of Class A common stock.



     The member directors own, in the aggregate, less than 1% of Class B common stock as of May 24, 2003. No non-member director or senior officer owns any shares of Class B common stock.


                                USE OF PROCEEDS

     We plan to use the proceeds from the offering of the Class A common stock for general working capital, including the purchase of merchandise for resale to our members.

                              PLAN OF DISTRIBUTION


     TruServ is offering the Class A common stock to you at $100 per share, in connection with becoming a member of our cooperative. To become a member you must subscribe for 60 shares of Class A common stock for each retail store you operate. You may purchase a maximum of 300 shares of Class A common stock for $30,000 if you own five or more stores. All sales of Class A common stock are being made for cash. Each share has a par value of $100.

     The Class A common stock is being sold directly by TruServ after membership has been approved by TruServ's executive officers. No one will receive a commission on the sale of any Class A common stock.


                                 LEGAL MATTERS

     The legality of the issuance of the Class A common stock offered has been passed upon for us by Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., Chicago, Illinois.

                                INDEMNIFICATION

     TruServ's Certificate of Incorporation and By-Laws provide for indemnification of directors and officers to the full extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling TruServ as described above, TruServ has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available over the Internet on the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Each year, we distribute an annual report containing consolidated financial statements reported upon by our independent auditors to our stockholder-members. We may, from time to time, also furnish to our stockholder-members interim reports, as determined by our management. Our web site address is http://www.truserv.com.

     Requests for additional information from TruServ should be made to the Chief Financial Officer, TruServ Corporation, 8600 West Bryn Mawr Avenue, Chicago, Illinois 60631-3505, Telephone: 773-695-5000, Facsimile: 773-695-6563.

                              FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                               PAGE(S)
                                                               -------
Report of Independent Accountants...........................    F-2
Consolidated Balance Sheet at December 31, 2002 and December
  31, 2001..................................................    F-3
Consolidated Statement of Operations for each of the three
  years in the period ended December 31, 2002...............    F-4
Consolidated Statement of Cash Flows for each of the three
  years in the period ended December 31, 2002...............    F-5
Consolidated Statement of Members' Equity for each of the
  three years in the period ended December 31, 2002.........    F-6
Notes to Consolidated Financial Statements..................    F-7 to F-34

Schedule II -- Valuation and Qualifying Accounts............    F-35

INDEX TO UNAUDITED INTERIM FINANCIAL STATEMENTS:
Unaudited Condensed Consolidated Balance Sheet at September
  27, 2003..................................................    F-37
Unaudited Condensed Consolidated Statement of Operations for
  the thirteen and thirty-nine weeks ended September 27,
  2003 and September 28, 2002...............................    F-38
Unaudited Condensed Consolidated Statement of Cash Flows for
  the twenty six weeks ended September 27, 2003 and
  September 28, 2002........................................    F-39
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................    F-40 to F-49

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and


Members of TruServ Corporation



     In our opinion, the consolidated financial statements of TruServ Corporation listed in the accompanying index present fairly, in all material respects, the financial position of TruServ Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     As discussed in Note 1 to the Consolidated Financial Statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."



/s/ PricewaterhouseCoopers LLP


Chicago, Illinois


February 19, 2003, except


as to Note 16, which is as of


March 13, 2003

                              TRUSERV CORPORATION



                           CONSOLIDATED BALANCE SHEET


                 ($ IN THOUSANDS--EXCEPT PER SHARE INFORMATION)



                                     ASSETS



                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              --------   ----------
Current assets:
  Cash and cash equivalents.................................  $  9,001   $   88,816
  Restricted cash (Note 4)..................................    15,755       29,075
  Accounts and notes receivable, net of allowance for
     doubtful accounts of $8,553 and $9,402.................   207,709      243,275
  Inventories, net of valuation reserves of $10,434 and
     $15,636 (Note 2).......................................   234,448      333,976
  Other current assets......................................    23,440       16,688
                                                              --------   ----------
          Total current assets..............................   490,353      711,830
Properties, net (Note 3)....................................    91,116      180,347
Goodwill, net of accumulated amortization of $11,549 and
  $11,549...................................................    91,474       91,474
Other assets................................................    30,428       37,186
                                                              --------   ----------
          Total assets......................................  $703,371   $1,020,837
                                                              ========   ==========
                          LIABILITIES AND CAPITALIZATION
Current liabilities:
  Accounts payable..........................................  $199,566   $  251,657
  Outstanding checks........................................    28,884       87,385
  Accrued expenses..........................................    84,082      112,002
  Short-term borrowings (Note 4)............................    27,852      141,755
  Current maturities of long-term debt, notes and capital
     lease obligations (Notes 4, 5 and 7)...................    59,797       93,291
  Patronage dividend payable in cash........................     6,121           --
                                                              --------   ----------
          Total current liabilities.........................   406,302      686,090
Long-term liabilities and deferred credits: Long-term debt,
  including capital lease obligations, less current
  maturities (Notes 4 and 5)................................   125,021      236,268
  Deferred gain on sale leaseback (Note 13).................    52,786           --
  Deferred credits (Notes 10 and 12)........................    20,282       16,246
                                                              --------   ----------
          Total long-term liabilities and deferred
            credits.........................................   198,089      252,514
                                                              --------   ----------
          Total liabilities and deferred credits............   604,391      938,604
                                                              --------   ----------
Commitments and contingencies (Note 6)......................        --           --
Members' capitalization:
  Promissory (subordinated) and installment notes, net of
     current portion (Note 7)...............................    43,531       42,973
Members' equity:
  Redeemable Class A voting common stock, $100 par value;
     750,000 shares authorized; 474,360 and 455,220 shares
     issued and fully paid; 35,700 and 54,840 shares issued
     (net of subscriptions receivable of $886 and $1,110)...    50,120       49,896
  Redeemable Class B non-voting common stock and paid in
     capital, $100 par value; 4,000,000 shares authorized;
     1,756,457 and 1,731,490 shares issued and fully paid...   176,945      174,448
  Loss allocation (Note 1)..................................   (75,966)     (89,972)
  Deferred patronage (Note 1)...............................   (25,793)     (26,541)
  Accumulated deficit.......................................   (68,704)     (68,568)
  Accumulated other comprehensive loss......................    (1,153)          (3)
                                                              --------   ----------
          Total members' equity.............................    55,449       39,260
                                                              --------   ----------
          Total members' capitalization.....................    98,980       82,233
                                                              --------   ----------
          Total liabilities and members' capitalization.....  $703,371   $1,020,837
                                                              ========   ==========



   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              TRUSERV CORPORATION



                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------------
                                                            2002           2001            2000
                                                        ------------   ------------   ---------------
                                                                      ($ IN THOUSANDS)
Net revenues..........................................   $2,175,451     $2,619,434      $3,993,642
                                                         ----------     ----------      ----------
Cost and expenses:
  Cost of revenues....................................    1,935,620      2,355,400       3,716,245
  Logistics and manufacturing expenses................       60,924         79,970          83,276
  Selling, general and administrative expenses........       92,948        137,533         124,584
  Restructuring charges and other related expenses
     (Note 15)........................................        6,284         38,522           4,944
  Interest expense to members.........................        6,611          7,842          11,131
  Third party interest expense........................       55,284         55,431          56,575
  Loss/(gain) on sale of assets (Note 12).............           91         (1,958)       (30,337)
  Other income, net...................................       (3,723)        (3,996)        (7,809)
                                                         ----------     ----------      ----------
Total cost and expenses...............................    2,154,039      2,668,344       3,958,609
                                                         ----------     ----------      ----------
Net margin/(loss) before income taxes.................       21,412        (49,310)         35,033
Income tax expense....................................          259          1,377             916
                                                         ----------     ----------      ----------
Net margin/(loss).....................................   $   21,153     $  (50,687)     $   34,117
                                                         ==========     ==========      ==========



   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              TRUSERV CORPORATION



                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                               2002           2001           2000
                                                           ------------   ------------   ------------
                                                                        ($ IN THOUSANDS)
Operating activities:
  Net margin/(loss)......................................   $  21,153       $(50,687)      $ 34,117
  Adjustments to reconcile net margin/(loss) to net cash
     and cash equivalents provided by/(used for)
     operating activities:
     Depreciation and amortization.......................      34,851         41,519         43,033
     Provision for losses on accounts and notes
       receivable........................................         120          6,275          9,147
     Restructuring charges and other related expenses....       6,284         38,522          1,912
     Loss/(gain) on sale of assets.......................          91         (1,958)       (30,337)
     Changes in operating assets and liabilities:
       Accounts and notes receivable.....................      32,926        127,000         52,187
       Inventories.......................................      99,528        100,692         38,752
       Other current assets..............................      (1,659)         3,836         (2,337)
       Accounts payable..................................     (52,091)       (92,216)       (81,944)
       Accrued expenses..................................     (36,268)         7,525         14,927
     Other adjustments, net..............................        (840)        (1,067)         4,116
                                                            ---------       --------       --------
          Net cash and cash equivalents provided by
            operating activities.........................     104,095        179,441         83,573
                                                            ---------       --------       --------
Investing activities:
  Additions to properties................................     (12,838)       (15,151)       (12,526)
  Proceeds from sale of properties (Notes 12 and 13).....     127,941         10,511         23,113
  Changes in restricted cash (Note 4)....................      13,320        (25,250)        (3,825)
  Changes in other assets................................      17,537          3,388         (8,716)
                                                            ---------       --------       --------
          Net cash and cash equivalents provided by/(used
            for) investing activities....................     145,960        (26,502)        (1,954)
                                                            ---------       --------       --------
Financing activities:
  Payment of patronage dividend..........................          --         (9,483)            --
  Payment of notes, long-term debt and lease
     obligations.........................................    (157,690)       (40,138)       (67,355)
  Proceeds from long-term borrowings.....................          --             --          1,098
  (Decrease)/increase in outstanding checks..............     (58,501)       (42,105)        26,726
  (Decrease)/increase in short-term borrowings...........    (113,903)        11,300        (28,922)
  Purchase of common stock...............................          --             --           (599)
  Proceeds from sale of Redeemable Class A common stock
     and subscription receivable.........................         224            812          1,109
                                                            ---------       --------       --------
          Net cash and cash equivalents used for
            financing activities.........................    (329,870)       (79,614)       (67,943)
                                                            ---------       --------       --------
Net (decrease)/increase in cash and cash equivalents.....     (79,815)        73,325         13,676
Cash and cash equivalents at beginning of year...........      88,816         15,491          1,815
                                                            ---------       --------       --------
Cash and cash equivalents at end of year.................   $   9,001       $ 88,816       $ 15,491
                                                            =========       ========       ========



See Note 9 for supplemental cash flow information.



   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              TRUSERV CORPORATION



                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY


                                                REDEEMABLE COMMON STOCK
                                     ----------------------------------------------                              RETAINED
                                            CLASS A                 CLASS B                                     EARNINGS/
                                     ---------------------   ----------------------      LOSS      DEFERRED    (ACCUMULATED
                                     # OF SHARES   AMOUNT    # OF SHARES    AMOUNT    ALLOCATION   PATRONAGE     DEFICIT)
                                     -----------   -------   -----------   --------   ----------   ---------   ------------
                                                                        ($ IN THOUSANDS)
Balances at and for the year ended
  December 31, 1999................    511,440     $47,270    1,764,797    $177,779   $      --    $(27,663)    $(130,089)
Net margin.........................                                                                                34,117
Foreign currency translation
  adjustment.......................
Amortization of deferred
  patronage........................                                                                     375          (375)
Loss allocation....................                                                    (113,918)                  113,918
Patronage dividend.................         30          3       225,510      22,551                               (34,705)
Class B stock applied against loss
  allocation.......................                            (214,580)    (21,458)     21,458
Payments from stock subscriptions
  receivable.......................     14,550      3,407
Stock purchased and retired........    (15,960)    (1,596)      (44,245)     (4,424)
                                       -------     -------    ---------    --------   ---------    --------     ---------
Balances at and for the year ended
  December 31, 2000................    510,060     49,084     1,731,482     174,448     (92,460)    (27,288)      (17,134)
Net loss...........................                                                                               (50,687)
Foreign currency translation
  adjustment.......................
Amortization of deferred
  patronage........................                                                                     747          (747)
Payments from stock subscriptions
  receivable.......................         --        812
Other..............................                                   8          --
Matured notes applied against loss
  allocation.......................                                                       2,488
                                       -------     -------    ---------    --------   ---------    --------     ---------
Balances at and for the year ended
  December 31, 2001................    510,060     49,896     1,731,490     174,448     (89,972)    (26,541)      (68,568)
Net margin.........................                                                                                21,153
Foreign currency translation
  adjustment.......................
Amortization of deferred
  patronage........................                                                                     748          (748)
Minimum pension liability
  adjustment.......................
Patronage dividend.................                             144,196      14,420                               (20,541)
Payments from stock subscriptions
  receivable.......................                   224
Class B stock applied against loss
  allocation.......................                            (119,229)    (11,923)     11,923
Matured notes applied against loss
  allocation.......................                                                       2,083
                                       -------     -------    ---------    --------   ---------    --------     ---------
Balances at and for the year ended
  December 31, 2002................    510,060     $50,120    1,756,457    $176,945   $ (75,966)   $(25,793)    $ (68,704)
                                       =======     =======    =========    ========   =========    ========     =========


                                      ACCUMULATED
                                         OTHER         TOTAL          TOTAL
                                     COMPREHENSIVE    MEMBERS'    COMPREHENSIVE
                                     INCOME/(LOSS)     EQUITY     INCOME/(LOSS)
                                     -------------   ----------   -------------
                                                  ($ IN THOUSANDS)
Balances at and for the year ended
  December 31, 1999................     $  (846)     $  66,451      $(130,275)
                                                                    =========
Net margin.........................                     34,117         34,117
Foreign currency translation
  adjustment.......................        (126)          (126)          (126)
Amortization of deferred
  patronage........................                         --
Loss allocation....................                         --
Patronage dividend.................                    (12,151)
Class B stock applied against loss
  allocation.......................                         --
Payments from stock subscriptions
  receivable.......................                      3,407
Stock purchased and retired........                     (6,020)
                                        -------      ---------      ---------
Balances at and for the year ended
  December 31, 2000................        (972)        85,678         33,991
                                                                    =========
Net loss...........................                    (50,687)       (50,687)
Foreign currency translation
  adjustment.......................         969            969            969
Amortization of deferred
  patronage........................                         --
Payments from stock subscriptions
  receivable.......................                        812
Other..............................                         --
Matured notes applied against loss
  allocation.......................                      2,488
                                        -------      ---------      ---------
Balances at and for the year ended
  December 31, 2001................          (3)        39,260        (49,718)
                                                                    =========
Net margin.........................                     21,153         21,153
Foreign currency translation
  adjustment.......................           3              3              3
Amortization of deferred
  patronage........................                         --
Minimum pension liability
  adjustment.......................      (1,153)        (1,153)        (1,153)
Patronage dividend.................                     (6,121)
Payments from stock subscriptions
  receivable.......................                        224
Class B stock applied against loss
  allocation.......................                         --
Matured notes applied against loss
  allocation.......................                      2,083
                                        -------      ---------      ---------
Balances at and for the year ended
  December 31, 2002................     $(1,153)     $  55,449      $  20,003
                                        =======      =========      =========



Redeemable Class A common stock amounts are net of unpaid subscription amounts of $886 relating to 35,700 issued shares at December 31, 2002; $1,110 relating to 54,840 issued shares at December 31, 2001; $1,922 relating to 98,880 issued shares at December 31, 2000; and $3,874 relating to 106,380 issued shares at December 31, 1999.



   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              TRUSERV CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                ($ IN THOUSANDS)



1. DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES



 Principal business activity



     TruServ Corporation ("TruServ" or the "company") is a member-owned wholesaler of hardware and related merchandise. The company also manufactures and sells paint and paint applicators. The company's goods and services are sold predominantly within the United States, primarily to retailers of hardware, industrial distributors and rental retailers, each of whom has purchased 60 shares per store (up to a maximum of 5 stores (300 shares) of the company's Class A common stock upon becoming a member. The Class A stock is redeemable by the company and has voting rights (the "Redeemable Class A voting common stock"). The company operates as a member-owned wholesaler cooperative. When there are annual profits, members in good standing are entitled to receive patronage dividend distributions from the company on the basis of gross margins of merchandise and/or services purchased by each member. In accordance with the company's By-Laws, the annual patronage dividend is paid to members out of gross margins from operations and other patronage source income, after deduction for expenses and provisions authorized by the board of directors. TruServ also provides to its members value-added services such as marketing, advertising, merchandising and store location and design services.



 Consolidation



     The consolidated financial statements include the accounts of the company and all wholly owned subsidiaries. The consolidated statement of operations and cash flows also include the activities of TruServ Canada Cooperative, Inc., a Canadian member-owned wholesaler of hardware, through the date of its sale, October 22, 2001. The consolidated balance sheets at December 31, 2001 and December 31, 2002 exclude TruServ Canada Cooperative, Inc.



     The company does not have any special purpose entities ("SPE's") or variable interest entities ("VIE's").



 Reclassifications



     Certain reclassifications have been made to the prior years' consolidated financial statements to conform with the current year's presentation. These reclassifications had no effect on Net margin/(loss) for any period or on Total members' equity at the balance sheet dates.



 Capitalization



     The company's capital (Capitalization) is derived from Members' equity and Promissory (subordinated) and installment notes. Members' equity is comprised of Redeemable Class A voting common stock, Redeemable Class B common stock, Accumulated deficit, Loss allocation, Deferred patronage and Accumulated other comprehensive loss. TruServ follows the practice of accounting for deferred patronage charges and credits as a separate component of capitalization. Deferred patronage consists of net charges and expenses, primarily related to costs associated with the merger of Cotter & Company and Servistar Coast to Coast Corporation to form TruServ Corporation (the "Merger"), which are included in the computation of net margin/(loss) in different periods for financial statement purposes than for patronage purposes. Promissory (subordinated) notes and Redeemable Class B common stock had been issued in connection with the company's annual patronage dividend. For the year ended December 31, 2002, only Cash and Redeemable Class B common stock will be issued in 2003 in connection with the company's fiscal 2002 patronage dividend. The By-Laws provide TruServ the right to allow a member to partially meet the company's capital requirements by the issuance of stock in payment of the year-end patronage dividend.

                              TRUSERV CORPORATION

 Patronage dividend



     Patronage dividends related to the fiscal year ended December 31, 2002 were $20,541 (see Note 16). Approximately thirty percent of the dividend was paid in cash (TruServ By-Laws and the IRS require that the payment of at least twenty percent of patronage dividends be in cash). The remainder will be paid through the issuance of the company's Redeemable Class B common stock and, to those members that had such accounts, used to offset members' loss allocation accounts. No patronage dividends were declared for the fiscal year ended December 31, 2001, as the company incurred a loss for the year 2001, which was retained by the company. Patronage dividends in the amount of $34,705 were paid on March 31, 2001 related to the fiscal year ended December 31, 2000; approximately thirty percent of which were paid in cash. The remainder was paid through the issuance of the company's Redeemable Class B common stock which was offset to members' loss allocation accounts to those members that had such accounts. In certain cases, a small portion of the dividend was paid by means of Promissory (Subordinated) Notes of the company. The Redeemable Class B common stock issued for the December 31, 2002 and 2000 patronage dividend have been designated as qualified notices of allocation.



     Membership may be terminated without cause by either the company or the member upon sixty days' written notice. In the event membership is terminated, the company undertakes to purchase, and the member is required to sell to the company, all of the member's Redeemable Class A voting common stock and Redeemable Class B common stock at par value. Payment for the Redeemable Class A voting common stock has historically been in cash. Payment for the qualified Redeemable Class B common stock has historically been in the form of a note payable in five equal annual installments and with interest set at comparable treasury rates plus 2.0%.



     In March 2000, the board of directors of TruServ declared a moratorium on redemptions of the capital stock. In reaching its decision to declare the moratorium, the board of directors of TruServ reviewed the financial condition of TruServ and considered its fiduciary obligations and corporate law principles under Delaware law. The board of directors concluded that it should not redeem any of the capital stock while its net asset value was substantially less than par value, as that would likely violate legal prohibitions against "impairment of capital." In addition, the board of directors concluded that it would be a violation of its fiduciary duties to all members and that it would constitute a fundamental unfairness to members if some members were allowed to have their shares redeemed before the 1999 loss was allocated to them and members who did not request redemption were saddled with the losses of those members who requested redemption. Moreover, the board of directors considered TruServ's debt agreements and, in particular, the financial covenants thereunder, which prohibit redemptions when TruServ, among other things, does not attain certain profit margins.



     At the time the board of directors declared the moratorium on redemptions, TruServ's By-Laws did not impose limitations on the board's discretion to initiate or to continue a moratorium on redemption. The By-Laws merely provided that upon termination of a member's agreement, TruServ was to redeem the member's shares. Nevertheless, the board of directors concluded that its fiduciary obligations to TruServ and its members would not permit it to effect redemptions under the circumstances described above. After the board of directors declared the moratorium, the board of directors amended the By-Laws to provide that if TruServ's funds available for redemption are insufficient to pay all or part of the redemption price of shares of capital stock presented for redemption, the board of directors may, in its sole discretion, delay the payment of all or part of the redemption price.



     The amended senior debt agreements preclude the lifting of the stock moratorium until June 30, 2004 except for certain hardship cases, not to exceed $2,000 annually. Given certain ongoing related litigation, there are no plans for hardship redemption of stock. See Note 6, "Commitments and Contingencies." Subsequent to the expiration of the prohibition against stock redemptions under the debt agreements, which could be in the first half of 2004, if TruServ completes the refinancing of its Senior Debt, the board of directors will consider

                              TRUSERV CORPORATION
the financial condition of TruServ, and will not lift the moratorium unless it can conclude that effecting redemptions of TruServ's capital stock will not "impair the capital" of TruServ, unfairly advantage some members to the disadvantage of others, or violate the financial covenants under its debt agreements. The board of directors is monitoring the financial performance of TruServ quarterly.



     As of December 31, 2002, the amount of Class A common stock and Class B common stock presented for redemption but deferred due to the moratorium is approximately $39,614 after the offset of the loss allocation account. This amount does not include an offset of approximately $7,343 of Accounts receivable owed by terminated members to the co-op. Historically, the company has offset such amounts due by members to the co-op against amounts the co-op pays the members on redemption of their stock. This amount does not include any remaining amount of the 2001 loss that may be allocated, on a member by member basis, from the Accumulated deficit account and reduce the amount paid to a member on the redemption of their stock. The $39,614 amount of stock presented for redemption, but deferred due to the moratorium, includes approximately $15,475 related to the Class A common stock (which was historically paid out at the time of redemption) and $47,033 related to Class B common stock (which was historically paid out in five equal annual installments), offset by the amount of the Loss allocation account related to the Class B common stock of $22,894.



 Loss allocation to members and Accumulated deficit



     During the third quarter of fiscal 2000, TruServ management developed and the board of directors approved a plan to equitably allocate to members the loss incurred in 1999. This loss was previously recorded as a reduction of Retained earnings. TruServ has allocated the 1999 loss among its members by establishing a Loss allocation account as a contra-equity account in the consolidated balance sheet with the offsetting credit recorded to the Accumulated deficit account. The Loss allocation account reflects the sum of each member's proportionate share of the 1999 loss, after being reduced by certain amounts that were not allocated to members. The Loss allocation account will be satisfied, on a member by member basis, by applying the portion of future non-cash patronage dividends as a reduction to the Loss allocation account until fully satisfied. The Loss allocation amount may also be satisfied, on a member by member basis, by applying the par value of maturing member notes and related interest payments as a reduction to the Loss allocation account until such account is fully satisfied. However, in the event a member should terminate as a stockholder of the company, any unsatisfied portion of that member's Loss allocation account will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ.



     The board of directors determined that TruServ would retain the fiscal 2001 loss as part of the Accumulated deficit account. All or a portion of patronage income and all non-patronage income, if any, may be retained in the future to reduce the Accumulated deficit account. TruServ has determined for each member that was a stockholder in 2001, its share of the fiscal 2001 loss that has been retained in the Accumulated deficit account, based upon the member's proportionate Class A common stock and Class B common stock investment, TruServ allocated the remainder of the fiscal 2001 loss based on the member's purchases from the co-op in 2001. In the event a member terminates its status as a stockholder of TruServ, any remaining 2001 loss in the Accumulated deficit account that is allocable to the terminating member will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ.



 Cash equivalents



     The company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents.



 Inventories



     Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market. The lower of cost or market valuation considers the estimated realizable value in the current economic environment

                              TRUSERV CORPORATION
associated with disposing of surplus and/or damaged/obsolete inventories. The estimated realizable value was based on an analysis of historical trends related to distressed inventory of TruServ. This analysis considers historical data on TruServ's ability to return inventory to suppliers, to transfer inventory to other distribution centers, to sell inventory to members through the price reduction process and to sell remaining inventory to liquidators. The cost of inventory also includes indirect costs (such as logistics, manufacturing, freight-in, vendor rebates and support costs) incurred to bring inventory to its existing location for resale. These indirect costs are treated as product costs, classified in inventory and subsequently recorded as cost of revenues as the product is sold (see Note 2).



 Properties



     Properties are recorded at cost. Depreciation and amortization are computed by using the straight-line method over the following estimated useful lives: buildings and improvements -- 10 to 40 years; machinery and warehouse, office and computer equipment and software -- 5 to 10 years; transportation equipment -- 3 to 7 years; and leasehold improvements -- the lesser of the life of the lease, without regard to options for renewal, or the useful life of the underlying property.



 Goodwill



     Goodwill represents the excess of cost over the fair value of net assets acquired and was amortized using the straight-line method over 40 years. In January 2002, TruServ adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changed the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. In accordance with the adoption of SFAS No. 142, TruServ stopped amortizing goodwill at the beginning of fiscal 2002. TruServ has completed its annual impairment assessment as required by SFAS No. 142 and has determined that no impairment exists. The reported Net margin/(loss), Goodwill amortization and the resulting adjusted Net margin/(loss) are as follows:



                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2002       2001      2000
                                                         -------   --------   -------
                                                               ($ IN THOUSANDS)
Reported Net margin/(loss).............................  $21,153   $(50,687)  $34,117
Add back: Goodwill amortization........................       --      2,577     3,054
                                                         -------   --------   -------
Adjusted Net margin/(loss).............................  $21,153   $(48,110)  $37,171
                                                         =======   ========   =======



     Goodwill amortization related to the hardware segment for fiscal year 2001 and 2000 was $2,210 and $2,687, respectively. Goodwill amortization related to the paint segment for fiscal year 2001 and 2000 was $367 in each year. At December 31, 2002, the Goodwill was comprised of $78,429 for the hardware segment and $13,045 for the paint segment.



 Conversion funds



     In connection with the Merger, the company made funds available to the members to assist their stores in defraying various conversion costs (i.e., costs to change store signage and branding to True Value) associated with the Merger and costs associated with certain upgrades and expansions of their store. The total amount of conversion funds distributed was $27,175; the funds are amortized over a 5 year period representing the period of time over which members committed to stay with the post merger company. The annual amortization expense for fiscal year 2002, 2001 and 2000 was $6,056, $5,747 and $4,385, respectively. The unamortized balance at December 31, 2002 was approximately $5,324. The members agree to refund to TruServ all or a portion of the conversion funds in the event of default or termination during the five fiscal years following the date of the agreement. Any uncollectible amounts are written off to expense.

                              TRUSERV CORPORATION

 Asset impairment



     For purposes of determining impairment, management reviews long-lived assets based on a geographic region or revenue producing activity as appropriate. Such impairment review includes, among other criteria, management's estimate of future cash flows for the region or activity. If the estimated future cash flows (undiscounted and without interest charges) are not sufficient to recover the carrying value of the long-lived assets, including associated goodwill, of the region or activity, such assets would be determined to be impaired and would be written down to their fair value. In fiscal 2002, TruServ recorded asset impairment charges which netted to $470, consisting of a $1,769 charge relating to the East Butler, Pennsylvania facility, offset by a $927 favorable adjustment to the asset impairment charge for the Brookings, South Dakota distribution center based on actual proceeds on the sale of this facility in 2002, as well as a $372 favorable adjustment for the transfer of certain Hagerstown, Maryland equipment, the value of which had been fully reserved for in 2001, to other facilities. In fiscal 2001, TruServ recorded asset impairment charges aggregating $8,899 related to its Brookings, South Dakota distribution center and certain equipment at its Hagerstown, Maryland distribution center which were for sale; the Hagerstown facility remains for sale. There were no impairment charges recorded in fiscal 2000.



 Revenue recognition



     The company's policy is to recognize revenues from product sales and services when earned, as in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101. Specifically, product revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectibility is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which is upon delivery of products. Provisions for discounts, rebates to customers, and returns are provided for at the time the related sales are recorded, and are reflected as a reduction of sales. Service revenue is comprised of advertising and transportation and amounted to $69,463 and $52,665 for fiscal 2002, respectively, and $77,419 and $56,978 for 2001, respectively. Advertising revenue is recognized when the underlying advertisement is run or when the related circulars are dropped. Transportation revenue is recognized when the services are provided.



 Advertising expenses



     Amounts billed to members for advertising are included in revenues. Advertising costs are expensed in the period the advertising takes place. Such costs amounted to $56,407, $59,275 and $82,675 in fiscal year 2002, 2001 and 2000, respectively, and are included in Cost of revenues.



 Amortization of financing fees



     Amounts paid for financing fees incurred in connection with the company's financing arrangements are capitalized and amortized to interest expense over the remaining lives of the underlying financing agreements. The costs incurred in the fourth quarter of fiscal year 2001 for the potential asset-based lending refinancing were expensed in the fourth quarter of fiscal 2001, when it was determined that TruServ would instead amend its existing debt agreements.



 Repairs and maintenance expense



     Expenditures which extend the useful lives of the company's property and equipment are capitalized and depreciated on a straight line basis over the remaining useful lives of the underlying assets. Otherwise, repair and maintenance expenditures are expensed as incurred.

                              TRUSERV CORPORATION

 Research and development costs



     Research and development costs related to the company's manufacturing operations are expensed as incurred. Such costs amounted to $941, $1,003 and $993 in fiscal year 2002, 2001 and 2000, respectively, and are included in Logistic and manufacturing expenses.



 Shipping and handling costs



     Amounts billed to members for shipping and handling costs are included in Revenues. Amounts incurred for shipping and handling are included in Cost of revenues.



 Income taxes



     Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At December 31, 2002, TruServ concluded that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, and that a full valuation allowance is required. Deferred tax assets will only be realized to the extent future earnings are retained by TruServ and not distributed to members as patronage dividends.



 Per share information



     There is no existing market for the common stock of the company and there is no expectation that any market will develop. The company's Redeemable Class A voting common stock is owned by members and former members whose stock has not yet been redeemed as a result of the moratorium. The company's Redeemable Class B non-voting common stock now outstanding was issued to members in partial payment of the annual patronage dividend. Accordingly, no earnings per share information is presented in the consolidated financial statements.



 Retirement plans



     The company sponsors two noncontributory defined benefit retirement plans covering substantially all of its employees. Company contributions to union-sponsored defined contribution plans are based on collectively bargained rates multiplied by hours worked. The company's policy is to fund annually all tax-qualified plans to the extent deductible for income tax purposes.



 Fair value of financial instruments



     The carrying amounts of the company's financial instruments, which were comprised primarily of accounts and notes receivables, accounts payable, short-term borrowings, long-term debt and promissory (subordinated) and installment notes, approximate fair value. Fair value was estimated using discounted cash flow analyses, based on the company's incremental borrowing rate for similar borrowings. The carrying amount of debt and credit facilities approximate fair value due to their stated interest rates approximating market rates and as a result of such facilities having been renegotiated in fiscal 2002 (see Note 4). These estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.



 Concentration of credit risk



     Credit risk pertains primarily to the company's trade receivables. The company extends credit to its members as part of its day-to-day operations. The company believes that as no specific receivable or group of receivables comprises a significant percentage of total trade accounts, its risk with respect to trade receivables is limited. Additionally, the company believes that its allowance for doubtful accounts is adequate with respect

                              TRUSERV CORPORATION
to member credit risks. Also, TruServ's Certificate of Incorporation and By-Laws specifically provide that TruServ may set off its obligation to make any payment to a member for such member's stock, notes, interest and declared and unpaid dividends against any obligation owed by the member to TruServ. TruServ exercises these set off rights when TruServ notes and interest become due to former members with outstanding accounts receivable to TruServ and current members with past due accounts receivable to TruServ.



 Use of estimates



     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



 New accounting pronouncements



     In January 2002, TruServ adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." See "Goodwill" above.



     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective January 1, 2003 for TruServ. TruServ is currently evaluating the impact this standard will have on its financial statements, but does not expect the impact of its adoption to be material.



     In January 2002, TruServ adopted SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets," replacing SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of"' and portions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and changes the criteria to be met to classify an asset as held-for-sale. SFAS No. 144 retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held-for-sale. The adoption of this standard did not have a material impact on the company's financial position or results of operations.



     In April 2002, the FASB issued SFAS No. 145, "Rescission of FAS 4, 44 and 64, Amendment of FAS 13 and Technical Corrections as of April 2002." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" (eliminating the extraordinary treatment of gains or losses on debt modification other than for certain exceptions), amends SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," amends SFAS No. 13, "Accounting for Leases" (to eliminate an inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale leaseback transactions) and amends other existing authoritative pronouncements (to make various technical corrections, clarify meanings or describe their applicability under changed conditions). SFAS No. 145 is effective for TruServ for fiscal 2003 but earlier application is encouraged. The company is currently evaluating the impact this standard will have on its financial statements.



     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to the requirement for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized only when the

                              TRUSERV CORPORATION
liability is incurred; under EITF Issue No. 94-3, a liability for an exit cost, as defined in EITF Issue No. 94-3, was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value and only when the liability is incurred. SFAS No. 146 is effective for TruServ for any exit or disposal activities undertaken after December 31, 2002 but earlier application is encouraged.



     In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the company has disclosed certain guarantees that existed at December 31, 2002 in Note 6 and will apply the recognition provisions of Interpretation No. 45 prospectively to guarantee activities initiated after December 31, 2002. See
Note 6, "Commitments and Contingencies," for a further discussion of guarantees.



2. INVENTORIES



     Inventories consisted of the following at December 31:



                                                                2002       2001
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Manufacturing inventories:
  Raw materials.............................................  $  1,473   $  1,720
  Work-in-process and finished goods........................    19,655     24,909
  Manufacturing inventory reserves..........................    (1,297)    (2,724)
                                                              --------   --------
                                                                19,831     23,905
Merchandise inventories:
  Warehouse inventory.......................................   223,754    322,983
  Merchandise inventory reserves............................    (9,137)   (12,912)
                                                              --------   --------
                                                               214,617    310,071
                                                              --------   --------
                                                              $234,448   $333,976
                                                              ========   ========



     The amount of indirect costs included in ending inventory at December 31, 2002 and 2001 was $15,753 and $23,272, respectively. Indirect costs incurred for fiscal year 2002 and 2001 were $95,865 and $115,162, respectively.



     In fiscal 2002, the company recorded physical inventory adjustments aggregating $1,457 (as an increase to Inventory and a reduction to Cost of revenues) principally in the fourth quarter of the year. In fiscal 2001, the company recorded physical inventory adjustments aggregating $4,800 (as an increase to Inventory and a reduction to Cost of revenues) principally in the third and fourth quarters of the year.

                              TRUSERV CORPORATION

3. PROPERTIES



     Properties consisted of the following at December 31:



                                                                2002        2001
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
Buildings and improvements..................................  $  80,016   $ 176,414
Machinery and warehouse equipment...........................     89,284      91,842
Office and computer equipment...............................    156,961     156,644
Transportation equipment....................................     36,389      40,961
                                                              ---------   ---------
                                                                362,650     465,861
Less accumulated depreciation...............................   (274,519)   (294,842)
                                                              ---------   ---------
                                                                 88,131     171,019
Land........................................................      2,985       9,328
                                                              ---------   ---------
                                                              $  91,116   $ 180,347
                                                              =========   =========



     As discussed further in Note 13, on December 31, 2002, the company sold seven of its ten owned distribution centers. This transaction resulted in a decrease in the net book value of buildings and improvements of $65,762.



     Depreciation expense for fiscal year 2002, 2001 and 2000 was $28,795, $33,195 and $35,594, respectively.



4. DEBT AND BORROWING ARRANGEMENTS



     Long-term debt consisted of the following at December 31:



                                                                2002       2001
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Senior Notes (rates at December 31, 2002/2001):
  11.85% / 13.85%...........................................  $ 16,403   $ 28,000
  10.63% / 12.63%...........................................    31,610     50,000
  10.16% / 12.16%...........................................    11,745     21,429
  10.10% / 12.60%...........................................    65,309    105,000
  10.04% / 12.04%...........................................    33,853     50,000
  9.98% / 11.98%............................................        --     25,000
Redeemable (subordinated) term notes:
  Fixed interest rates ranging from 5.3% to 7.83%...........     3,296      7,819
Capital lease obligations (Note 5)..........................     1,247      2,678
                                                              --------   --------
                                                               163,463    289,926
Less amounts due within one year............................   (38,442)   (53,658)
                                                              --------   --------
                                                              $125,021   $236,268
                                                              ========   ========

                              TRUSERV CORPORATION

     Principal payment schedule for long-term debt:



                                                  BALANCE
                                               AS OF 12/31/02   CURRENT    2004      2005      2006      2007     THEREAFTER
                                               --------------   -------   -------   -------   -------   -------   ----------
                                                                             ($ IN THOUSANDS)
Senior Notes (rates at December 31,
  2002/2001):
  11.85% / 13.85%............................     $ 16,403      $ 5,727   $ 4,000   $ 6,676   $    --   $    --    $    --
  10.63% / 12.63%............................       31,610        7,998     4,545     4,545     4,545     4,545      5,432
  10.16% / 12.16%............................       11,745        4,563     3,572     3,610        --        --         --
  10.10% / 12.60%............................       65,309       13,358    10,021    10,021    10,021    10,021     11,867
  10.04% / 12.04%............................       33,853        3,187        --        --    10,000    10,000     10,666
  9.98% / 11.98%.............................           --           --        --        --        --        --         --
                                                  --------      -------   -------   -------   -------   -------    -------
                                                   158,920       34,833    22,138    24,852    24,566    24,566     27,965
Redeemable (subordinated) term notes:
  Fixed interest rates ranging from 5.3%to
    7.83%....................................        3,296        3,185       111        --        --        --         --
Capital lease obligations (Note 5)...........        1,247          424       441       311        71        --         --
                                                  --------      -------   -------   -------   -------   -------    -------
Total........................................     $163,463      $38,442   $22,690   $25,163   $24,637   $24,566    $27,965
                                                  ========      =======   =======   =======   =======   =======    =======



     The company had outstanding borrowings under its revolving credit facility agreement of $27,852 and $140,000 at December 31, 2002 and 2001, respectively. The $140,000 outstanding as of December 31, 2001 included approximately $57,000 of cash recorded in cash and cash equivalents that was available to reduce outstanding borrowings to $83,000. The weighted average interest rate on these borrowings was 8.3% and 9.9% for the years ended December 31, 2002 and 2001, respectively. The 2001 average interest rate reflects the inclusion of a 2% default premium.



     On December 30, 2002, TruServ amended the revolving credit facility, senior notes and synthetic lease agreements (the "Senior Debt") that had previously been amended in April 2002 in order to allow for a sale leaseback transaction that was completed on December 31, 2002 (the "December 2002 Amendments") (See
Note 13). TruServ applied the net proceeds of the sale leaseback transaction, $121,438 to pay down the Senior Debt, all of whom are parties to the intercreditor agreement. The net reduction in Senior Debt was $108,743, as a result of new make-whole notes of $12,695 issued due to the prepayment on senior notes. The December 2002 Amendments mainly set preliminary financial covenants to allow for the substantial reduction in debt and the corresponding increase in rent payments resulting from the sale leaseback transaction. See Note 5, "Lease Commitments" and Note 16, "Subsequent Events."



     The Senior Debt agreements were previously amended on April 11, 2002, when TruServ entered into various amendments that eliminated the event of default created when TruServ failed to comply with a covenant as of February 24, 2001 (the "April 2002 Amendments"). The April 2002 Amendments to the revolving credit facility extended the term of the facility from June 2002 to June 2004. The amount of the commitment at the time of amendment was $200,000. The commitment under the revolving credit facility is permanently reduced by the amount of any prepayments allocated to and paid on the revolving credit facility.



     Borrowings under the revolving credit facility are subject to borrowing base limitations that fluctuate in part with the seasonality of the business. The borrowing base formula limits advances to the sum of 85% of eligible accounts receivable, 50% of eligible inventory, 60% of the appraised value of eligible real estate and 50% of the appraised value of eligible machinery and equipment; availability is further increased by seasonal over-advances and decreased by reserves against availability. The revolving credit facility has certain minimum unusable commitment amounts, which vary based upon the projected seasonal working capital needs of TruServ. The interest rate on the revolving credit facility was increased to the prime rate plus 3.25%, which was 7.5% as of December 31, 2002. The unused commitment fee is 0.75% per annum.



     Since the April 2002 Amendments, the revolving credit facility commitment has been permanently reduced to $143,200 at December 31, 2002 due to prepayments in 2002 from the proceeds of asset sales. TruServ had available, under the revolving credit facility, approximately $115,300 at December 31, 2002.

                              TRUSERV CORPORATION

     The April 2002 Amendments to the various senior note agreements maintained the existing debt amortization schedules of the various notes. Interest rates on the notes are at the pre-default rates, which ranged at December 31, 2002 from 10.04% to 11.85%. The senior note and revolving credit facility amendments also require initial, quarterly and annual maintenance fees. All of the cash proceeds from certain asset sales and certain notes receivable, and 80% of any excess cash flow, as defined in the amended senior note and revolving credit facility agreements, are to be used to prepay all parties to these amendments in accordance with an amended intercreditor agreement.



     For 2002, cash proceeds from certain asset sales and notes receivable totaling $157,312 were used to prepay all parties to the intercreditor agreement. No additional payment as a result of excess cash flow is required to be made at this time. The intercreditor agreement establishes how the assets of TruServ, which are pledged as collateral, are shared and how certain debt prepayments are allocated among the senior lenders. For the year ended December 31, 2002, the prepayments to senior note holders of $93,915 resulted in make-whole liabilities of $18,710, which are recorded as additional debt with an offsetting entry to a prepaid interest account. As previously described, the $12,695 of make-whole notes from the sale leaseback transaction, is a component of the $18,710. The prepaid interest account will be amortized to interest expense over the remaining life of the original notes.



     The terms of the senior note agreements, that comprise a portion of the Senior Debt, have always provided that in the event of early termination or a prepayment of all or a portion of the notes, make-whole liabilities are triggered. The nature of the transaction giving rise to the prepayment, the length of time to maturity of a particular note, the magnitude of the prepayment relative to the remaining debt outstanding and prevailing market interest rates relative to the interest rates on the senior notes are factors in determining the amount of potential make-whole liabilities. In the event of full prepayment of the senior notes, the entire prepaid interest amount will be immediately charged to interest expense. Management currently intends to pursue a refinancing of the existing Senior Debt in the first half of 2004. Management anticipates significantly lower interest rates upon refinancing. However, based upon current market interest rate, make-whole expense of a refinancing, before considering the impact of any negotiations with the senior note holders, could range up to approximately $27,000, in addition to fully expensing the remaining prepaid balance of existing make-whole, which was $17,864 at December 31, 2002. TruServ management negotiated a reduction of approximately 50% in the make-whole notes when it made prepayments on the senior notes from the proceeds of the sale leaseback transaction.



     The April 2002 Amendments all require TruServ to meet certain restrictive covenants relating to minimum sales, minimum adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), minimum fixed charge coverage, minimum interest coverage and maximum capital expenditures. The senior note holders may accelerate the due date of their notes, if TruServ does not have a revolving credit facility in place to fund its seasonal cash flows. Some of these covenants were adjusted in March 2003 as a result of the sale leaseback transaction. See Note 16, "Subsequent Events." TruServ was in compliance with all of these covenants as of December 31, 2002 as shown in the chart below:



RESTRICTIVE COVENANT                                           COVENANT      ACTUAL
--------------------                                          ----------   ----------
                                                                 ($ IN THOUSANDS)
Minimum sales...............................................  $1,975,000   $2,175,451
Minimum adjusted EBITDA.....................................  $  100,000   $  120,062
Minimum fixed charge coverage...............................        0.70         1.01
Minimum interest coverage...................................        1.75         1.97
Maximum capital expenditures................................  $   16,000   $   12,838



     TruServ believes it will continue to remain in compliance with its debt covenants. For fiscal 2003, TruServ believes operating results will be sufficient to comply with the covenants established in the March 2003 Amendments. See Note 16 "Subsequent Events".

                              TRUSERV CORPORATION

     The term of the revolving credit facility will accelerate to June 30, 2003 from June 30, 2004, if on that date, total Senior Debt outstanding, less the aggregate principal amount of the make-whole notes, is in excess of $270,000, or total Senior Debt outstanding, less the aggregate principal amount of the make-whole notes, plus the unused amount of the commitment under the revolving credit facility, less $30,000, is in excess of $320,000. At December 31, 2002, the total Senior Debt outstanding, less the aggregate principal amount of the make-whole notes was $167,965 and the related commitments outstanding less $30,000 totaled $253,323. Although the revolver portion of total Senior Debt outstanding can fluctuate with the seasonal cash flow requirements of the business, TruServ believes it will maintain a sufficiently low level of Senior Debt outstanding with cash from operating activities to continue to meet the June 30, 2003 requirement.



     The April 2002 Amendments limit the amount of the cash portion of patronage dividends to the 20% minimum required to be paid under applicable IRS regulations in order for TruServ to maintain its status as a cooperative, unless TruServ's operating performance achieves certain EBITDA targets, in which case, up to 30% of the patronage dividend may be paid in cash. TruServ exceeded the EBITDA target for 2002 and, as such, the cash portion of the 2002 patronage dividend paid in 2003 averaged 30%.



     The April 2002 Amendments also require the continuation of the stock redemption moratorium through June 30, 2004. As discussed in Note 7, it is an event of default under the April 2002 Amendments if payments of subordinated notes exceed $14,000 in fiscal 2003. TruServ did not exceed the maximum payment level of $24,000 in 2002 and, accordingly, was in compliance. In addition, an event of default arises under the April 2002 Amendments in the event that TruServ fails to comply with its corporate governance policy requiring the retention by TruServ of at least two outside directors prior to May 31, 2002, at least four outside directors prior to September 1, 2002 and at least five outside directors prior to November 1, 2002. As of October 7, 2002, TruServ appointed its fifth outside director and, as such, TruServ was in compliance with the corporate governance covenant as of December 31, 2002.



     The April 2002 Amendments also contain requirements for other customary covenants, representations and warranties, funding conditions and events of default. As of December 31, 2002, TruServ was in compliance with all applicable covenants and has not triggered any events of default.



     The redeemable (subordinated) term notes have two to four year terms and were issued in exchange for promissory (subordinated) notes that were held by promissory note holders who do not own the company's Redeemable Class A voting common stock. They were also available for purchase by investors that were affiliated with the company.



     Restricted cash consisted of the following at December 31:



                                                               2002      2001
                                                              -------   -------
                                                              ($ IN THOUSANDS)
Letters of credit...........................................  $11,691   $11,392
Proceeds from sale of assets available for debt reduction by
  the collateral agent......................................       39    10,906
Lockbox cash management deposit requirements................    4,025     4,000
Redeemable (subordinated) notes.............................       --     1,746
Escrow......................................................       --     1,031
                                                              -------   -------
                                                              $15,755   $29,075
                                                              =======   =======



     TruServ finances its requirements for letters of credit with cash deposited and invested at the issuing bank. TruServ partially secures its requirement for banking services by maintaining invested cash deposits with its cash management banks. The intercreditor agreement amended in April 2002 with TruServ's lenders requires TruServ to hold the proceeds from the sale of certain assets in a restricted cash account invested with the collateral agent to be used for debt reduction. These proceeds were held by the collateral agent in fiscal 2001 and distributed after the Senior Debt agreements were amended in April 2002.

                              TRUSERV CORPORATION

5. LEASE COMMITMENTS



     The company is a lessee of distribution centers, office space, and computer and transportation equipment under operating and capital leases. The following is a schedule of future minimum lease payments under capital and long-term non-cancelable operating leases, together with the present value of the net minimum lease payments under capital leases, as of December 31, 2002:



                                                              CAPITAL   OPERATING
                                                              -------   ---------
                                                               ($ IN THOUSANDS)
2003........................................................  $  464    $ 33,461
2004........................................................     464      31,008
2005........................................................     358      28,251
2006........................................................      85      24,079
2007........................................................      --      22,839
Thereafter..................................................      --     266,473
                                                              ------    --------
Net minimum lease payments..................................  $1,371    $406,111
                                                                        ========
Less amount representing interest...........................    (125)
                                                              ------
Present value of net minimum lease payments.................   1,246
Less amount due within one year.............................    (424)
                                                              ------
                                                              $  822
                                                              ======



     Capitalized leases expire at various dates and generally provide for purchase options but not renewals. Purchase options provide for purchase prices at either fair market value or a stated value, which is related to the lessor's book value at the expiration of the lease term.



     Operating lease obligations increased significantly at the end of 2002 as a result of the December 31, 2002 sale leaseback of seven regional distribution centers as discussed in Note 13.



     The Hagerstown, Maryland distribution center is subject to a synthetic lease with monthly payments that are recorded in Third party interest expense. The lease payment commitments were for three years with two one-year renewal options and a principal payment due at the expiration of the lease agreement. All obligations under this lease arrangement are guaranteed by the company. The synthetic lease had a principal balance of $33,383 at December 31, 2002, which is due at the end of the lease term, which is the earlier of December 31, 2003 or the termination of the existing revolving credit facility. This debt and the original cost of the facility are not recorded in the company's balance sheet because the synthetic lease does not meet the requirement for capital lease treatment under SFAS No. 13, "Accounting for Leases." The difference between the lease obligation and management's estimation of the fair value of the building, which TruServ continues to believe is reasonable at December 31, 2002, was recorded as a 2001 cost to exit the facility and remains as a component in accrued expenses at December 31, 2002 (see Note 15).



     Rent expense under operating leases was $25,436, $25,338 and $29,942 for the years ended December 31, 2002, 2001 and 2000, respectively.



6. COMMITMENTS AND CONTINGENCIES



     TruServ provides guarantees for certain member loans, but is not required to provide a compensating balance for the guarantees. The company is required to pay off a portion of the full amount of these loans under these guarantees, ranging from 15-50% of the member's outstanding balance, in the event that a member defaults on their loan, after which the member will be liable to the company for the guaranteed amount. The amount of the guaranteed portion of these member loans, which are not recorded in TruServ's balance sheet, was approximately $2,172 and $3,966 as of December 31, 2002 and 2001, respectively. The

                              TRUSERV CORPORATION
balance of $2,172 as of December 31, 2002 includes approximately $557 that will mature in fiscal 2003. The remaining guarantees will expire periodically through 2013. TruServ carries a reserve of $217 relating to these guarantees.



     Additionally, TruServ sold certain member note receivables to a third party in 2002 which the company has fully guaranteed. The company is required to pay 100% of the outstanding balance of these member notes under these guarantees in the event that a member defaults on their notes, after which the member will be liable to the company for the guaranteed amount. The balance of these notes at December 31, 2002 was $871. TruServ has recorded a liability and related receivable for $871 relating to these member notes, and carries a $87 reserve relating to these guarantees. The balance of $871 as of December 31, 2002 includes approximately $264 that will mature in fiscal 2003. The remaining guarantees will expire periodically through 2007.



     TruServ has a lifetime warranty or a customer satisfaction guarantee on the majority of the company's TruTest paint products, which covers only replacement material. The company has historically experienced minimal returns on these warranties and guarantees and has determined any related liability to be immaterial.



     The company is involved in various claims and lawsuits incidental to its business. The following significant matters existed at December 31, 2002:



BESS ACTION



     In May 2000, TruServ filed a complaint in the Circuit Court of McHenry County, Illinois against Bess Hardware and Sports, Inc., ("Bess") to recover an accounts receivable balance in excess of $400. Bess filed a counterclaim, seeking a setoff against its accounts receivable balance for the par redemption value of Bess' shares of TruServ Stock. Bess contested the validity of a March 17, 2000 corporate resolution declaring a moratorium on the redemption of all TruServ capital stock, as well as an allocation of Bess' proportionate share of the loss which TruServ declared for its fiscal year 1999. On June 21, 2002, the court issued an oral ruling granting summary judgment to TruServ on its accounts receivable claim, and granting summary judgment to Bess on its counterclaim. The judgment was entered on August 6, 2002. TruServ believes that the court's ruling on Bess' counterclaim is not supported by either the facts or Delaware corporate law. TruServ's motion for reconsideration and reversal of the August judgment on Bess' counterclaim was denied on November 21, 2002. TruServ filed its notice of appeal in the Second District of Illinois Appellate Court on December 2, 2002.



DERIVATIVE ACTION



     In August 2000, an action was brought in Delaware Chancery Court (New Castle County) by a former TruServ member ("Hudson City Properties") against certain present and former directors and certain former officers of TruServ and against TruServ. The complaint is brought derivatively on behalf of TruServ and alleges that the individual defendants breached their fiduciary duties in connection with the accounting adjustments made by TruServ in the fourth quarter of 1999. Hudson City Properties also seeks to proceed on a class-action basis against TruServ on behalf of all those affected by the moratorium on stock redemption and the creation of the loss allocation accounts. Hudson City Properties alleges that TruServ breached, and the named directors caused TruServ to breach, agreements with members by suspending payment of the members' 1999 annual patronage dividend, by declaring the moratorium on the redemption of members' TruServ stock and by imposing minimum annual purchase requirements upon members. The plaintiff seeks monetary and non-monetary relief in connection with the various claims asserted in the complaint. The lawsuit, despite its vintage, is in an early stage and the extent of the damages claimed has not yet been determined. The parties have entered into settlement negotiations, but a final settlement has not been reached at this time and no assurances can be given that one will be entered into.

                              TRUSERV CORPORATION

KENNEDY ACTION



     In June 2000, various former members of TruServ filed an action against TruServ in the Circuit Court of the 19th Judicial Circuit (McHenry County, Illinois) (the "Kennedy action"). The plaintiffs in the Kennedy action each allege that, based upon representations made to them by TruServ and its predecessors that the Coast to Coast brand name would be maintained, they voted for the merger of ServiStar/Coast to Coast and Cotter & Company. The plaintiffs allege that after the merger, the Coast to Coast brand name was eliminated and that each plaintiff thereafter terminated or had its membership in TruServ terminated. The plaintiffs further claim that TruServ breached its obligations by failing to redeem their stock and by creating loss allocation accounts for the plaintiffs. The plaintiffs have each asserted claims for fraud/misrepresentation, negligent misrepresentation, claims under the state securities laws applicable to each plaintiff, claims under the state franchise/dealership laws applicable to each plaintiff, breach of fiduciary duty, unjust enrichment, estoppel and recoupment. Similar claims were filed against TruServ as counterclaims to various complaints filed by TruServ in McHenry County to recover accounts receivable balances from other former members. Those claims were consolidated with the Kennedy action. In March 2001, the Kennedy complaint was amended to add additional plaintiffs. Also in March 2001, another action was filed against TruServ on behalf of additional former members, in the same court, by the same law firm (the "A-Z action"). The A-Z complaint alleges substantially similar claims as those in the Kennedy action, with the principal difference being that the claims relate to the elimination of the ServiStar brand name. The Kennedy and A-Z actions have been consolidated for purposes of discovery, which is ongoing. The plaintiffs seek damages for stock repurchase payments, lost profits and goodwill, out of pocket expenses, attorney fees and punitive damages. In July 2002, the plaintiffs in these consolidated actions amended their complaints to name as defendants two former officers of TruServ. To the extent that TruServ may have indemnification obligations to these former officers, TruServ's directors and officers' liability insurance policies may be available to cover such claims.



     TruServ intends to vigorously defend all of these cases. However, a ruling in favor of any or all of the plaintiffs in the Kennedy Action, the Derivative Action or the Bess Action could have a material adverse effect on TruServ. The courts could rule that TruServ violated its Agreement with members or its By-Laws in establishing the loss allocation account; imposing the moratorium on stock redemptions; or imposing minimum purchase commitments on members. In the event of such a ruling, TruServ could be required to do one or more of the following:



     - lift the moratorium on stock redemptions; and



     - redeem members' stock presented for redemption at its full stated value.



     Such actions could constitute events of default under TruServ's Senior Debt. Unless appropriate waivers were obtained from TruServ's lenders, the amounts due under the Senior Debt could become immediately due and payable or the Senior Debt agreements could have to be renegotiated. However, there can be no assurances that TruServ would be able to obtain the requisite waivers or successfully renegotiate its Senior Debt agreements. In the event TruServ was unable to obtain the requisite waivers or successfully renegotiate its Senior Debt agreements, a material adverse effect on TruServ's liquidity and capital resources could result.



PENTZ SETTLEMENT



     In June 2002, TruServ reached a comprehensive and confidential settlement with Paul Pentz, a former president of TruServ regarding his claims for bonus and retirement compensation payments.



CLAIMS AGAINST ERNST & YOUNG LLP



     TruServ is pursuing claims against its former outside auditors, Ernst & Young LLP ("E&Y"), for professional malpractice, breach of contract, deceptive business practices and fraud. TruServ contends that E&Y failed to properly discharge its duties to TruServ and failed to identify, in a timely manner, and indeed

                              TRUSERV CORPORATION
concealed, certain material weaknesses in TruServ's internal financial and operational controls. As a result, TruServ was forced to make an unanticipated accounting adjustment in the fourth quarter of 1999 in the total amount of $121,333 (the "Fourth Quarter Charge"). As a result, TruServ reported a net loss of $130,803 for the fiscal year ended December 31, 1999. It is TruServ's belief that had E&Y properly discharged its duties, the scope and breadth of the Fourth Quarter Charge, as well as the accounting and operational control deficiencies that necessitated the charge, would have been substantially lessened, if not eliminated in their entirety. As a result of E&Y's failures, TruServ has suffered significant financial damages. The factual allegations that form the basis for TruServ's claim against E&Y include, in part, the issues identified in the Securities and Exchange Commission cease and desist order described below. TruServ began discussion of its claims with E&Y early in the fall of 2001. Pursuant to the dispute resolution procedures required by TruServ's engagement letter with E&Y, TruServ and E&Y attempted to mediate this dispute during the first six months of 2002. When those attempts proved unsuccessful, and again pursuant to the dispute resolution procedures, TruServ filed its claim with the American Arbitration Association on July 31, 2002. The arbitration, which is subject to certain confidentiality requirements, is currently pending.



7. PROMISSORY (SUBORDINATED) AND INSTALLMENT NOTES



     Promissory (subordinated) and installment notes consisted of the following at December 31:



                                                                2002       2001
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Promissory (subordinated) notes:
  Due on December 31, 2002 -- 7.86%.........................  $     --   $ 23,253
  Due on December 31, 2003 -- 7.90%.........................    19,413     19,731
  Due on December 31, 2004 -- 9.00% to 10.00%...............    19,902     19,963
  Due on December 31, 2005 -- 7.00% to 10.00%...............    23,565      1,304
Term (subordinated) notes
  Due on June 30, 2002 -- 8.06%.............................        --     12,393
Installment notes at interest rates of 5.74% to 8.06% with
  maturities through 2004...................................     2,006      5,962
                                                              --------   --------
                                                                64,886     82,606
Less amounts due within one year............................   (21,355)   (39,633)
                                                              --------   --------
                                                              $ 43,531   $ 42,973
                                                              ========   ========



     Prior to 1997, promissory notes were issued for partial payment of the annual patronage dividend. Promissory notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of TruServ as specified by its board of directors. Prior experience indicates that the maturities of a significant portion of the notes due within one year are extended, for a three-year period, at interest rates substantially equivalent to competitive market rates of comparable instruments. The company anticipates that this practice of extending notes, based on historical results, will continue and, accordingly, these notes are classified as a component of capitalization.



     Total maturities of promissory and installment notes for fiscal years 2003, 2004 and 2005 are $21,354, $19,951 and $23,581, respectively.



     Amounts shown as scheduled repayments are the stated note amounts; however, it is an event of default in the amended debt agreements if payments of subordinated notes exceed $14,000 in 2003. TruServ's payments of such notes aggregated $17,765 in 2002 against scheduled repayments of $44,244 and maximum payment level under the debt agreements of $24,000; as such payment amount was less than the event of default ceiling amount, TruServ was in compliance. TruServ will seek members' consent in 2003 to extend the note due dates in exchange for an increase in the interest rate as it did in 2002.

                              TRUSERV CORPORATION

8. INCOME TAXES



     Income tax expense consisted of the following for the years ended December 31:



                                                              2002    2001    2000
                                                              ----   ------   ----
                                                                ($ IN THOUSANDS)
Current:
  Federal...................................................  $ --   $  203   $231
  State.....................................................   259      194    315
  Foreign...................................................    --      641    306
                                                              ----   ------   ----
  Total current.............................................   259    1,038    852
Deferred:
  Federal...................................................    --       --     --
  State.....................................................    --       --     --
  Foreign...................................................    --      339     64
                                                              ----   ------   ----
  Total deferred............................................    --      339     64
                                                              ----   ------   ----
                                                              $259   $1,377   $916
                                                              ====   ======   ====



     The company operates as a nonexempt cooperative and is allowed a deduction in determining its taxable income for amounts paid as qualified patronage dividends based on margins from business done with or on behalf of members and for the redemption of nonqualified notices of allocation. The reconciliation of income tax expense to income tax computed at the U.S. federal statutory tax rate of 35% was as follows for the years ended December 31:



                                                         2002       2001       2000
                                                        -------   --------   --------
                                                              ($ IN THOUSANDS)
Tax at U.S. statutory rate............................  $ 7,494   $(19,224)  $ 12,262
Effects of:
  Patronage dividend..................................   (7,189)        --    (12,233)
  State income taxes, net of federal benefit..........      168        126        205
  (Decrease)/increase in valuation allowance..........     (353)    18,353     (2,503)
  Non-deductible goodwill.............................       --        902      2,819
  Other, net..........................................      139      1,220        366
                                                        -------   --------   --------
                                                        $   259   $  1,377   $    916
                                                        =======   ========   ========



     Deferred income taxes reflect the net tax effects to the company of its net operating loss carryforwards, which expire in years through 2021; alternative minimum tax credit carryforwards, which do not expire, nonqualified notices of allocations, which are deductible when redeemed and do not expire; and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax effect of the net operating loss carryforward was reduced in 2002 by $37,076. $21,895 of the reduction is primarily attributable to changes in other deferred tax assets and liabilities, mostly due to gains from asset sales taxable in the year of sale but deferred for financial reporting purposes; and the remaining $15,181 reduction is the cumulative effect of non-cash patronage dividends applied to satisfy members' loss allocation accounts (a corresponding reduction of $15,181 was made to the valuation allowance).



     Total deferred tax assets net of deferred tax liabilities have a full valuation allowance because the company has concluded that, based on the weight of available evidence it is more likely than not that the deferred tax assets will not be realized. Deferred tax assets will only be realized to the extent future earnings are retained by TruServ and not distributed to members as patronage dividends. If tax benefits are subsequently recognized in excess of net deferred tax assets, approximately $13,619 of the resulting reduction in the valuation allowance for deferred tax assets is merger-related and will reduce goodwill.

                              TRUSERV CORPORATION

     The significant components of the company's deferred tax assets and liabilities were as follows for the years ended December 31:



                                                                2002       2001
                                                              --------   ---------
                                                                ($ IN THOUSANDS)
Deferred tax assets
  Net operating loss carryforwards..........................  $ 28,364   $  65,440
  AMT credit carryforward...................................       784         784
  Nonqualified notices of allocation........................    13,548      13,548
  Bad debt provision........................................     3,421       3,761
  Vacation pay..............................................     2,889       2,617
  Contributions to fund retirement plans....................     3,051          --
  Deferred gain from sale leaseback.........................    25,026          --
  Severance and restructuring costs.........................     6,846      12,878
  Inventory reserves........................................        --       1,272
  Rent expense..............................................     2,714       2,623
  Merger-related valuations and accruals....................     1,861       2,160
  Inventory capitalization..................................     3,126       2,657
  Other.....................................................     6,055       5,302
                                                              --------   ---------
Total deferred tax assets...................................    97,685     113,042
Valuation allowance for deferred tax assets.................   (94,952)   (110,537)
                                                              --------   ---------
Net deferred tax assets.....................................     2,733       2,505
Deferred tax liabilities:
  Tax depreciation in excess of book depreciation...........     1,602         960
  Contributions to fund retirement plans....................        --         414
  Other.....................................................     1,131       1,131
                                                              --------   ---------
Total deferred tax liabilities..............................     2,733       2,505
                                                              --------   ---------
Net deferred taxes..........................................  $     --   $      --
                                                              ========   =========



9. SUPPLEMENTAL CASH FLOW INFORMATION



     The patronage dividend and promissory (subordinated) and redeemable (subordinated) term note renewals relating to non-cash operating and financing activities were as follows for the years ended December 31:



                                                           2002      2001      2000
                                                          -------   -------   -------
                                                               ($ IN THOUSANDS)
Patronage dividend payable in cash......................  $ 6,121   $  (976)  $10,459
Accrued expenses........................................     (245)     (569)       --
Promissory (subordinated) notes.........................   (4,324)   (5,888)   (1,820)
Redeemable Class A voting common stock..................       --        --         3
Redeemable Class B common stock.........................    2,497        --    (2,733)
Installment notes.......................................      (34)      (50)    2,515
Loss allocation.........................................   14,006     2,488    21,458
Member indebtedness.....................................    2,520     4,995     4,823
                                                          -------   -------   -------
  Patronage dividend....................................  $20,541   $    --   $34,705
                                                          =======   =======   =======
Member note renewals and interest rollover..............  $36,434   $21,936   $22,525
                                                          =======   =======   =======



     TruServ may set off its obligation to make any payment to a member for such member's stock, notes, interest and declared and unpaid dividends against any obligation owed by the member to TruServ. TruServ exercised its set off rights in 2002 when patronage dividends were declared for members with loss allocation

                              TRUSERV CORPORATION
accounts. Also the set off rights were exercised when TruServ notes and interest came due to former members with outstanding accounts receivable to TruServ and current members with past due accounts receivable to TruServ. TruServ also set off its obligation to former members against their related loss allocation balance. The set off rights were exercised in an aggregate amount of $16,526, which decreased the loss allocation account by $14,006 and accounts receivable by $2,520 during 2002.



     In 2001, TruServ also exercised its set off rights when TruServ notes and interest came due to former members with outstanding accounts receivable to TruServ and current members with past due accounts receivable to TruServ. TruServ also set off its obligation to former members against their related loss allocation balance. The set off rights were exercised in an aggregate amount of $7,483, which decreased the loss allocation account by $2,488 and accounts receivable by $4,995 during 2001. $976 of the offset to accounts receivable was generated from the payment of the fiscal 2000 patronage dividend in 2001, which reduced the cash payment from $10,459 to $9,483.



     The company's non-cash financing and investing activities in fiscal year 2001 include $1,300 related to a note received for the sale of its Indianapolis, Indiana property. In fiscal year 2000, the company's non-cash financing and investing activities are due to an asset sale and related agreements with Builder Marts of America, Inc. that included a note receivable of $19,500 and debit memos of $4,000.



     Cash paid for interest during fiscal years 2002, 2001 and 2000 totaled $61,989, $59,048 and $60,059, respectively. Cash paid for income taxes during fiscal years 2002, 2001 and 2000 totaled $305, $133 and $777, respectively.



10. BENEFIT PLANS



     The change in the projected benefit obligation and in the plan assets for the company administered qualified pension plan were as follows for the years ended December 31:



                                                                2002       2001
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Change in projected benefit obligation:
  Projected benefit obligation at beginning of year.........  $ 58,991   $ 68,181
  Service cost..............................................     5,045      5,639
  Interest cost.............................................     3,693      4,494
  Benefit payments..........................................       (26)        (1)
  Actuarial losses..........................................     5,144     10,394
  Plan amendments...........................................        19    (10,678)
  Curtailments..............................................    (1,301)        --
  Settlements...............................................   (11,849)   (19,038)
                                                              --------   --------
  Projected benefit obligation at end of year...............    59,716     58,991
                                                              --------   --------
Change in plan assets:
  Fair value of plan assets at beginning of year............    54,376     76,501
  Actual return on assets...................................    (5,573)    (3,086)
  Employer contributions....................................    10,000         --
  Benefit payments..........................................       (26)        (1)
  Settlements...............................................   (11,849)   (19,038)
                                                              --------   --------
  Fair value of plan assets at end of year..................    46,928     54,376
                                                              --------   --------
Reconciliation of funded status:
  Funded status.............................................   (12,788)    (4,616)
  Unrecognized transition asset.............................      (104)      (361)

                              TRUSERV CORPORATION

                                                                2002       2001
                                                              --------   --------
                                                               ($ IN THOUSANDS)
  Unrecognized prior service cost...........................    (7,616)    (9,793)
  Unrecognized actuarial loss...............................    26,206     17,468
                                                              --------   --------
  Prepaid expense...........................................  $  5,698   $  2,698
                                                              ========   ========



     TruServ also has a pension plan that is the supplemental executive retirement plan ("SERP"), which is an unfunded unqualified defined benefit plan. The change in the projected benefit obligation and in the plan assets for the SERP were as follows for the years ended December 31:



                                                               2002      2001
                                                              -------   -------
                                                              ($ IN THOUSANDS)
Change in projected benefit obligation:
  Projected benefit obligation at beginning of year.........  $ 4,648   $ 8,317
  Service cost..............................................      342       212
  Interest cost.............................................      301       380
  Benefit payments..........................................     (390)     (390)
  Actuarial losses..........................................      129     2,786
  Plan amendments...........................................      (18)       --
  Settlements...............................................       --    (6,657)
                                                              -------   -------
  Projected benefit obligation at end of year...............    5,012     4,648
                                                              -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of year............       --        --
  Employer contributions....................................      390     7,047
  Benefit payments..........................................     (390)     (390)
  Settlements...............................................       --    (6,657)
                                                              -------   -------
  Fair value of plan assets at end of year..................       --        --
                                                              -------   -------
Reconciliation of funded status:
  Funded status.............................................   (5,012)   (4,648)
  Unrecognized prior service cost...........................    3,727     4,357
  Unrecognized actuarial loss...............................    1,970     1,927
                                                              -------   -------
  Prepaid expense...........................................  $   685   $ 1,636
                                                              =======   =======



     The company recorded in Deferred credits, for the SERP plan, an additional minimum pension liability of $4,880 as of December 31, 2002, which represents the amount by which the accumulated benefit obligation exceeded the fair value of plan assets plus the previously recognized prepaid asset. The additional liability has been offset by an intangible asset, which is included in Other assets, to the extent of previously unrecognized prior service cost. The amount in excess of previously unrecognized prior service cost of $1,153 at December 31, 2002 is recorded as a reduction of Members' equity in Accumulated other comprehensive income.



     The company has a prepaid pension expense for both plans of $6,383 and $4,334 at December 31, 2002 and 2001, respectively. The prepaid pension expense at December 31, 2002 and December 31, 2001 is classified in "Other current assets."

                              TRUSERV CORPORATION

     The components of net periodic pension cost for the company administered qualified pension plan were as follows for the years ended December 31:



                                                          2002      2001       2000
                                                         -------   -------   --------
                                                               ($ IN THOUSANDS)
Components of net periodic pension cost:
  Service cost.........................................  $ 5,045   $ 5,639   $  6,098
  Interest cost........................................    3,693     4,494      8,716
  Expected return on assets............................   (4,618)   (5,986)   (12,987)
  Amortization of transition assets....................     (235)     (311)      (529)
  Amortization of prior service cost...................     (519)      (62)       340
  Amortization of actuarial loss/(gain)................       96       109       (180)
  Curtailment gain.....................................   (1,641)       --         --
  Settlement loss/(gain)...............................    5,179     5,521     (5,376)
                                                         -------   -------   --------
       Net pension cost................................  $ 7,000   $ 9,404   $ (3,918)
                                                         =======   =======   ========



     In the third quarter of fiscal year 2000, the company purchased from an insurance company non-participating annuity contracts to satisfy pension obligations related to certain former employees who were fully vested in their pension benefits. As a result of this transaction, the company recognized a pre-tax gain of approximately $5,000 in fiscal year 2000 related to the settlement of these pension obligations. Such gain has been recorded as Other income, net.



     The components of net periodic pension cost for the SERP were as follows for the years ended December 31:



                                                              2002     2001     2000
                                                             ------   ------   ------
                                                                 ($ IN THOUSANDS)
Components of net periodic pension cost:
  Service cost.............................................  $  342   $  212   $  316
  Interest cost............................................     301      380      757
  Amortization of prior service cost.......................     611      612      612
  Amortization of actuarial loss/(gain)....................      86      169       89
  Settlement loss/(gain)...................................      --    2,759    3,411
                                                             ------   ------   ------
     Net pension cost......................................  $1,340   $4,132   $5,185
                                                             ======   ======   ======



     The company also participates in union-sponsored defined contribution plans. Costs related to these plans were $60, $30 and $169 for fiscal year 2002, 2001 and 2000, respectively.



     Plan assets consist primarily of publicly traded common stocks and corporate debt instruments.



     The assumptions used to determine TruServ's pension obligations for all plans were as follows for the years ended December 31:



                                                              2002    2001
                                                              -----   -----
Weighted average assumptions:
  Discount rate.............................................  6.50%   7.00%
  Expected return on assets.................................  8.00%   8.50%
  Rate of compensation increase.............................  3.50%   4.50%

                              TRUSERV CORPORATION

     TruServ also maintains a defined benefit retirement medical plan for former SCC employees who met certain age and service criteria that was frozen at the time of the Merger. The company contributes $0.105 per month per person for such employees who elect coverage for themselves and their dependents. The company also maintains similar benefits for some former SCC executives who were also contractually eligible for such coverage.



     The change in the benefit obligation and in the plan's assets for the company's post-retirement plan, as well as the components of net periodic post-retirement benefit cost, was as follows for the years ended December 31:



                                                               2002        2001
                                                              -------     -------
                                                               ($ IN THOUSANDS)
Change in benefit obligation:
  Accumulated post-retirement benefit obligation at
     beginning of year......................................  $ 4,972     $ 4,747
  Interest cost.............................................      415         350
  Claims paid...............................................     (597)       (427)
  Actuarial losses..........................................    1,476         302
                                                              -------     -------
  Accumulated post-retirement benefit obligation at end of
     year...................................................    6,266       4,972
                                                              -------     -------
Change in plan assets:
  Fair value of plan assets at beginning of year............       --          --
  Employer contribution.....................................      597         427
  Claims paid...............................................     (597)       (427)
                                                              -------     -------
  Fair value of plan assets at end of year..................       --          --
                                                              -------     -------
Reconciliation of funded status:
  Funded status.............................................   (6,266)     (4,972)
  Unrecognized actuarial losses.............................    1,757         326
                                                              -------     -------
  Net amount recognized.....................................   (4,509)     (4,646)
                                                              -------     -------
Component of net periodic post-retirement benefit cost:
  Interest cost.............................................      415         350
  Amortization of (gain)/loss...............................       45          --
                                                              -------     -------
  Net periodic benefit cost.................................  $   460     $   350
                                                              =======     =======



     The effect of a one percentage point increase in the medical trend rate would increase the interest cost component by $11 and the post-retirement benefit obligation by $150. The effect of a one percentage point decrease in the medical trend rate would decrease the interest cost components by $9 and the post-retirement benefit obligation by $126.



     The assumptions used to determine TruServ's health benefit obligations were as follows for the years ended December 31:



                                                              2002   2001
                                                              ----   ----
Weighted average assumptions:
  Discount rate.............................................  6.50%  7.00%
  Medical trend rate........................................  5.00%  5.00%



11. SEGMENT INFORMATION



     The company is principally engaged as a wholesaler of hardware and related products and is a manufacturer of paint products. The company identifies segments based on management responsibility and the nature of the business activities of each component of the company. The company measures segment earnings

                              TRUSERV CORPORATION
as operating earnings including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:



                                                                     DECEMBER 31, 2002
                                                        --------------------------------------------
                                                                          PAINT
                                                                      MANUFACTURING     CONSOLIDATED
                                                         HARDWARE    AND DISTRIBUTION      TOTALS
                                                        ----------   ----------------   ------------
                                                                      ($ IN THOUSANDS)
Net sales to external customers.......................  $2,060,282       $115,169        $2,175,451
Interest expense......................................      57,349          4,546            61,895
Depreciation and amortization.........................      33,409          1,442            34,851
Segment net margin....................................      11,967          9,186            21,153
Identifiable segment assets...........................     652,815         50,556           703,371
Expenditures for long-lived assets....................      12,061            777            12,838



                                                                DECEMBER 31, 2001
                                     ------------------------------------------------------------------------
                                                       PAINT                     ELIMINATION
                                                   MANUFACTURING               OF INTERSEGMENT   CONSOLIDATED
                                      HARDWARE    AND DISTRIBUTION   CANADA         ITEMS           TOTALS
                                     ----------   ----------------   -------   ---------------   ------------
                                                                 ($ IN THOUSANDS)
Net sales to external customers....  $2,404,553       $130,484       $84,397       $    --        $2,619,434
Intersegment sales.................          --          1,649            --        (1,649)               --
Interest expense...................      58,967          3,819           487            --            63,273
Depreciation and amortization......      39,344          1,671           504            --            41,519
Segment net margin/(loss)..........     (64,562)        12,826         1,049            --           (50,687)
Identifiable segment assets........     963,736         54,757         2,344            --         1,020,837
Expenditures for long-lived
  assets...........................      14,188            615           348            --            15,151



                                                                DECEMBER 31, 2000
                                    -------------------------------------------------------------------------
                                                      PAINT                      ELIMINATION
                                                  MANUFACTURING                OF INTERSEGMENT   CONSOLIDATED
                                     HARDWARE    AND DISTRIBUTION    CANADA         ITEMS           TOTALS
                                    ----------   ----------------   --------   ---------------   ------------
                                                                ($ IN THOUSANDS)
Net sales to external customers...  $3,745,524       $139,109       $109,009       $    --        $3,993,642
Intersegment sales................          --          1,856             --        (1,856)               --
Interest expense..................      62,184          4,661            861            --            67,706
Depreciation and amortization.....      40,482          1,752            799            --            43,033
Segment net margin................      24,984          9,000            133            --            34,117
Identifiable segment assets.......   1,162,319         52,020         21,675            --         1,236,014
Expenditures for long-lived
  assets..........................      11,365            627            534            --            12,526



     The company does not have a significant concentration of members in any geographic region of the United States or in any foreign countries.



12. ASSET SALES



     Effective December 29, 2000, the company sold the assets, primarily inventory, of the lumber and building materials ("LBM") business, comprising fiscal year 2000 sales of approximately $1,100,000, to Builder Marts of America, Inc. ("BMA"). In connection with this sale, the company received consideration of $20,200 in cash (of which $1,000 was held in escrow until December 31, 2001 to satisfy any contingencies or disputes between the parties and which, accordingly, is classified as Restricted cash), a $19,500 note receivable (payable in annual installments through December 31, 2007 and carrying an interest rate of 7.75% per annum) and $4,000 in debit memos to be used as an offset against amounts payable to BMA existing at the date of the sale. Additionally, the company recorded deferred credits totaling $9,500 related to certain

                              TRUSERV CORPORATION
non-compete, cooperation, trademark and license, and lease agreements entered into with BMA; such amount will be amortized to income over the lives of the underlying agreements, generally 5-10 years. The company also relieved $4,600 of goodwill (net) and $700 of inventory related to the LBM business at the time of the sale. As a result of the above, the company recognized a gain of $28,900 in the fourth quarter of 2000, which is recorded in Gain on sale of assets. As of December 31, 2002, all but $100 of the note receivable was paid by BMA.



     Effective October 22, 2001, TruServ sold its ownership interest in TruServ Canada Cooperative, Inc. along with the headquarters and warehouse building and other parcels of real estate to the current management group of the cooperative. Net proceeds from the transaction were $9,654. The company recorded a net gain of $1,550 which is recorded in Gain on sale of assets.



     In August 2002, TruServ sold its Brookings, South Dakota regional distribution center to Rainbow Play Systems Properties of Brookings, LLC. The net proceeds after all closing costs for this sale of $6,286 were distributed to the senior lenders in the third quarter in accordance with the amended intercreditor agreement to pay down short-term borrowings and prepay long-term senior debt.



13. SALE LEASEBACK



     On December 31, 2002, TruServ sold seven of its distribution centers to unrelated third parties for an aggregate purchase price of $125,753. The sale resulted in net proceeds to TruServ of $121,438, which were used to pay Senior Debt. The net reduction in Senior Debt was $108,743, as a result of new make-whole notes of $12,695 issued due to the prepayment on senior notes. TruServ then entered into leases with each of three purchasers to lease the distribution centers for a period of 20 years. The transaction was recorded as a real property sale and as operating leases in TruServ's financial statements. The resulting gain on sale of $55,564, recorded as Deferred gain in the balance sheet and to be amortized to income on a straight line basis over the initial 20 year lease term.



     Each lease is a "triple-net" lease under which TruServ is obligated to pay all operating expenses of the property, all taxes and other impositions related to the property, to maintain and insure the property and, with minor exceptions, to rebuild the improvements after a casualty or condemnation. TruServ also indemnifies the landlord from any loss, cost, damage or liability arising out of the use, ownership or operation of the property, including any liability related to hazardous materials.



     TruServ's obligation to pay rent under the leases is absolute, with no right to offset or abatement. The three leases are cross-defaulted, such that a default under one of the lease constitutes a default under each of the other leases. Events of default under the leases relate to TruServ's "triple-net" lease obligations, as described above, and do not include any financial covenants. TruServ has no right to terminate any of the leases, with minor exceptions as described in the leases.



     TruServ sold the distribution facilities located in Corsicana, Texas and Woodland, California to and now leases them from Wrench (DE) Limited Partnership. TruServ sold the distribution facilities located in Kingman, Arizona, Fogelsville, Pennsylvania and Springfield, Oregon to and now leases them from Bolt (DE) Limited Partnership. TruServ sold the distribution facilities located in Jonesboro, Georgia and Kansas City, Missouri to and now leases them from Hammer (DE) Limited Partnership. The three limited partnerships are affiliated with W.P. Carey Investments, an investment firm independent of TruServ. TruServ pays rent under each lease quarterly in January, April, July and October. The aggregate annual rent under all three leases for the first year of the lease totals $12,007. Rent under the leases increases 2% each year during the initial 20 year lease term.



     TruServ has the right to extend each lease for two additional periods. The first extension period under each lease is for a term of nine years and 11 months and the second is for a term of 10 years. TruServ may elect to renew a lease or leases with respect to any one or more of the properties without renewing the lease or

                              TRUSERV CORPORATION
leases with respect to all of the properties subject thereto. TruServ has the right to assign the lease without the landlord's prior written consent, but subject to certain conditions described in the leases. Provided that TruServ assigns the rent thereunder to the landlord, TruServ may sublet all or any part of any property without the landlord's consent.



     TruServ continues to evaluate opportunities to capitalize on the increase in market value over the historical book value of its owned real estate assets through additional sale leaseback transactions, mortgages or other financing methods.



14. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)



     Selected quarterly financial information for each of the four quarters in fiscal 2002 and 2001 is as follows:



                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     --------   --------   --------   --------
                                                                 ($ IN THOUSANDS)
2002
Net revenues.......................................  $553,228   $597,856   $499,817   $524,549
  Net margin before income taxes...................     4,738     10,493      6,031        150
  Net margin.......................................     4,648     10,433      5,934        138
2001
Net revenues.......................................  $654,350   $747,765   $621,977   $595,342
  Net margin/(loss) before income taxes............   (13,900)     2,847     (2,345)   (35,912)
  Net margin/(loss)................................   (13,936)     2,573     (2,477)   (36,847)



15. RESTRUCTURING CHARGES AND OTHER RELATED EXPENSES



     In fiscal 2002, TruServ incurred restructuring and other related charges of $6,284, of which $3,313 related to restructuring, and $2,971 related to other post-employment and asset impairment charges. The restructuring charge of $3,313 in fiscal 2002 resulted from TruServ's continued workforce reductions initiated in fiscal 2000 and 2001 related to distribution center closures and workforce reductions in the organization. This charge was comprised of $2,316 for severance and $2,296 for facility exit costs, offset by a $1,299 reduction in asset impairment charges. The severance charges of $2,316 primarily consisted of additional workforce reductions at the corporate headquarters in Chicago, Illinois. The facility exit costs of $2,296 related to exiting the Hagerstown, Maryland distribution center, which was completed prior to December 31, 2002. The $1,299 reduction of asset impairment charges consisted of a $927 favorable adjustment to the asset value for the closing of the of the Brookings, South Dakota distribution center based on actual proceeds received on the sale of this facility in 2002. It also included a $372 favorable adjustment relating to the transfer of certain Hagerstown, Maryland equipment to other facilities, the value of which had been fully reserved in 2001. The other charges of $2,971 consisted of $1,769 for asset impairment and $1,202 for post-employment charges. The asset impairment charge of $1,769 related to the write-down of the East Butler, Pennsylvania facility. The post-employment charge of $1,202 was comprised of $352 relating to severance charges for the Cary, Illinois facility, and $850 relating to severance charges for the corporate headquarters in Chicago, Illinois.



     In fiscal 2001, TruServ recorded a charge to income of $38,522, of which $10,722 was for severance, $18,901 was for facility exit costs for the distribution centers, and $8,899 was for asset impairments. The largest component of these exit costs related to the Hagerstown, Maryland distribution center closure, which is subject to a synthetic lease. The difference of approximately $14,800 between the lease obligation at December 31, 2001 of $40,000 and management's estimate of the fair value of the building was the major component of its facility exit costs in 2001. This obligation and the original cost of the facility are not recorded on TruServ's balance sheet because it does not meet the requirement for capital lease treatment under

                              TRUSERV CORPORATION

Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." At December 31, 2002, the synthetic lease had a principal balance of $33,383, which is due at the end of the amended lease term, which is the earlier of December 31, 2003 or the termination of the existing revolving credit facility.



     Restructuring initiatives summary (dollar amounts in thousands):



                                      DECEMBER 31, 2001    ADDITIONAL                              DECEMBER 31, 2002
                                        RESTRUCTURING     RESTRUCTURING      ASSET                   RESTRUCTURING
                                           RESERVE           CHARGES      IMPAIRMENTS   PAYMENTS        RESERVE
                                      -----------------   -------------   -----------   --------   -----------------
                                                                     ($ IN THOUSANDS)
Closure of Henderson, North Carolina
distribution center:
  Severance and outplacement........       $   150           $    12        $   --      $   (162)       $    --
                                           -------           -------        ------      --------        -------
                                               150                12            --          (162)            --
                                           -------           -------        ------      --------        -------
Closure of Indianapolis, Indiana
distribution center:
  Severance and outplacement........            78                 8            --           (86)            --
                                           -------           -------        ------      --------        -------
                                                78                 8            --           (86)            --
                                           -------           -------        ------      --------        -------
Closure of Brookings, South Dakota
distribution center:
  Severance and outplacement........         1,608               165            --        (1,621)           152
  Facility exit costs...............           979                --            --          (979)            --
  Asset impairments.................            --              (927)          927            --             --
                                           -------           -------        ------      --------        -------
                                             2,587              (762)          927        (2,600)           152
                                           -------           -------        ------      --------        -------
Closure of Hagerstown, Maryland
distribution center:
  Severance and outplacement........         1,122               501            --          (979)           644
  Facility exit costs...............        17,000             2,296            --        (8,266)        11,030
  Asset impairments.................            --              (372)          372            --             --
                                           -------           -------        ------      --------        -------
                                            18,122             2,425           372        (9,245)        11,674
                                           -------           -------        ------      --------        -------
Corporate headquarter workforce
reduction:
  Severance and outplacement........         5,312             1,630            --        (3,497)         3,445
                                           -------           -------        ------      --------        -------
                                             5,312             1,630            --        (3,497)         3,445
                                           -------           -------        ------      --------        -------
Total:
  Severance and outplacement........         8,270             2,316            --        (6,345)         4,241
  Facility exit costs...............        17,979             2,296            --        (9,245)        11,030
  Asset impairments.................            --            (1,299)        1,299            --             --
                                           -------           -------        ------      --------        -------
                                           $26,249           $ 3,313        $1,299      $(15,590)       $15,271
                                           =======           =======        ======      ========        =======

                              TRUSERV CORPORATION

                                       DECEMBER 31, 2000    ADDITIONAL                              DECEMBER 31, 2001
                                         RESTRUCTURING     RESTRUCTURING      ASSET                   RESTRUCTURING
                                            RESERVE           CHARGES      IMPAIRMENTS   PAYMENTS        RESERVE
                                       -----------------   -------------   -----------   --------   -----------------
                                                                      ($ IN THOUSANDS)
Closure of Henderson, North Carolina
distribution center:
  Severance and outplacement.........       $   --            $   569        $    --     $  (419)        $   150
  Facility exit costs................          150                780             --        (930)             --
                                            ------            -------        -------     -------         -------
                                               150              1,349             --      (1,349)            150
                                            ------            -------        -------     -------         -------
Closure of Indianapolis, Indiana
distribution center:
  Severance and outplacement.........          861                106             --        (889)             78
  Facility exit costs................          901                142             --      (1,043)             --
                                            ------            -------        -------     -------         -------
                                             1,762                248             --      (1,932)             78
                                            ------            -------        -------     -------         -------
Closure of Brookings, South Dakota
distribution center:
  Severance and outplacement.........           --              1,656             --         (48)          1,608
  Facility exit costs................           --                979             --          --             979
  Asset impairments..................           --              5,338         (5,338)         --              --
                                            ------            -------        -------     -------         -------
                                                --              7,973         (5,338)        (48)          2,587
                                            ------            -------        -------     -------         -------
Closure of Hagerstown, Maryland
distribution center:
  Severance and outplacement.........           --              1,122             --          --           1,122
  Facility exit costs................           --             17,000             --          --          17,000
  Asset impairments..................           --              3,561         (3,561)         --              --
                                            ------            -------        -------     -------         -------
                                                --             21,683         (3,561)         --          18,122
                                            ------            -------        -------     -------         -------
Corporate headquarter workforce
reduction:
  Severance and outplacement.........           --              7,269             --      (1,957)          5,312
                                            ------            -------        -------     -------         -------
                                                --              7,269             --      (1,957)          5,312
                                            ------            -------        -------     -------         -------
Total:
  Severance and outplacement.........          861             10,722             --      (3,313)          8,270
  Facility exit costs................        1,051             18,901             --      (1,973)         17,979
  Asset impairments..................           --              8,899         (8,899)         --              --
                                            ------            -------        -------     -------         -------
                                            $1,912            $38,522        $(8,899)    $(5,286)        $26,249
                                            ======            =======        =======     =======         =======



16. SUBSEQUENT EVENTS



     On March 13, 2003, TruServ amended its synthetic lease, revolving credit facility and senior note agreements primarily to: (1) finalize the financial covenants to allow for the substantial reduction in debt and the corresponding increase in rent payments resulting from the December 31, 2002 sale leaseback transaction (see Note 13) and (2) to extend the maturity date of the Hagerstown facility's synthetic lease obligation to the earlier of December 31, 2003 or a refinancing of the revolving credit facility.



     On March 7, 2003, TruServ paid patronage dividends in the amount of $20,541 related to the fiscal year ended December 31, 2002.



     On March 4, 2003, the Commission entered an Order Instituting Cease-and-Desist Proceedings, Making Findings and Imposing Cease-and-Desist Order Pursuant to Section 21C of the Securities and Exchange Act of 1934 as to TruServ Corporation, SEC File No. 3-11050 (the "Order"). TruServ consented to the entry of the Order without admitting or denying the findings in the Order.

                              TRUSERV CORPORATION

     The Commission entered the Order following an investigation by the staff of the Commission of the circumstances that led to significant financial adjustments resulting in the 1999 loss of $131,000. The Order found that, from approximately July 1997 through the end of 1999, TruServ's accounting systems and internal controls related to inventory management were inadequate. The Order also found that these deficiencies caused TruServ to understate expenses, which resulted in overstatement of net income, during 1998 and 1999. According to the Order, TruServ filed erroneous reports on Form 10-Q for the first, second and third quarters of 1998 and 1999 and an erroneous report on Form 10-K for 1998. In 1999, TruServ reported a loss, caused by weaknesses in the accounting practices and internal controls at TruServ, of approximately $131,000.



     The largest component of the 1999 loss of $131,000 represented adjustments to inventory and merchandise payable. Specifically, the Commission found that TruServ had in 1998 and the first three quarters of 1999 misstated accounts, including unbilled merchandise, claims for returned merchandise from members, and additional stock adjustments, consisting of lost and found merchandise, damaged goods, and others.



     The Order also found that TruServ and its senior management had notice of its internal control problems as early as February 1997, through a report prepared by its internal audit department. The report noted several specific, recurring problems in data entry concerning inventory management that caused significant discrepancies in TruServ's inventory records. According to the Order, no one acted on the 1997 report, even though it concluded that TruServ did not have adequate internal controls over its inventory systems.



     TruServ investigated the causes of the inventory and merchandise payable adjustments, and in order to prevent problems from occurring in the future, it adopted several changes in procedure to correct accounting weaknesses. According to the Order, as a result of these systemic flaws, TruServ is not able to restate any of the erroneous filings made in 1998 and 1999. The Commission made no allegations of fraud nor did it seek civil monetary penalties in connection with entering the Order.



     Pursuant to the Order, TruServ has agreed to continue to maintain the procedures that it has adopted since the Spring of 2000 and otherwise to comply with the accounting, record keeping and internal control provisions of the Securities and Exchange Act of 1934 (the "Exchange Act"). In addition, TruServ will continue to employ as a member of its management team, during the fiscal years ending 2002, 2003 and 2004, a Director of Internal Audit who will be responsible for executing TruServ's internal audit plan and will continue to engage a public accounting firm to assist the Director of Internal Audit in performing internal audit procedures.



     Also pursuant to the Order, within 90 days after the close of each fiscal year ending 2002, 2003 and 2004, the Director of Internal Audit will prepare and deliver to TruServ's board audit committee, with copies to the Commission, TruServ's auditors and the public accounting firm assisting the Director of Internal Audit, a report describing the scope of the audit plan during the preceding year, confirmation that the audit plan was carried out, an overview of significant control weaknesses identified that require improvement and a review of the steps taken to improve the system of internal controls.



     On March 4, 2003, the Commission also entered an Order Instituting Cease-and-Desist Proceedings, Making Findings and Imposing Cease-and-Desist Order Pursuant to Section 21C of the Securities and Exchange Act of 1934 as to Kerry Kirby, File No. 3-11053 (the "Kirby Order"). The Kirby Order made substantially all of the findings that were made in the Order. In addition, the Kirby Order found that Kerry Kirby, the chief financial officer of TruServ from July 1997 to May 1999, in part due to his failure to act on the internal audit report that TruServ's accounting systems were flawed, was a cause of TruServ's violations of securities laws requiring the accurate financial reporting, accurate books and records and adequate internal controls.

                              TRUSERV CORPORATION



                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


            FOR FISCAL YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000



ALLOWANCE FOR DOUBTFUL ACCOUNTS



                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2002       2001        2000
                                                              --------   ---------   ---------
                                                                      ($ IN THOUSANDS)
Allowance for Doubtful Accounts:
  Balance at beginning of year..............................   $9,402     $ 7,170     $ 5,613
  Provision for doubtful accounts...........................      120       6,275       9,147
  Write-offs of doubtful accounts(1)........................     (969)     (4,043)     (7,590)
                                                               ------     -------     -------
  Balance at end of year....................................   $8,553     $ 9,402     $ 7,170
                                                               ======     =======     =======


---------------


(1)Notes and accounts written off as uncollectible, net of recoveries of accounts previously written off as uncollectible.



INVENTORY RESERVES



                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2002        2001        2000
                                                              ---------   ---------   --------
                                                                      ($ IN THOUSANDS)
Reserve for Inventory:
  Balance at beginning of year..............................  $ 15,636    $ 12,717    $ 1,142
  Provision for inventory reserves..........................    10,620      14,977     14,204
  Write-off of inventory....................................   (15,822)    (12,058)    (2,629)
                                                              --------    --------    -------
  Balance at end of year....................................  $ 10,434    $ 15,636    $12,717
                                                              ========    ========    =======

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                              TRUSERV CORPORATION



                      CONDENSED CONSOLIDATED BALANCE SHEET


                 ($ IN THOUSANDS--EXCEPT PER SHARE INFORMATION)


                                  (UNAUDITED)



                                     ASSETS



                                                              SEPTEMBER 27,
                                                                  2003
                                                              -------------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $  7,882
  Restricted cash...........................................      12,153
  Accounts and notes receivable, net of allowance for
     doubtful accounts of $6,624 and $8,553.................     223,559
  Inventories...............................................     280,062
  Other current assets......................................      18,627
                                                                --------
          Total current assets..............................     542,283
Properties, net of accumulated depreciation of $282,935 and
  $274,519..................................................      78,820
Goodwill, net...............................................      91,474
Other assets................................................      13,104
                                                                --------
          Total assets......................................    $725,681
                                                                ========
                  LIABILITIES AND MEMBERS' CAPITALIZATION
Current liabilities:
  Accounts payable..........................................    $249,227
  Outstanding checks........................................      36,825
  Accrued expenses..........................................      79,952
  Short-term borrowings.....................................          --
  Current maturities of long-term debt, notes and capital
     lease obligations......................................     120,150
  Patronage dividend payable in cash........................       8,538
                                                                --------
          Total current liabilities.........................     494,692
Long-term debt, notes and capital lease obligations, less
  current maturities........................................     115,615
Deferred gain on sale leaseback.............................      50,825
Deferred credits............................................      13,476
Deferred stock redemptions..................................      32,092
Redeemable nonqualified Class B non-voting common stock,
  $100 par value; 234,495 shares issued and fully paid......      23,450
                                                                --------
          Total long-term liabilities and deferred
          credits...........................................     235,458
          Total liabilities and deferred credits............     730,150
Commitments and contingencies...............................          --
Members' capitalization:
  Promissory (subordinated) and installment notes, net of
     current portion........................................          --
Members' equity:
  Redeemable Class A voting common stock, $100 par value;
     750,000 shares authorized; 304,980 and 474,360 shares
     issued and fully paid; 15,117 and 35,700 shares issued
     (net of subscriptions receivable of $134,000 and
     $886,000)..............................................      31,876
  Redeemable qualified Class B non-voting common stock and
     paid-in capital, $100 par value; 4,000,000 shares
     authorized; 942,904 and 1,756,457 shares issued and
     fully paid.............................................      95,590
  Loss allocation...........................................     (45,937)
  Deferred patronage........................................     (25,232)
  Accumulated deficit.......................................     (59,613)
  Accumulated other comprehensive loss......................      (1,153)
                                                                --------
          Total members' equity/(deficit)...................      (4,469)
                                                                --------
          Total members' capitalization/(deficit)...........      (4,469)
                                                                --------
          Total liabilities and members' capitalization.....    $725,681
                                                                ========



            See Notes to Condensed Consolidated Financial Statements

                              TRUSERV CORPORATION



                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS



                                  (UNAUDITED)



                                                       FOR THE                         FOR THE
                                                THIRTEEN WEEKS ENDED           THIRTY-NINE WEEKS ENDED
                                            -----------------------------   -----------------------------
                                            SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 27,   SEPTEMBER 28,
                                                2003            2002            2003            2002
                                            -------------   -------------   -------------   -------------
                                                                  ($ IN THOUSANDS)
Net revenue...............................    $478,811        $499,817       $1,504,100      $1,650,901
Costs and expenses:
  Cost of revenue.........................     422,887         437,676        1,336,425       1,460,173
  Logistics and manufacturing expenses....      15,031          18,824           49,524          55,889
  Selling, general and administrative
     expenses.............................      27,538          22,238           71,620          68,091
  Restructuring charges and other related
     expenses.............................         (23)            895              485           1,136
  Interest expense to members.............       1,462           1,618            4,277           4,974
  Third party interest expense............      32,964          13,312           49,747          42,381
  (Gain)/loss on sale of assets...........        (166)            (67)              43            (292)
  Other income, net.......................     (11,254)           (709)         (19,319)         (2,712)
                                              --------        --------       ----------      ----------
Net margin/(loss) before income taxes.....      (9,628)          6,030           11,298          21,261
Income tax expense........................         142              97              288             247
                                              --------        --------       ----------      ----------
Net margin/(loss).........................    $ (9,770)       $  5,933       $   11,010      $   21,014
                                              ========        ========       ==========      ==========



            See Notes to Condensed Consolidated Financial Statements

                              TRUSERV CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)


                                                                         FOR THE
                                                                 THIRTY-NINE WEEKS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  2003            2002
                                                              -------------   -------------
                                                                    ($ IN THOUSANDS)
Operating activities:
  Net margin................................................    $  11,010       $  21,014
  Adjustments to reconcile net margin to cash and cash
     equivalents provided by operating activities:
     Depreciation and amortization..........................       20,333          27,112
     Provision for allowance for doubtful accounts..........       (1,379)            453
     Provision for inventory reserves.......................        6,580           6,538
     Restructuring charges and other related expenses.......          485           1,136
     (Gain)/loss on sale of assets..........................           43            (292)
     Gain from debt forgiveness.............................       (7,706)             --
     Net change in working capital components...............      (20,857)         38,245
                                                                ---------       ---------
  Net cash and cash equivalents provided by operating
     activities.............................................        8,509          94,206
                                                                ---------       ---------
Investing activities:
  Additions to properties...................................       (4,676)         (8,254)
  Proceeds from sale of properties..........................          300           6,559
  Changes in restricted cash................................        3,602          14,528
  Changes in other assets...................................        1,861          16,778
                                                                ---------       ---------
  Net cash and cash equivalents provided by investing
     activities.............................................        1,087          29,611
                                                                ---------       ---------
Financing activities:
  Payment of patronage dividend.............................       (5,790)             --
  Payment of notes, long-term debt and lease obligations....     (155,657)        (45,673)
  Increase/(decrease) in outstanding checks.................        7,941         (45,878)
  Decrease in senior revolving credit facility, net.........      (24,194)       (109,874)
  Increase in asset based revolving credit facility, net....      166,961              --
  Proceeds from Class A common stock subscription
     receivable.............................................           24             199
                                                                ---------       ---------
  Net cash and cash equivalents used for financing
     activities.............................................      (10,715)       (201,226)
                                                                ---------       ---------
  Net decrease in cash and cash equivalents.................       (1,119)        (77,409)
  Cash and cash equivalents at beginning of period..........        9,001          88,816
                                                                ---------       ---------
  Cash and cash equivalents at end of period................    $   7,882       $  11,407
                                                                =========       =========



            See Notes to Condensed Consolidated Financial Statements

                              TRUSERV CORPORATION



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                ($ IN THOUSANDS)



                                  (UNAUDITED)



NOTE 1 -- GENERAL



     The condensed consolidated balance sheet at September 27, 2003, the condensed consolidated statement of operations for the thirteen weeks and thirty-nine weeks ended September 27, 2003 and September 28, 2002, and the condensed consolidated statement of cash flows for the thirty-nine weeks ended September 27, 2003 and September 28, 2002 are unaudited and, in the opinion of the management of TruServ, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position at the balance sheet dates and results of operations and cash flows for the respective interim periods. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2002 included in TruServ's 2002 Annual Report on Form 10-K.



NOTE 2 -- RECLASSIFICATIONS



     Certain reclassifications have been made to the prior year's condensed consolidated financial statements to conform to the current year's presentation. These reclassifications had no effect on Net margin for any period or on Total members' equity at the balance sheet dates.



NOTE 3 -- ESTIMATED PATRONAGE DIVIDENDS



     If financial and operating conditions permit, patronage dividends are declared and paid by TruServ after the close of each fiscal year. The estimated cash portion of the patronage dividend for the nine-month period ended September 27, 2003 was $8,538, which was 30% of the estimated patronage income before the net effect of the refinancing of the existing senior revolving credit facility and senior notes. The estimated cash portion of the patronage dividend for the corresponding period for 2002 was $4,109, which was 20% of the estimated patronage income. TruServ's By-Laws and Internal Revenue Service regulations require the payment of at least 20% of patronage dividends in cash. In the past, TruServ paid the remainder primarily through the issuance of Class B common stock (in both qualified and nonqualified written notices of allocation, as those terms are used in the Internal Revenue Code); and in certain cases, TruServ paid a small portion of the dividend by means of Promissory (subordinated) notes. For fiscal 2003, if TruServ declares a patronage dividend, it intends to issue the non-cash portion of the dividend in the form of Qualified Class B common stock, and, in the case of those members who have loss allocation accounts, to apply the value of the Qualified Class B common stock to reduce such account balances (see Note 4).



NOTE 4 -- LOSS ALLOCATION TO MEMBERS



     During the third quarter of fiscal 2000, TruServ management developed and the board of directors approved a plan to equitably allocate to members the loss incurred in 1999. This loss was previously recorded as a reduction of Retained earnings. TruServ has allocated the 1999 loss among its members by establishing a Loss allocation account as a contra-equity account in the consolidated balance sheet with the offsetting credit recorded to the Accumulated deficit account. The Loss allocation account reflects the sum of each member's proportionate share of the 1999 loss, after being reduced by certain amounts that were not allocated to members. The Loss allocation account will be satisfied, on a member by member basis, by applying the portion of future non-cash patronage dividends as a reduction to the Loss allocation account until fully

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



satisfied. The Loss allocation account may also be satisfied, on a member by member basis, by applying the par value of maturing member notes and related interest payments as a reduction to the Loss allocation account until such account is fully satisfied. However, in the event a member should terminate as a stockholder of TruServ, any unsatisfied portion of that member's Loss allocation account will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ.



     The board of directors determined that TruServ would retain the fiscal 2001 loss as part of the Accumulated deficit account. All or a portion of patronage income and all non-patronage income, if any, may be retained in the future to reduce the Accumulated deficit account. TruServ has determined for each member that was a stockholder in 2001 its share of the fiscal 2001 loss that has been retained in the Accumulated deficit account. This allocation was based upon a combination of the member's proportionate Class A common stock and Class B common stock investment, along with the member's purchases from the co-op in 2001. In the event a member terminates its status as a stockholder of TruServ, any remaining 2001 loss in the Accumulated deficit account that is allocable to the terminating member will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ.



NOTE 5 -- INVENTORIES



                                                              SEPTEMBER 27,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Manufacturing inventories:
  Raw materials.............................................    $  2,008        $  1,473
  Work-in-process and finished goods........................      18,170          19,655
  Manufacturing inventory reserves..........................      (1,658)         (1,297)
                                                                --------        --------
                                                                  18,520          19,831
Merchandise inventories:
  Warehouse inventory.......................................     267,120         223,754
  Merchandise inventory reserves............................      (5,578)         (9,137)
                                                                --------        --------
                                                                 261,542         214,617
                                                                --------        --------
  Total.....................................................    $280,062        $234,448
                                                                ========        ========



     Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market. The cost of inventory also includes indirect costs incurred to bring inventory to its existing location for resale. The amount of indirect costs included in ending inventory at September 27, 2003 and December 31, 2002 was $18,215 and $15,753, respectively.



NOTE 6 -- RESTRUCTURING CHARGES AND OTHER RELATED EXPENSES



     Net restructuring and other related charges of $(23) and $485 were incurred in the thirteen and thirty-nine weeks ended September 27, 2003, respectively, of which $(23) and $549 related to restructuring costs, as detailed in the chart below. The year to date amount was offset by a favorable adjustment of $64 resulting from changes in estimates to previously accrued post-employment severance charges. Restructuring charges primarily consisted of changes in amounts accrued for severance and exit costs at the Hagerstown, Maryland distribution center and severance costs at TruServ's corporate headquarters. Net restructuring expenses of $895 and $1,136 were incurred in the thirteen and thirty-nine weeks ended September 28, 2002, respectively, which primarily consisted of additional severance and exits costs for Hagerstown, Maryland and Brookings,

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



South Dakota distribution centers, and additional severance costs at TruServ's corporate headquarters. TruServ did not incur any post-employment charges during the first thirty-nine weeks of 2002.



     During the first nine months of 2003 and 2002, TruServ used previously established restructuring reserves of $14,309 and $5,168, respectively, related to distribution center closures and workforce reductions at TruServ's corporate headquarters. In the third quarter 2003, the largest component of the use of reserves/cash disbursement was $9,254 related to the remaining lease obligation to a third party, which was converted into a senior term loan and was subsequently paid off as part of the refinancing arrangement on August 29, 2003 (see Note 7), related buyouts of several operating leases and a payback of a portion of an existing grant. Additionally, during the first nine months of 2003, TruServ used previously established post-employment reserves of $937, primarily related to severance payments for former associates at TruServ's corporate headquarters and the Cary, Illinois facility.



     Restructuring Reserve Summary:



                                                                     FOR THE THIRTY-NINE WEEKS ENDED
                                          -------------------------------------------------------------------------------------
                                                     SEPTEMBER 27, 2003                          SEPTEMBER 28, 2002
                                          -----------------------------------------   -----------------------------------------
                                          SEVERANCE &                     TOTAL       SEVERANCE &                     TOTAL
                                          OUTPLACEMENT    FACILITY    RESTRUCTURING   OUTPLACEMENT    FACILITY    RESTRUCTURING
                                             COSTS       EXIT COSTS      RESERVE         COSTS       EXIT COSTS      RESERVE
                                          ------------   ----------   -------------   ------------   ----------   -------------
Restructuring reserves, beginning of
  year..................................    $ 4,241       $11,030       $ 15,271        $ 8,270       $17,979        $26,249
First quarter activity:
Restructuring charge....................         49            32             81             --            --             --
Use of reserves/Cash disbursements......     (1,110)       (1,312)        (2,422)        (1,864)         (988)        (2,852)
                                            -------       -------       --------        -------       -------        -------
Restructuring reserves, end of 1st
  quarter...............................      3,180         9,750         12,930          6,406        16,991         23,397
Second quarter activity:
Restructuring charge....................         45           900            945            185           150            335
Restructuring reversals.................         --          (454)          (454)           (94)           --            (94)
Use of reserves/Cash disbursements......       (930)         (942)        (1,872)        (1,498)          (97)        (1,595)
                                            -------       -------       --------        -------       -------        -------
Restructuring reserves, end of 2nd
  quarter...............................      2,295         9,254         11,549          4,999        17,044         22,043
Third quarter activity:
Restructuring charge....................         --            --             --          1,822            --          1,822
Restructuring reversals.................        (23)           --            (23)            --          (927)          (927)
Use of reserves/Cash disbursements......       (761)       (9,254)       (10,015)        (1,648)          927           (721)
                                            -------       -------       --------        -------       -------        -------
Restructuring reserves, end of 3rd
  quarter...............................    $ 1,511       $    --       $  1,511        $ 5,173       $17,044        $22,217
                                            =======       =======       ========        =======       =======        =======



NOTE 7 -- DEBT



     On August 29, 2003, TruServ closed a new four-year $275,000 Bank Facility. The Bank Facility was used to refinance the existing senior revolving credit facility and senior notes. Under the terms of the Bank Facility agreement, the interest rate is variable at TruServ's option of LIBOR plus 2.25% or prime plus 0.25%. The unused commitment fee is 0.375%. The Bank Facility pricing includes a performance grid based upon a fixed charge coverage ratio, measured quarterly beginning in March 2004.



     The Bank Facility has no financial covenants unless daily average excess availability for the last 60 days of each quarter drops below $35,000. If the average is below $35,000, TruServ is subject to a fixed charge coverage ratio of
1.1 to 1. Additionally, TruServ is required to maintain $15,000 of excess availability at all times. Availability is the lesser of $275,000 or the calculated collateral value of eligible assets less the outstanding borrowings, letters of credit and reserves against availability that may be imposed at the reasonable discretion of the lenders. TruServ had availability, under the Bank Facility, of approximately $44,582 on September 27, 2003.

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



     Substantially all of the assets of TruServ and a pledge of 100% of the stock of TruServ's subsidiaries secure the Bank Facility. Borrowings under the Bank Facility are subject to borrowing base limitations that fluctuate in part with the seasonality of the business. Additionally, the qualification of accounts receivable and inventory items as "eligible" for purposes of the borrowing base is subject to unilateral change at the discretion of the lenders. The borrowing base is calculated as follows:



     i.  85% of eligible accounts receivable, plus



     ii. the lesser of 65% of the value of eligible inventory, 85% of the net orderly liquidation value of inventory or $160,000, plus



     iii. a fixed asset sublimit, calculated as the lesser of $25,000 or 65% of the fair value of certain real estate and 80% of orderly liquidation value of certain machinery and equipment. The sublimit is subject to a seven-year amortization for the portion predicated on machinery and equipment and a ten-year amortization for the portion predicated on real estate.



     The Bank Facility imposes certain limitations on and requires compliance with covenants from TruServ that are usual and customary for similar asset based revolving credit facilities. Unless such terms and conditions are waived by a majority of the lenders, these terms and conditions include, among other things:



     i. limitations on additional lease transactions, additional third-party and subordinated debt, the granting of certain liens and guarantees, capital expenditures and cash dividend payments and distributions;



     ii. restrictions on mergers, investments, transactions with related parties, acquisitions and changes in corporate control; an



     iii. periodic financial and collateral reporting requirements.



     Fees paid for closing the Bank Facility totaled $3,752 and TruServ will amortize these fees over the four-year term.



     Upon closing the Bank Facility, TruServ incurred a net expense of $19,221 to exit the replaced credit agreements. The net expense consisted of $26,927 of interest expense relating to the write-off of old and new senior note make whole obligations and prepaid bank fees offset by $7,706 of other income relating to debt forgiveness for a portion of the existing refinanced debt.



     At September 27, 2003, the Company had $166,961 in revolving credit loans of which $106,961 is included in Current maturities of long-term debt, notes and capital lease obligations and $60,000 is included in Long-term debt, notes and capital lease obligations, less current maturities. Based on the Company's projection of seasonal working capital needs, the amount classified as Long-term debt, notes and capital lease obligations, less current maturities represents the lowest level of borrowings during the next twelve months.



NOTE 8 -- SEGMENT INFORMATION



     TruServ is principally engaged as a wholesaler of hardware and related products and is a manufacturer of paint products. TruServ identifies segments based on management responsibility and the nature of the business activities of each of its components. TruServ measures segment earnings as operating earnings,

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:



                                                   THIRTEEN WEEKS ENDED SEPTEMBER 27, 2003
                                                   ----------------------------------------
                                                                              CONSOLIDATED
                                                   HARDWARE       PAINT          TOTALS
                                                   ---------     --------     -------------
Net sales to external customers..................  $449,860      $28,951        $478,811
Interest expense.................................    26,409(1)     8,017(1)       34,426(1)
Depreciation and amortization....................     5,789          346           6,135
Segment net margin/(loss)........................    (8,426)(2)   (1,344)(2)      (9,770)(2)
Expenditures for long-lived assets...............     2,437           32           2,469



                                                   THIRTEEN WEEKS ENDED SEPTEMBER 28, 2002
                                                   ----------------------------------------
                                                                              CONSOLIDATED
                                                   HARDWARE       PAINT          TOTALS
                                                   ---------     --------     -------------
Net sales to external customers..................  $467,426      $32,391        $499,817
Interest expense.................................    14,263          667          14,930
Depreciation and amortization....................     8,242          348           8,590
Segment net margin...............................     1,236        4,697           5,933
Expenditures for long-lived assets...............     1,540          136           1,676



                                                 THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 2003
                                                 ------------------------------------------
                                                                              CONSOLIDATED
                                                  HARDWARE        PAINT          TOTALS
                                                 -----------     --------     -------------
Net sales to external customers................  $1,422,603      $81,497       $1,504,100
Interest expense...............................      42,993(1)    11,031(1)        54,024(1)
Depreciation and amortization..................      19,259        1,074           20,333
Segment net margin.............................       4,901(2)     6,109(2)        11,010(2)
Identifiable segment assets....................     677,855       47,826          725,681
Expenditures for long-lived assets.............       4,467          209            4,676



                                                 THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2002
                                                 ------------------------------------------
                                                                              CONSOLIDATED
                                                  HARDWARE        PAINT          TOTALS
                                                 -----------     --------     -------------
Net sales to external customers................  $1,558,750      $92,151       $1,650,901
Interest expense...............................      44,200        3,155           47,355
Depreciation and amortization..................      26,037        1,075           27,112
Segment net margin.............................       7,322       13,692           21,014
Identifiable segment assets....................     763,090       50,502          813,592
Expenditures for long-lived assets.............       7,869          385            8,254


---------------


(1) Interest expense includes $20,693 and $6,234 allocated to Hardware and Paint, relating to the $26,927 write-off of old and new senior note make whole obligations and prepaid bank fees.



(2) Segment net margin/(loss) includes $13,411 and $5,810 relating to the $19,221 of net expense to refinance the existing senior revolving credit facility and senior notes.

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



NOTE 9 -- COMMITMENTS AND CONTINGENCIES



     In August 2000, an action (the "Derivative Action") was brought in Delaware Chancery Court (New Castle County) by a former TruServ member ("Hudson City Properties") against certain present and former directors and certain former officers of TruServ and against TruServ. The complaint was brought derivatively on behalf of TruServ and alleged that the individual defendants breached fiduciary duties in connection with the accounting adjustments made by TruServ in the fourth quarter of 1999. Hudson City Properties also sought to proceed on a class-action basis against TruServ on behalf of all those affected by the moratorium on stock redemption and the creation of the loss allocation accounts. Hudson City Properties alleged that TruServ breached, and the named directors caused TruServ to breach, agreements with members by suspending payment of the members' 1999 annual patronage dividend, by declaring the moratorium on the redemption of members' TruServ stock and by imposing annual minimum purchase requirements upon members. On May 12, 2003, the parties to this action signed a Stipulation of Settlement resolving the lawsuit, subject to court approval. On May 15, 2003, the Delaware Chancery Court entered an Order preliminarily approving the Settlement. The Court conducted a Settlement Hearing on July 8, 2003, and approved the Stipulation of Settlement as fair, reasonable, adequate and in the best interests of TruServ and the class. On July 14, 2003, the Court entered a Final Order and Judgment dismissing the lawsuit with prejudice. The Stipulation of Settlement became final and binding 30 days after the date the Final Order and Judgment was entered. Under the terms of the Stipulation of Settlement, at such time as TruServ's board of directors determines that it is in the best interest of TruServ to lift the moratorium on stock redemptions, the loss allocation accounts for all current and former members who are parties to the Stipulation of Settlement will be reduced by approximately $5 million on a pro rata basis as more fully described in the Stipulation of Settlement agreement. The majority of the settlement was provided by TruServ's insurance carrier. Additionally, all of the current and former members who participated in the Stipulation of Settlement released TruServ and its current and former officers and directors from any liability with respect to the moratorium on stock redemptions and the creation of the 1999 loss allocation accounts.



     TruServ provides guarantees for certain member loans, but is not required to provide a compensating balance for the guarantees. TruServ is required to pay off a portion of the full amount of these loans under these guarantees, which range from 15-50% of the member's outstanding balance. In the event that a member defaults on its loan, the member will be liable to TruServ for the guaranteed amount. The amount of the guaranteed portion of these member loans, which are not recorded in TruServ's balance sheet, was approximately $998 and $2,172 as of September 27, 2003 and December 31, 2002, respectively. The balance of $998 as of September 27, 2003 includes approximately $293 that will mature over the next twelve months. The remaining guarantees will expire periodically through 2013. TruServ carries a reserve of $114 relating to these guarantees.



     Additionally, TruServ sold certain member note receivables to a third party in 2002 which it has fully guaranteed. TruServ is required to pay 100% of the outstanding balance of these member notes under these guarantees in the event that a member defaults on its notes, after which the member will be liable to TruServ for the guaranteed amount. The balance of these member notes at September 27, 2003 and December 31, 2002 was $574 and $871, respectively, and is recorded as a liability and related receivable in TruServ's consolidated balance sheet. TruServ carries a $57 reserve relating to the guarantees on these notes. The balance of $574 as of September 27, 2003 includes approximately $241 that will mature over the next twelve months. The remaining guarantees will expire periodically through 2007.

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



     TruServ has a lifetime warranty or a customer satisfaction guarantee on the majority of its True Value paint products, which covers only replacement material. TruServ has historically experienced minimal returns on these warranties and guarantees and has determined any related liability to be immaterial.



NOTE 10 -- NEW ACCOUNTING PRONOUNCEMENTS



     In January 2003, TruServ adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this standard did not have a material impact on TruServ's financial position or results of operations.



     In January 2003, TruServ adopted SFAS No. 145, "Rescission of FAS 4, 44 and 64, Amendment of FAS 13 and Technical Corrections as of April 2002." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" (eliminating the extraordinary treatment of gains or losses on debt modification other than for certain exceptions) and its related amendment, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends SFAS No. 13, "Accounting for Leases" (to eliminate an inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale leaseback transactions). SFAS No. 145 also amends other existing authoritative pronouncements (to make various technical corrections, clarify meanings or describe their applicability under changed conditions). The adoption of SFAS No. 145 by TruServ did not have a material impact on TruServ's financial position or results of operations.



     In January 2003, TruServ adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to the requirement for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized only when the liability is incurred; under EITF Issue No. 94-3, a liability for an exit cost, as defined in EITF Issue No. 94-3, was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value and only when the liability is incurred. This standard will be applied to any exit or disposal activities undertaken after December 31, 2002.



     In the third quarter of 2003, TruServ adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Adoption of this standard impacted the classification in the Condensed Consolidated Balance Sheet of Promissory (subordinated) and installment notes, net of current portion; Redeemable nonqualified Class B non-voting common stock; and stock presented for redemption but deferred due to the moratorium. Promissory (subordinated) and installment notes, net of current portion, which are notes with three year durations with current owners of TruServ's Class A common stock, are now included in Long-term debt. Promissory (subordinated) and installment notes, net of current portion previously was recorded under the caption of Members' capitalization. Redeemable nonqualified Class B non-voting common stock is now

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



included in long-term liabilities as these shares of stock have a planned redemption schedule. Redeemable nonqualified Class B non-voting common stock previously was recorded under the caption of Members' equity. Redeemable nonqualified Class B non-voting common stock has a planned redemption schedule of at least 10% of the shares by December 31, 2011; at least 40% of the shares by December 31, 2019 and all of the shares by December 31, 2029. Shares of stock presented for redemption but deferred due to the moratorium are now included in long-term liabilities in Deferred stock redemptions. Deferred stock redemptions contain the par value of Class A, Qualified Class B and Nonqualified Class B common stock reduced by the legal right of offsets from the Loss allocation, Accumulated deficit and Accounts receivable accounts for each shareholder who has presented their stock for redemption but has been deferred due to the moratorium. These amounts were recorded in each of the respective categories. As of September 27, 2003, the aggregate value of the terminated members' equity investments presented for redemption but deferred due to the moratorium was approximately $32,092, after the offset of the loss allocations resulting from the 1999 loss, the 2001 loss and accounts receivable owed by the former members. Historically, TruServ has offset amounts due by its members against amounts that it pays to the members on redemption of their stock.



     The effects of SFAS 150 on Member Capitalization are as follows:



                                                                   STOCK
                           BALANCE AT                           REDEMPTIONS
                            9/27/2003                         DEFERRED DUE TO     NON-QUALIFIED
                             BEFORE        PROMISSORY AND     THE MORATORIUM      CLASS B COMMON       BALANCE AT
                          THE EFFECT OF   INSTALLMENT NOTES   RECLASSIFIED TO   STOCK RECLASSIFIED   9/27/2003 AFTER
                           ADOPTION OF     RECLASSIFIED TO       LONG-TERM         TO LONG-TERM        ADOPTION OF
                            SFAS 150       LONG-TERM DEBT       LIABILITIES        LIABILITIES          SFAS 150
                          -------------   -----------------   ---------------   ------------------   ---------------
Promissory and
  installment notes.....    $ 55,042          $(55,042)          $     --            $     --           $     --
Redeemable Class A
  common stock..........      50,144                --            (18,268)                 --             31,876
Redeemable Class B
  common stock..........     176,945                --            (57,905)            (23,450)            95,590
Loss allocation.........     (73,684)               --             27,747                  --            (45,937)
Deferred patronage......     (25,232)               --                 --                  --            (25,232)
Accumulated deficit.....     (69,069)               --              9,456                  --            (59,613)
Accumulated other
  comprehensive loss....      (1,153)               --                 --                  --             (1,153)
                            --------          --------           --------            --------           --------
Total members'
  capitalization........    $112,993          $(55,042)          $(38,970)           $(23,450)          $ (4,469)
                            ========          ========           ========            ========           ========



     Stock redemptions deferred due to the moratorium of $38,970 are reduced by the legal right of offset of accounts receivable of $6,878 for the net deferred stock redemption of $32,092. The Class A common stock and the Non-Qualified Class B common stock have historically been paid out at the time of redemption. Qualified Class B common stock has historically been paid out by means of a five-year subordinated installment note, which has the first installment due at the end of the calendar year of the time of redemption. On a member by member basis, the net amount of $32,092 owed to terminated members would be payable approximately $7,002 at the time of redemption, and $25,090 in five-year installment notes. Additionally, adoption of this standard did not have a material impact on TruServ's results of operations or cash flow.



     In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



Guarantees of Indebtedness of Others." FIN 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, FIN 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, TruServ has disclosed certain guarantees that existed at December 31, 2002 in Note 9 and updated the status of the guarantees at September 27, 2003. In January 2003, TruServ adopted the recognition provisions of FIN 45 for guarantee activities initiated after December 31, 2002. TruServ did not have any new guarantees in the first 39 weeks of 2003.



     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51." FIN 46 provides guidance on the identification of, and reporting for, entities over which control is achieved through means other than voting rights; such entities are known as Variable Interest Entities ("VIE's"). The adoption of this standard did not have a material impact on TruServ's financial position, results of operations or cash flow.



     In November 2002, the EITF reached a consensus on EITF Issue No. 02-16 "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16") which addresses the accounting and income statement classification for consideration given by a vendor to a retailer in connection with the sale of the vendor's products or for the promotion of sales of the vendor's products. The EITF concluded that such consideration received from vendors should be reflected as a decrease in prices paid for inventory and recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration for treatment as reimbursement of specific, identifiable incremental costs. In January 2003, the EITF clarified that this issue is effective for arrangements with vendors initiated on or after January 1, 2003. In March 2003, the EITF addressed the issue again with respect to the reclassification of prior period amounts and determined that reclassification is only permitted provided that previously reported net income would not change as a result of applying the consensus. TruServ adopted the provisions of EITF 02-16 effective January 1, 2003; however, TruServ applied the provisions to agreements modified prior to January 1, 2003 effective for 2003 and reclassified prior period amounts of revenue and costs of revenue accordingly for presentation purposes. The classification provisions should have been applied on a prospective basis for all agreements entered into or modified after January 1, 2003. The following table presents revenue and costs of revenue for the first two quarters of 2002 and the six months ended June 29, 2002 as if the previous reclassifications for EITF 02-16 had not been applied.



                                                    FOR THE QUARTER ENDING
                                                ------------------------------   YEAR-TO-DATE
                                                MARCH 30, 2002   JUNE 29, 2002   JUNE 29, 2002
                                                --------------   -------------   -------------
Revenue per previously filed 2003 Forms
  10-Q........................................     $548,429        $588,033       $1,136,462
Reversal of reclassification..................        4,799           9,823           14,622
                                                   --------        --------       ----------
Revenue.......................................     $553,228        $597,856       $1,151,084
                                                   ========        ========       ==========
Cost of revenue per previously filed 2003
  Forms 10-Q..................................     $494,243        $513,632       $1,007,875
Reversal of reclassification..................        4,799           9,823           14,622
                                                   --------        --------       ----------
Cost of revenue...............................     $499,042        $523,455       $1,022,497
                                                   ========        ========       ==========



     The adoption of EITF 02-16 has not had a material impact on the Company's 2003 results of operations, financial position or cash flows.

                              TRUSERV CORPORATION

                                ($ IN THOUSANDS)



                                  (UNAUDITED)



NOTE 11 -- OTHER INCOME



     Effective April 21, 2003, TruServ terminated its non-compete, cooperation, and trademark and license agreements entered into with Builder Marts of America, Inc. ("BMA") in connection with the sale of the lumber and building materials business on December 29, 2000. TruServ has agreed to give up its equity option and its position on the board of directors of BMA in consideration for the termination of these agreements. These agreements had deferred credits related to them that were being amortized to income over the lives of the underlying agreements, which were generally 5-10 years. The termination of these agreements resulted in the recognition of the unamortized credits, which constituted approximately $7,133 of income in the second quarter of 2003.



     On August 29, 2003, TruServ recognized $7,706 of other income relating to debt forgiveness for a portion of the existing refinanced debt (Note 7). Additional other income was recognized from a gain on settlement of litigation (Note 9).

           ---------------------------------------------------------
           ---------------------------------------------------------

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRUSERV CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH THIS OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHICH IT IS UNLAWFUL TO MAKE THIS OFFER OR SOLICITATION.

                               TABLE OF CONTENTS


ITEM                                                          PAGE
----                                                          ----
SUMMARY.....................................................    2
 TruServ....................................................    2
 Recent Financial Results...................................    2
 Financing Agreements.......................................    2
 Common Stock...............................................    2
 Moratorium on Redemption of Common Stock...................    3
 Restrictions on Transferability and Dividend Policies......    3
 Allocation of Losses to Capital Stock......................    4
RISK FACTORS................................................    5
 TruServ has a moratorium on stock redemption in place and
   you will not be able to have TruServ repurchase your
   stock should you wish to terminate your membership until
   the moratorium ends......................................    5
 There is no market for the common stock, the common stock
   is subject to various restrictions including a right of
   set off by TruServ, and you may not be able to sell your
   stock or have it redeemed even upon a termination of the
   moratorium...............................................    5
 TruServ has substantial outstanding debt, all of which is
   senior to the common stock, and in the event of the
   business failure of TruServ, it may not have sufficient
   assets to redeem the common stock........................    5
 TruServ has experienced a decline in its member base and
   its members face stiff retail competition, and TruServ's
   success depends on the success of its members in the
   retail marketplace.......................................    6
BUSINESS....................................................    6
 History....................................................    6
 General Description of the Business........................    6
 Sales and Suppliers........................................    7
 Other Services.............................................    9
 Backlog....................................................    9
 Competition................................................    9
 Trademarks, Service Marks and Collective Membership
   Marks....................................................   10
 Employees..................................................   10
 Retail Member Agreement....................................   10
 Properties.................................................   11
 Legal Proceedings..........................................   13
DESCRIPTION OF COMMON STOCK.................................   16
 Capital Stock..............................................   16
 Moratorium on Redemptions of Capital Stock.................   16
 Dividend Rights............................................   17
 Distribution of Patronage Dividends........................   17
 Allocation of Patronage Dividends Against Loss Allocation
   Account..................................................   18
 Payment of Patronage Dividends in Accordance with the
   Internal Revenue Code....................................   19
 Set Off Rights of TruServ..................................   20
 Calculation of Book Value..................................   20
 Voting Rights..............................................   21
 Liquidation Rights.........................................   21
 Membership.................................................   21
 Redemption Provisions......................................   21
 Other Restrictions and Rights..............................   21
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
 STOCKHOLDER MATTERS........................................   22
SELECTED FINANCIAL DATA.....................................   23
QUARTERLY FINANCIAL SUMMARY.................................   24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS..................................   25
 Thirteen Weeks Ended September 27, 2003 Compared to
   Thirteen Weeks Ended September 28, 2002..................   25
 Thirty-Nine Weeks Ended September 27, 2003 Compared to
   Thirty-Nine Weeks Ended September 28, 2002...............   27
 Fiscal Year 2002 Compared to Fiscal Year 2001..............   31
 Fiscal Year 2001 Compared to Fiscal Year 2000..............   35
 Liquidity and Capital Resources............................   39
 Critical Accounting Policies...............................   42
 New Accounting Pronouncements..............................   44
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
 RISK.......................................................   47
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.................   47
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
 AND FINANCIAL DISCLOSURE...................................   47
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT..........   47
EXECUTIVE COMPENSATION......................................   50
 Compensation Committee.....................................   50
 Executive Compensation.....................................   51
 Board Compensation.........................................   52
 Defined Benefit Retirement Plans...........................   52
 Performance Graph..........................................   54
 Employment and Separation Agreements.......................   54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT.................................................   55
USE OF PROCEEDS.............................................   56
PLAN OF DISTRIBUTION........................................   56
LEGAL MATTERS...............................................   56
INDEMNIFICATION.............................................   56
WHERE YOU CAN FIND MORE INFORMATION.........................   56
FINANCIAL STATEMENTS........................................  F-1
 Index to Consolidated Financial Statements.................  F-1


---------------------------------------------------------
---------------------------------------------------------
           ---------------------------------------------------------
           ---------------------------------------------------------
                              TRUSERV CORPORATION
                                 239,940 SHARES
                              CLASS A COMMON STOCK

                                 $100 PAR VALUE
                            (IN UNITS OF 60 SHARES)
                               ------------------
                                   PROSPECTUS
                               ------------------
                                     DATED

                                           , 2003

---------------------------------------------------------
---------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the actual or estimated expenses in connection with the issuance and distribution of the Class A common stock being registered:


Registration Fee............................................    $      0
Printing of Registration Statement and Prospectus...........      15,000
Accounting Fees and Expenses................................      46,800
Legal Fees..................................................     120,000
Fees and Expenses for Qualifying Securities under "Blue Sky"
  Laws of Various States....................................      15,000
                                                                --------
Total.......................................................    $170,000
                                                                ========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     TruServ's Certificate of Incorporation, as amended, provides that TruServ shall indemnify, in accordance with and to the full extent permitted by the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of TruServ), by reason of the fact that the person is or was a director, officer, employee or agent of TruServ, or is or was serving at the request of TruServ as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against any liability or expense actually and reasonably incurred by the person in respect thereof. The indemnification is not exclusive of any other right of the director, officer, or employee to indemnification provided by law or otherwise.


     Under TruServ's By-Laws, TruServ shall indemnify any director, officer, employee or agent who is a party to or is involved in a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is, or is the legal representative of, a director, officer, employee or agent of TruServ or of a partnership, joint venture, trust, or other enterprise, including an employee benefit plan, whether the basis of the Proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, employee or agent. The indemnification is to be made by TruServ to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or is thereafter amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that the amendment or interpretation permits TruServ to provide broader indemnification rights than were permitted prior to the amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any such person as a result of the actual deemed receipt of any indemnification payments under the Bylaws) reasonably incurred or suffered by any such person in connection with investigating, defending, being a witness in, or participating in or preparing for any of the forgoing in any Proceeding. Except with respect to an action where the claimant is bringing an action to enforce indemnification rights as described below, TruServ is required to indemnify any person seeking indemnification in connection with a Proceeding initiated by the person seeking indemnification only if the Proceeding is authorized by the board of directors of TruServ.



     Generally, expenses incurred by an officer or director (acting in his or her capacity as such) in defending a Proceeding are to be paid by TruServ in advance of the final disposition of such Proceeding. TruServ may advance, in its sole discretion, on such terms and conditions as are set by the board of directors, expenses incurred by other persons entitled to indemnification or by officers and directors not acting in their official capacity.

     If TruServ does not pay a claim in full that is subject to indemnification within a reasonable period of time after a written claim has been received, the claimant may bring suit against TruServ to recover the unpaid amount of the claim and if successful, in whole or in part, the claimant is entitled to be paid also the expense (including attorneys' fees) or prosecuting such claim. TruServ may exert a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for TruServ to be required to indemnify the claimant. However, TruServ shall have the burden of proving such defense.



     Additionally, the stockholders of TruServ have approved an amendment to the Certificate of Incorporation to eliminate personal liability of directors for monetary damages for breach of fiduciary duty of care. The Certificate of Incorporation provides that a director of TruServ shall not be liable to TruServ or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as amended from time to time.



ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES



     None


ITEM 16. EXHIBITS.


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      2-A      Agreement and Plan of Merger dated as of December 9, 1996
               between the company and ServiStar Coast to Coast Corporation
               ("SCC"). Incorporated by reference--Exhibit 2-A to
               Registration Statement on Form S-4 (No. 333-18397).
      4-A      Amended and Restated Certificate of Incorporation of
               TruServ, effective July 1, 1997 Incorporated by
               reference--Exhibit 2-A to Registration Statement on Form S-4
               (No. 333-18397).
      4-B      By-Laws of TruServ, effective July 31, 2003. Incorporated by reference--Exhibit 4-B to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 27, 2003.
      4-C      Specimen certificate of Class A common stock. Incorporated by reference--Exhibit 4-C to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
      4-D      Specimen certificate of Class B common stock. Incorporated by reference--Exhibit 4-D to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
     *4-E      Promissory (subordinated) note form.
     *4-F      Installment note form.
      4-G      Loan and Security Agreement dated August 29, 2003 for
               $275,000,000 revolving credit facility between TruServ
               Corporation and various financial institutions. Incorporated by reference--Exhibit 4-A to the Registrant's Quarterly
               Report on Form 10-Q for the quarter ended September 27,
               2003.
      4-H      Trust Indenture between Cotter & Company and US Bancorp
               (formerly First Trust of Illinois). Incorporated by
               reference--Exhibit T3C to Cotter & Company Form T-3 (No.
               22-26210).
      5        Opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz,
               Ltd. Incorporated by reference--Exhibit 5 to Post-Effective
               Amendment No. 14 to Registration Statement on Form S-2 to
               Form S-4 (No. 333-18397).
     10-A      Current Form of "Retail Member Agreement with TruServ"
               between the company and its members that offer primarily
               hardware and related items. Incorporated by reference--
               Exhibit 10-A to the Registrant's Annual Report on Form 10-K
               for the fiscal year ended December 31, 2000.

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     10-B      Current Form of "Subscription to Shares of TruServ."
               Incorporated by reference--Exhibit 10-B to Post-Effective
               Amendment No. 5 to Registration Statement on Form S-2 to
               Form S-4 (No. 333-18397).
     10-C      TruServ Corporation Defined Lump Sum Pension Plan as Amended
               and Restated Effective as of January 1, 1998; including
               amendments through December 30, 2002. Incorporated by
               reference--Exhibit 10-C to the Registrants's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
     10-D      TruServ Corporation Savings and Compensation Deferral Plan
               As Amended and Restated Effective January 1, 1998; including amendments through December 2002. Incorporated by
               reference--Exhibit 10-D to the Registrant's Annual Report on
               Form 10-K for the fiscal year ended December 31, 2002.
     10-E      TruServ Supplemental Retirement Plan (As Amended and
               Restated Effective December 15, 2002). Incorporated by
               reference--Exhibit 10-E to the Registrant's Annual Report on
               Form 10-K for the fiscal year ended December 31, 2002.
     10-F      Retail Conversion Funds Agreement dated as of December 9,
               1996 between Cotter and Company and SCC. Incorporated by
               reference--Exhibit 10-L to Registration Statement on Form
               S-4 (No. 333-18397).
     10-G      Employment Agreement between TruServ and Pamela Forbes
               Lieberman dated November 15, 2001. Incorporated by
               reference--Exhibit 10-H to the Registrant's Annual Report on
               Form 10-K for the fiscal year ended December 31, 2001.
     10-H      Lease Agreement by and between Hammer (DE) Limited
               Partnership, a Delaware limited partnership, as Landlord and
               TruServ Corporation as Tenant, dated December 26, 2002.
               Incorporated by reference--Exhibit 10-J to the Registrant's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2002.
     10-I      Lease Agreement by and between Bolt (DE) Limited
               Partnership, a Delaware limited partnership, as Landlord and
               TruServ Corporation as Tenant, dated December 26, 2002.
               Incorporated by reference--Exhibit 10-K to the Registrant's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2002.
     10-J      Lease Agreement by and between Wrench (DE) Limited
               Partnership, a Delaware limited partnership, as Landlord and
               TruServ Corporation as Tenant, dated December 26, 2002.
               Incorporated by reference--Exhibit 10-L to the Registrant's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2002.
     13-A      Annual Report on Form 10-K for the year ended December 31,
               2002. Incorporated by reference (No. 2-20910).
     21        Subsidiaries. Incorporated by reference--Exhibit 21 to the
               Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     23-A      Consent of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz,
               Ltd. Incorporated by Reference--Exhibit 5 to Post-Effective
               Amendment No. 14 to Registration Statement on Form S-2 to
               Form S-4 (No. 333-18397).
    *23-B      Consent of PricewaterhouseCoopers LLP.


---------------
 * Filed herewith.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each of the post-effective amendments shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON DECEMBER 19, 2003.

                                          TRUSERV CORPORATION
                                          By:  /s/ PAMELA FORBES LIEBERMAN
                                            ------------------------------------
                                                  Pamela Forbes Lieberman
                                             President, Chief Executive Officer
                                                         and Director

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

             /s/ BRYAN R. ABLEIDINGER                  Chairman of the Board and       December 19, 2003
---------------------------------------------------      Director
               Bryan R. Ableidinger

            /s/ PAMELA FORBES LIEBERMAN                President, Chief Executive      December 19, 2003
---------------------------------------------------      Officer and Director
              Pamela Forbes Lieberman

               /s/ DAVID A. SHADDUCK                   Senior Vice President and       December 19, 2003
---------------------------------------------------      Chief Financial Officer
                 David A. Shadduck

             /s/ LAURENCE L. ANDERSON                  Director                        December 19, 2003
---------------------------------------------------
               Laurence L. Anderson

                 /s/ JOE W. BLAGG                      Director                        December 19, 2003
---------------------------------------------------
                   Joe W. Blagg

               /s/ MICHAEL S. GLODE                    Director                        December 19, 2003
---------------------------------------------------
                 Michael S. Glode

              /s/ THOMAS S. HANEMANN                   Director                        December 19, 2003
---------------------------------------------------
                Thomas S. Hanemann

              /s/ JUDITH S. HARRISON                   Director                        December 19, 2003
---------------------------------------------------
                Judith S. Harrison

                /s/ PETER G. KELLY                     Director                        December 19, 2003
---------------------------------------------------
                  Peter G. Kelly

               /s/ DAVID Y. SCHWARTZ                   Director                        December 19, 2003
---------------------------------------------------
                 David Y. Schwartz

               /s/ GILBERT WACHSMAN                    Director                        December 19, 2003
---------------------------------------------------
                 Gilbert Wachsman

               /s/ CHARLES W. WELCH                    Director                        December 19, 2003
---------------------------------------------------
                 Charles W. Welch